Exhibit 10.4

SERIES B-2 CONVERTIBLE PREFERRED STOCK

PURCHASE AGREEMENT

by and between

FLUIDIGM CORPORATION,

VIKING GLOBAL OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP

and

VIKING GLOBAL OPPORTUNITIES DRAWDOWN (AGGREGATOR) LP

Dated as of January 23, 2022

i

3.22	Compliance with Healthcare Laws and Regulations	45

3.23	Legal Proceedings; Orders	46

3.24	Insurance	46

3.25	Related Party Transactions	46

3.26	Brokers	47

3.27	Other Agreements	47

3.28	Investment Company Status	47

3.29	Sale of Securities	47

3.30	No Rights Agreement; Anti-Takeover Provisions	47

3.31	Registration Rights	47

3.32	Exclusivity of Representations and Warranties	48

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF PURCHASER		48

4.1	Organization; Good Standing	48

4.2	Corporate Power; Enforceability	49

4.3	Non-Contravention	49

4.4	Requisite Governmental Approvals	49

4.5	Legal Proceedings; Orders	50

4.6	Ownership of Company Common Stock	50

4.7	Brokers	50

4.8	Sufficient Funds	50

4.9	Unregistered Securities	50

4.10	Stockholder and Management Arrangements	52

4.11	Exclusivity of Representations and Warranties	52

ARTICLE V INTERIM OPERATIONS OF THE COMPANY		53

5.1	Affirmative Obligations	53

5.2	Forbearance Covenants	53

5.3	No Solicitation	55

5.4	No Control of the Other Party’s Business	57

ARTICLE VI ADDITIONAL COVENANTS		58

6.1	Required Action and Forbearance; Efforts	58

6.2	Antitrust Filings	58

6.3	Proxy Statement	60

6.4	Company Stockholder Meeting	61

6.5	Anti-Takeover Laws	62

6.6	Use of Proceeds	63

6.7	Access	63

6.8	Information Rights	63

6.9	Notification of Certain Matters	64

6.10	Public Statements and Disclosure	65

6.11	Transaction Litigation	65

6.12	Listing of Shares	65

6.13	Certain Governance and Other Matters	65

6.14	No Inconsistent Agreements	66

6.15	Transfer Restrictions	66

6.16	Pre-Emptive Rights	67

6.17	Standstill	69

6.18	Voting Threshold	70

ARTICLE VII CONDITIONS TO THE VIKING TRANSACTION		71

7.1	Conditions to Each Party’s Obligations to Effect the Viking Transaction	71

7.2	Conditions to the Obligations of Purchaser to Effect the Viking Transaction	71

7.3	Conditions to the Company’s Obligations to Effect the Viking Transaction	73

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		74

8.1	Termination	74

8.2	Manner and Notice of Termination; Effect of Termination	75

8.3	Fees and Expenses	76

8.4	Amendment	78

8.5	Extension; Waiver	78

ARTICLE IX GENERAL PROVISIONS		79

9.1	Notices	79

9.2	Tax Matters	80

9.3	Assignment	81

9.4	Entire Agreement	81

9.5	Survival	81

9.6	Third Party Beneficiaries	82

9.7	Severability	82

9.8	Remedies	82

9.9	Governing Law	83

9.10	Consent to Jurisdiction	83

9.11	WAIVER OF JURY TRIAL	84
9.12	No Recourse	84
9.13	Company Disclosure Letter References	85
9.14	Counterparts	85

EXHIBITS

Exhibit A	Form of Certificate of Designations

SERIES B-2 CONVERTIBLE PREFERRED STOCK

PURCHASE AGREEMENT

This SERIES B-2 CONVERTIBLE PREFERRED STOCK PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of January 23, 2022 by and between Fluidigm Corporation, a Delaware corporation (the “Company”), Viking Global Opportunities Illiquid Investments Sub-Master LP, a Cayman Islands exempted limited partnership (“VGO Illiquid Investments”) and Viking Global Opportunities Drawdown (Aggregator) LP, a Cayman Islands exempted limited partnership (“VGO Drawdown” and, together with VGO Illiquid Investments, “Purchaser”). Purchaser and the Company are sometimes referred to herein individually, as a “Party” and collectively, as the “Parties.” All capitalized terms that are used in this Agreement have the respective meanings given to them in Article I.

RECITALS

A. (i) The Company desires to issue and sell to VGO Illiquid Investments, and VGO Illiquid Investments desires to purchase from the Company, 75,375 shares of the Series B-2 Preferred Stock and (ii) the Company desires to issue and sell to VGO Drawdown, and VGO Drawdown desires to purchase from the Company, 37,125 shares of the Series B-2 Preferred Stock, in each case on the terms and subject to the conditions set forth in this Agreement (the “Viking Transaction”).

B. The Company Board has unanimously (i) determined that it is in the best interests of the Company and the Company Stockholders that the Company enter into this Agreement and the other Transaction Documents and consummate the Transactions and the other transactions contemplated hereby and thereby on the terms and subject to the conditions set forth herein and therein, (ii) approved and declared advisable this Agreement, the other Transaction Documents, the Transactions and the other transactions contemplated hereby and thereby on the terms and subject to the conditions set forth herein and therein, (iii) resolved to recommend that the Company Stockholders approve the Transactions and adopt the Certificate of Amendment and (iv) directed that the Transactions and the Certificate of Amendment be submitted to the Company Stockholders for approval.

C. Purchaser has obtained all entity approvals necessary for its entry into this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including the Transactions, on the terms and subject to the conditions set forth herein and therein.

D. On the date of this Agreement, the Company and Purchaser have entered into a loan agreement (the “Loan Agreement”) pursuant to which Purchaser has loaned to the Company an aggregate original principal amount of $12,500,000.

E. On the date of this Agreement, the Company and Purchaser have entered into a registration rights agreement (the “Registration Rights Agreement”).

F. The Parties desire to (i) make certain representations, warranties, covenants and agreements in connection with this Agreement and the Viking Transaction and (ii) prescribe certain conditions with respect to the consummation of the Viking Transaction.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements set forth herein, as well as other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

DEFINITIONS & INTERPRETATIONS

1.1 Certain Definitions. For all purposes of this Agreement, the following terms have the following respective meanings:

“Acquired Shares” means, collectively, the Purchased Shares and the Converted Shares.

“Acquisition Proposal” means any inquiry, indication of interest, offer or proposal (other than an inquiry, indication of interest, offer or proposal by Purchaser pursuant to this Agreement or the Casdin Purchaser pursuant to the Casdin Purchase Agreement) to engage in an Acquisition Transaction.

“Acquisition Transaction” means any transaction or series of related transactions (other than the Viking Transaction or the Casdin Transaction) involving:

(a) any direct or indirect purchase or other acquisition by any Person or “group” (as such term is used in Section 13(d) of the Exchange Act) of Persons of shares of capital stock of the Company, including pursuant to a tender offer or exchange offer, that if consummated in accordance with its terms would result in such Person or “group” of Persons beneficially owning shares of Company Common Stock and/or securities convertible into or exchangeable for shares of Company Common Stock representing, collectively, 10% or more of the outstanding Company Common Stock (on an as-converted basis, if applicable), after giving effect to the consummation of such purchase or other acquisition, including such tender or exchange offer;

(b) any direct or indirect purchase, lease, exchange, transfer, license or other acquisition by any Person or “group” (as such term is used in Section 13(d) of the Exchange Act) of Persons, or stockholders of any such Person or group of Persons, of 10% or more of the consolidated assets of the Company and its Subsidiaries taken as a whole (measured by the fair market value thereof as of the date of such transaction); or

(c) any merger, consolidation, business combination, joint venture, repurchase, redemption, share exchange, extraordinary dividend or distribution, recapitalization, reorganization, liquidation, dissolution or other similar transaction involving the Company or any of its Subsidiaries pursuant to which any Person or “group” (as such term is used in Section 13(d)

of the Exchange Act) of Persons, or stockholders of any such Person or group of Persons, would beneficially own shares of Company Common Stock and/or securities convertible into or exchangeable for shares of Company Common Stock representing, collectively, 10% or more of the outstanding Company Common Stock (on an as-converted basis, if applicable), after giving effect to the consummation of such transaction; provided, that none of the matters set forth on Section 5.2(e) of the Company Disclosure Letter shall constitute an Acquisition Transaction.

“Activist Investor” means, as of the date of determination, a Person (other than the Purchaser or its Affiliates) (a) that has, directly or indirectly through its Affiliates, been identified on any “SharkWatch 50” list (or any successor list) published within the three years prior to such date of determination or (b) is listed on Section 1.1(a) of the Company Disclosure Letter.

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; provided, that none of the Company, Purchaser or the Casdin Purchaser shall be deemed to be Affiliates of one another. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by Contract or otherwise.

“Anti-Corruption Laws” means all applicable Laws and all other statutory or regulatory requirements relating to anti-corruption, anti-bribery and anti-money laundering, including the U.S. Foreign Corrupt Practices Act of 1977, the U.K. Bribery Act 2010 and any other Law implementing the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions applicable to the Company.

“Antitrust Law” means the Sherman Antitrust Act, the Clayton Antitrust Act, the HSR Act, the Federal Trade Commission Act and all other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the Viking Transaction.

“Audited Company Balance Sheet” means the consolidated balance sheet (and the notes thereto) of the Company and its consolidated Subsidiaries as of December 31, 2020 set forth in the Company’s Annual Report on Form 10-K filed by the Company with the SEC for the fiscal year ended December 31, 2020.

“beneficially own” means, with respect to any securities, having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), and the terms “beneficial ownership” and “beneficial owner” shall have correlative meanings.

“Business Day” means any day other than Saturday or Sunday or a day on which commercial banks are authorized or required by Law to be closed in New York, New York or San Francisco, California.

“Casdin Parties” has the meaning given to the term “Purchaser Parties” by the Casdin Purchase Agreement.

“Casdin Purchaser” means, collectively, Casdin Private Growth Equity Fund II, L.P., a Delaware limited partnership and Casdin Partners Master Fund, L.P., a Cayman Islands exempted limited partnership.

“Casdin Purchase Agreement” means that certain Series B-1 Convertible Preferred Stock Purchase Agreement, dated as of even date herewith, by and between the Company and the Casdin Purchaser.

“Casdin Transaction” means the issuance of and sale of Series B-1 Preferred Stock to Casdin Purchaser on the terms and subject to the conditions set forth in the Casdin Purchase Agreement.

“Certificate of Amendment” means an amendment to the Eighth Amended and Restated Certificate of Incorporation of the Company to (a) increase the number of authorized shares and (b) change the name of the Company to “Standard BioTools Inc.” (in each case, effective as of the Closing), in a form reasonably satisfactory to the Company and Purchaser.

“Certificate of Designations” means the Certificate of Designations of the Series B-2 Preferred Stock, substantially in the form attached to this Agreement as Exhibit A.

“Code” means the Internal Revenue Code of 1986.

“Company Board” means the Board of Directors of the Company.

“Company Common Stock” means the common stock, par value $0.001 per share, of the Company.

“Company ESPP” means the Fluidigm 2017 Employee Stock Purchase Plan, as amended and restated.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5(a), Section 3.7 and Section 3.26.

“Company Material Adverse Effect” means any change, event, effect, occurrence or circumstance that, individually or in the aggregate, has had, or would reasonably be expected to have, a material adverse effect on the business, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, that, none of the following shall be deemed to be or constitute a Company Material Adverse Effect or shall be taken into account when determining whether a Company Material Adverse Effect has occurred or is reasonably likely to occur (subject to the limitations set forth below):

(a) changes in general economic conditions, or changes in conditions in the global or national economy generally;

(b) changes in conditions in the financial markets, credit markets or capital markets, including (i) changes in interest rates or credit ratings; (ii) changes in exchange rates for the currencies of any country; or (iii) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market;

(c) changes in conditions in the industry in which the Company and its Subsidiaries operate;

(d) changes in regulatory, legislative or political conditions;

(e) any geopolitical conditions, outbreak of hostilities, acts of war, sabotage, cyberterrorism, terrorism, military actions, earthquakes, volcanic activity, hurricanes, tsunamis, tornadoes, floods, mudslides, wildfires or other natural disasters, weather conditions, epidemics, pandemics, disease outbreaks (including COVID-19 and responses to COVID-19), civil unrest or other force majeure events (including any escalation or general worsening thereof);

(f) any change, event, effect, occurrence or circumstance resulting from the announcement of this Agreement or the pendency of the Casdin Transaction or the Viking Transaction, including the impact thereof on the relationships, contractual or otherwise, of the Company and its Subsidiaries with customers, suppliers, licensees, licensors, lenders, business partners, employees, prospective employees, regulators, vendors or any other third Person (provided, that this clause (f) shall not apply to any representation or warranty contained in this Agreement or the Casdin Purchase Agreement to the extent that such representation or warranty expressly addresses consequences resulting from the announcement or execution of this Agreement or the consummation or pendency of the Casdin Transaction or the Viking Transaction);

(g) changes in GAAP or other accounting standards or in any applicable Laws (or the authoritative interpretation of any of the foregoing);

(h) any action taken or refrained from being taken by the Company (i) as expressly required by this Agreement or (ii) that Purchaser has expressly approved, consented to or requested, in each case in writing following the date of this Agreement;

(i) changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(j) any failure, in and of itself, by the Company and its Subsidiaries to meet (i) any public estimates or expectations for the Company’s revenue, earnings or other financial performance or results of operations for any period; or (ii) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such failure may be taken into consideration when determining whether a Company Material Adverse Effect has occurred);

(k) any breach by Purchaser of this Agreement; and

(l) any Transaction Litigation brought by any Company Stockholder against the Company, any of its executive officers or other employees or any member of the Company Board, arising from or relating to the Transactions or allegations of any breach of fiduciary duty related to the Transactions;

except, in each case of clauses (a), (b), (c), (d), (e), and (g), to the extent that such change, event, effect, occurrence or circumstance has had a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, relative to other companies in the industry in which the Company and its Subsidiaries operate, in which case the incremental disproportionate adverse impact may be taken into account in determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.

“Company Notes” means the Company’s 2.75% Exchange Convertible Senior Notes due 2034 and the Company’s 5.25% Convertible Senior Notes due 2024.

“Company Options” means any options to purchase shares of Company Common Stock, whether granted pursuant to any of the Company Stock Plans or otherwise.

“Company PSUs” means any performance-based restricted stock units of the Company, whether granted pursuant to any of the Company Stock Plans or otherwise.

“Company Related Parties” means (a) the Company, its Subsidiaries and each of its and their respective Affiliates and (b) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of each of the Company, its Subsidiaries and each of its and their respective Affiliates.

“Company RSUs” means any service-based restricted stock units or deferred stock units of the Company, whether granted pursuant to any of the Company Stock Plans or otherwise.

“Company Software” means all proprietary Software owned or purported to be owned by the Company or any of its Subsidiaries as of the date of this Agreement.

“Company Source Code” means Source Code to Company Software.

“Company Stock Plans” means the 2009 Equity Incentive Plan of Fluidigm, as amended, the Fluidigm 2011 Equity Incentive Plan, as amended effective May 25, 2021, the DVS Sciences Inc. 2010 Equity Incentive Plan, as amended, the Fluidigm 2017 Inducement Award Plan, as amended, the Company ESPP and each other Employee Plan that provides for the award of rights of any kind to receive shares of Company Common Stock or benefits measured in whole or in part by reference to shares of Company Common Stock.

“Company Stockholders” means the holders of shares of Company Common Stock.

“Company Systems” means all Software, computer hardware (whether general or special purpose), information technology, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals, and computer systems (including any outsourced systems and processes) that are owned, leased, licensed or used by or for, or otherwise relied on by, the Company or its Subsidiaries in the conduct of their businesses.

“Competitor” means the Persons set forth on Section 1.1(b) of the Company Disclosure Letter.

“Confidentiality Agreement” means the Confidentiality Agreement, between the Company and Viking Global Investors LP, dated as of January 7, 2022

“Contract” means any contract, subcontract, note, bond, mortgage, indenture, lease, license, sublicense or other instrument, commitment, understanding, undertaking or agreement.

“Converted Shares” means a number of shares of Series B-2 Preferred Stock equal to (a) (i) the Conversion Amount (as defined in the Loan Agreement), in each case as of the Closing, divided by (ii) $1,000 multiplied by (b) (i) $3.40 divided by (ii) $2.84, rounded up to the nearest integer, into which the Conversion Amount shall be converted pursuant to the terms of this Agreement and thereof.

“COVID-19” means SARS-CoV-2 and its disease commonly known as COVID-19, and any evolutions or additional strains, variations or mutations thereof or any related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or other mandatory directive imposed by applicable Law, order, writ, injunction, judgment or decree in connection with or in response to COVID-19.

“Data” means, collectively, data, databases, data repositories, data lakes and collections of data.

“Data Security Requirements” means, collectively, all of the following to the extent relating to the Processing of Data or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Company or its Subsidiaries: (a) the Company’s and its Subsidiaries’ own written rules, policies and procedures; (b) applicable Laws (including, as applicable, the California Consumer Privacy Act, the General Data Protection Regulation (EU) 2016/679, and the ePrivacy Directive 2002/58/EC); (c) applicable industry standards with which the Company or any of its Subsidiaries operates (including, as applicable, the Payment Card Industry Data Security Standard); and (d) Contracts into which the Company or any of its Subsidiaries has entered or by which it is otherwise bound.

“DOJ” means the United States Department of Justice or any successor thereto.

“Employee Plan” means each “employee benefit plan” (within the meaning of Section 3(3) of ERISA, whether or not subject to ERISA) and each other plan, program, arrangement, policy or contract relating to severance, termination, garden leave, pay in lieu, gross-up, pension, profit-sharing, savings, retirement, death benefit, group insurance, hospitalization, medical, dental, life, employee loan, restrictive covenant, relocation, clawback, fringe benefit, cafeteria, disability, consulting, change in control, employment, compensation, incentive, bonus, retention, stock option, restricted stock, restricted or deferred stock unit, stock purchase, phantom stock or other equity or equity-based compensation (including the Company Stock Plans and all outstanding awards granted thereunder), deferred compensation or other benefit or compensation plan, program, arrangement, or policy, whether written or oral, formal or informal, that is sponsored, maintained or contributed to by the Company or any Subsidiary of the Company for the benefit of any current or former director, officer, independent contractor, or employee of the Company or any Subsidiary or any spouse, dependent, or beneficiary thereof, or with respect to which the Company or any Subsidiary of the Company has or reasonably expects to have any liability or obligation, including on account of an ERISA Affiliate.

“Environmental Law” means any Law enacted or in effect on or prior to the Closing Date relating to public or worker health and safety (to the extent relating to exposure to Hazardous Materials), the protection of the environment or natural resources (including ambient or indoor air, surface water, groundwater or land) or pollution, including any such Law relating to the production, distribution, marketing, labeling, registration, notification, packaging, import, use, storage, treatment, transportation, recycling, disposal, discharge, release or other handling of, or exposure to, any Hazardous Materials, or the investigation, clean-up or remediation thereof.

“Environmental Permits” means any Governmental Authorizations required under Environmental Laws.

“Equity Securities” means any equity securities of the Company or any of its Subsidiaries, or securities convertible into or exercisable or exchangeable for equity securities of the Company or any of its Subsidiaries.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is (or was at any relevant time) a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is (or was at any relevant time) a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934.

“Excluded Securities” means any securities of the Company issued or issuable (a) on the exercise, exchange or conversion of any (i) New Securities issued to Purchaser in accordance with this Agreement, (ii) New Securities issued to the Casdin Purchaser in accordance with the Casdin Purchase Agreement, (iii) New Securities issued to Purchaser upon conversion of the Loan Agreement; or (iv) New Securities issued to the Casdin Purchaser upon conversion of the Loan Agreement (as defined in the Casdin Purchase Agreement), (b) to directors, officers, employees or consultants of the Company pursuant to any present or future employee, director or consultant benefit plan or program of, or assumed by, the Company or any of its Subsidiaries and approved by the Company Board, or a committee thereof, or any employee agreements or arrangements or programs approved by the Company Board, or a committee thereof, including the

Company Stock Plans or other compensatory arrangements, (c) on conversion of the Series B Preferred Stock or the Company Notes in accordance with the terms thereof, (d) as consideration for the acquisition of another entity by the Company by merger, purchase of substantially all of the assets or other reorganization or a bona fide joint venture agreement, if approved by the Company Board, including the Series B-1 Preferred Director and Series B-2 Preferred Director if such directors are then in office, (e) in connection with any stockholder rights plan approved by the Company Board, (f) pursuant to any dividend, split, combination or other reclassification, (g) upon the exercise, exchange or conversion of options, convertible notes, warrants, or other derivative securities of the Company or any Subsidiary, (h) as part of an exchange, refinancing or similar transaction with respect to any debt or convertible-debt securities of the Company or any Subsidiary of the Company outstanding on the date of this Agreement, including any securities issued upon conversion of such securities, if approved by the Company Board, including the Series B-1 Preferred Director and Series B-2 Preferred Director if such directors are then in office, (i) of a Subsidiary of the Company issued to the Company or a Subsidiary of the Company or (j) under (i) this Agreement (for the avoidance of doubt, other than pursuant to Section 6.16 hereof), (ii) the Casdin Purchase Agreement (for the avoidance of doubt, other than pursuant to Section 6.16 thereof), (iii) the Loan Agreement or (iv) the Loan Agreement, dated as of the date of this Agreement, between the Company and Casdin Purchaser.

“FTC” means the United States Federal Trade Commission or any successor thereto.

“GAAP” means generally accepted accounting principles, consistently applied, in the United States.

“Government Official” means any (a) official, officer, employee, or representative of, or any Person acting in an official capacity for or on behalf of, any Governmental Authority, (b) political party or party official or candidate for political office or (c) company, business, enterprise or other entity owned, in whole or in part, or controlled by any person described in the foregoing clause (a) or (b) of this definition.

“Governmental Authority” means any government, political subdivision, governmental, administrative or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial or arbitral body, in each case whether federal, national, state, county, municipal, provincial, local, foreign or multinational.

“Governmental Authorization” means any authorizations, approvals, licenses, sub-licenses, franchises, clearances, permits, certificates, waivers, consents, exemptions, variances, expirations and terminations of any waiting period requirements (including, pursuant to Antitrust Laws) issued by or obtained from, and notices, filings, registrations, qualifications, declarations and designations with, a Governmental Authority.

“Hazardous Materials” means any substance, waste, or material that is regulated by or for which standards of conduct or liability may be imposed pursuant to Environmental Laws, including petroleum and petroleum byproducts, per- and poly-fluoroalkyl substances, polychlorinated biphenyls, lead, asbestos, noise, radiation, toxic mold, odor and pesticides.

“Hedge” means to make any short sale of, grant any option for the purchase of, or enter into any hedging or similar transaction with the same economic effect as a short sale of or the purpose of which is to offset the loss that results from a decline in the market price of, any Lock-Up Shares, or otherwise establish or increase, directly or indirectly, a put equivalent position, as defined in Rule 16a-1(h) under the Exchange Act, or enter into any derivative transactions with linked financing, with respect to any Lock-Up Shares.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property” means all intellectual property and proprietary rights throughout the world, including: (a) all patents, patent applications, patent disclosures, and inventions and all improvements thereto (whether or not patentable or reduced to practice), and all reissues, continuations, continuations-in-part, revisions, divisional, extensions, applications therefor, and reexaminations in connection therewith (“Patents”); (b) all copyrights, works of authorship (whether or not copyrightable), moral rights, and all registrations, applications and renewals therefor and any other rights corresponding thereto throughout the world (“Copyrights”); (c) trademarks, service marks, internet domain names, corporate names, trade dress rights and similar designation of origin and rights therein, other indicia of origin, and all registrations, renewals and applications in connection therewith, together with all of the goodwill associated with any of the foregoing (“Marks”); (d) rights in Trade Secrets; (e) rights in Software; and (f) intellectual property and proprietary rights in Data.

“Intervening Event” means any change, event, effect, occurrence or circumstance (other than any change, event, effect, occurrence or circumstance resulting from a breach of this Agreement by the Company), in each case that (a) is not known or reasonably foreseeable by the Company Board as of the date hereof and (b) does not relate to any Acquisition Proposal, Purchaser or the Casdin Purchaser; provided, that in no event shall the following constitute, or be taken into account in determining the existence of, an Intervening Event: (i) the fact that the Company and its Subsidiaries meet or exceed (A) any public estimates or expectations for the Company’s revenue, earnings or other financial performance or results of operations for any period or (B) any internal budgets, plans, projections or forecasts of its revenues, earnings or other financial performance or results of operations (it being understood that the underlying cause of any such events may be taken into consideration when determining whether an Intervening Event has occurred); (ii) changes in the price or trading volume of the Company Common Stock, in and of itself (it being understood that the underlying cause of such change may be taken into consideration when determining whether an Intervening Event has occurred); (iii) changes in the Company’s credit ratings; (iv) the taking of any action required or expressly contemplated by this Agreement; (v) any change, event, effect, occurrence or circumstance relating to Purchaser, the Casdin Purchaser or any of their respective Affiliates; or (vi) changes in conditions generally affecting the industry in which the Company and its Subsidiaries operate.

“IRS” means the United States Internal Revenue Service or any successor thereto.

“Knowledge” of the Company, with respect to any matter in question, means the actual knowledge of the individuals set forth on Section 1.1(c)(i) of the Company Disclosure Letter, in each case after reasonable inquiry of their direct reports who would reasonably be expected to have actual knowledge of the matter in question.

“Labor Laws” means all Laws relating to labor and employment, including but not limited to, all Law relating to employment and independent contractor practices, wages, equal employment opportunity, affirmative action and other hiring practices, immigration (including the completion of I-9s for all employees and the proper confirmation of employee visas), workers’ compensation, unemployment, the payment of social security and other employment-related taxes, employment standards, employment of minors, occupational health and safety, labor relations, unions, withholdings, payment of wages and overtime, meal and rest periods, workplace safety, employee benefits, pay equity, employee and worker classification (including the classification of independent contractors and exempt and non-exempt employees), leaves of absence, family and medical leave, civil rights, retaliation, discrimination, sexual or other workplace harassment, the WARN Act, the National Labor Relations Act, the Labor Management Relations Act, the Occupational Safety and Health Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family Medical Leave Act, the Fair Labor Standards Act, the Equal Pay Act, the Rehabilitation Act, the Employee Retirement Income Security Act, the Uniform Services Employment and Reemployment Rights Act, the Genetic Information Nondiscrimination Act, 42 U.S.C. §§ 1981, 1983, 1985 and 1986, the Sarbanes-Oxley Act and the Immigration Reform and Control Act, or any similar state, local or foreign Law.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational law, act, statute, constitution, common law, ordinance, code, decree, writ, order, determination, judgment, injunction, rule, regulation, ruling, award or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” means any claim, action, charge, complaint, lawsuit, litigation, audit, investigation, inquiry, proceeding, arbitration or other similar legal proceeding brought by or pending before any Governmental Authority, arbitrator or other tribunal.

“Lien” means any lien, security interest, deed of trust, mortgage, pledge, encumbrance, restriction on transfer, proxies, voting trusts or agreements, hypothecation, assignment, claim, right of way, defect in title, encroachment, easement, restrictive covenant, charge, deposit arrangement or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any restriction on the voting interest of any security, any restriction on the transfer of any security (except for those imposed by applicable securities Laws) or other asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Material Contract” means any of the following Contracts of the Company or any of its Subsidiaries (other than an Employee Plan) that are currently in effect:

(a) any “material contract” (as defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC, other than those agreements and arrangements described in Item 601(b)(10)(iii) of Regulation S-K) with respect to the Company and its Subsidiaries, taken as whole;

(b) any Contract under which the Company or any of its Subsidiaries has been granted a license under any third Person’s Intellectual Property, other than (i) non-disclosure agreements; (ii) non-exclusive licenses or related services Contracts for commercially available software, technology or Intellectual Property; (iii) Open Source Licenses; (iv) Contracts with employees or independent contractors for the assignment of, or license to, any Intellectual Property; and (v) licenses authorizing limited use of brand materials, feedback, or other Intellectual Property that are incidental to the primary purpose of the Contract;

(c) any Contract under which the Company or any of its Subsidiaries has licensed any material Company Owned IP to a third Person, other than (i) any non-disclosure agreements; (ii) Contracts with end users and other customers (including resellers, distributors, co-marketers and co-promoters), or with potential end users and other customers (including potential resellers and distributors), to the extent granting licenses in connection with the evaluation, provision, sale, resale, license, distribution, support or maintenance of a Company Product; (iii) Contracts with consultants, contractors and vendors (including manufacturers, suppliers and contract research organizations) to the extent granting licenses in connection with the counterparty’s provision of products or services to or for the Company or any of its Subsidiaries; (iv) original equipment manufacturer agreements and/or collaboration agreements involving the development or commercialization of Company and/or third-party products or services, including licenses that are incidental to the conduct of development activities for such products or services, the supply of such products and services (whether for testing or commercialization), or the co-marketing or co-promotion of such products or services; and (v) other licenses entered in the ordinary course of business;

(d) any Contract (i) containing any covenant limiting in any material respect the right of the Company or any of its Subsidiaries to engage in or compete with any Person in any line of business that is material to the Company and its Subsidiaries, taken as a whole or (ii) containing any “minimum requirement,” “most favored nation” or “exclusivity” provisions that limit in any material respect the freedom or right of the Company or any of its Subsidiaries to sell, distribute or manufacture any products or services or any technology or other assets to or for any other Person;

(e) any Contract with respect to the future issuance of Company Securities (other than this Agreement, the Casdin Purchase Agreement, the Company Stock Plans or the awards made or that the Company agreed to make thereunder);

(f) any Contract entered into within the five year period prior to the date of this Agreement (i) relating to a disposition or acquisition of assets by the Company or any of its Subsidiaries other than dispositions or acquisitions of products or services in the ordinary course of business or solely among the Company and its Subsidiaries or (ii) pursuant to which the Company or any of its Subsidiaries will acquire after the date of this Agreement any material ownership interest in any other Person or other business enterprise other than any existing Subsidiary of the Company;

(g) any letter of credit in excess of $1,000,000, or any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other Contracts (other than letters of credit) relating to indebtedness, including the borrowing of money or extension of credit, in each case in excess of $1,000,000 other than (i) accounts receivables and payables incurred in the ordinary course of business; (ii) loans to Subsidiaries of the Company in the ordinary course of business; (iii) intercompany loans, receivables and payables among the Company and its Subsidiaries; and (iv) extensions of credit to customers in the ordinary course of business and (v) pursuant to the SVB Loan Agreement or the Company Notes;

(h) any Contract providing for indemnification of any officer, director or employee by the Company or any of its Subsidiaries;

(i) any material joint venture, partnership or similar arrangement;

(j) any Contract (other than purchase orders in the ordinary course of business that are terminable or cancelable without penalty on 90 days’ notice or less) under which the Company or any of its Subsidiaries is a purchaser of goods and services which, pursuant to the terms thereof, requires payments by the Company or any of its Subsidiaries in excess of $1,000,000 within any 12-month period;

(k) any Collective Bargaining Agreement;

(l) any Contract that is a settlement, conciliation or similar agreement with any Governmental Authority or Person pursuant to which the Company or a Subsidiary will have any material outstanding obligation after the date of this Agreement;

(m) any agreement to purchase Real Property or any interest therein;

(n) any Lease;

(o) any master services agreement and other Contracts (other than purchase orders, service orders, statements of work, invoices, sales orders, bills, shipping orders, credit memos, sales receipts, proposals or other similar items) with the top ten customers and top ten suppliers of the Company and its Subsidiaries, taken as a whole, by revenue or cost (as applicable) for the 12 months ended September 30, 2021;

(p) any agreement under which a broker, finder or similar fee commission, or other like payment is payable;

(q) any Contract between the Company or any of its Subsidiaries, on the one hand, and any Person that, to the Knowledge of the Company, beneficially owns five percent or more of the outstanding shares of Company Common Stock or outstanding shares of common stock of any of any of the Company’s Subsidiaries, on the other hand;

(r) any Contracts with any current director or executive officer of the Company, with the exception of any confidentiality or invention assignment agreement on the Company’s standard for, which standard form has been made available to Purchaser; and

(s) any employment or consulting Contract with any individual service provider of the Company or any of its Subsidiaries that (i) provides for annual base compensation in excess of $250,000, and (ii) (A) provides for the payment or accelerated vesting of any compensation or benefits in connection with the consummation of the transactions contemplated by this Agreement or (B) otherwise restricts the Company’s or its Subsidiaries ability to terminate the employment or engagement of such service provider at any time for any reason or no reason without more than 30 days’ prior notice and without penalty or liability.

“NASDAQ” means the Nasdaq Stock Market and any successor stock exchange or inter-dealer quotation system operated by the Nasdaq Stock Market or any successor thereto.

“Open Source Software” means any Software licensed under terms meeting the definition of “Open Source” promulgated by the Open Source Initiative, available online at http://www.opensource.org/osd.html (any such license, an “Open Source License”).

“Organizational Documents” means the certificate of incorporation, bylaws, certificate of formation, partnership agreement, limited liability company agreement and all other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Permitted Liens” means any of the following: (a) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established to the extent required by GAAP; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s or other Liens or security interests that are not yet due or that are being contested in good faith and by appropriate proceedings; (c) pledges or deposits to secure obligations pursuant to workers’ compensation Law or similar legislation or to secure public or statutory obligations; (d) pledges or deposits to secure the performance of appeal bonds, fidelity bonds and other obligations of a similar nature, in each case in the ordinary course of business; (e) easements, covenants and rights of way (unrecorded and of record) and other similar Liens (or other encumbrances), and zoning, building and other similar codes or restrictions, in each case imposed by any governmental authority having jurisdiction over the Real Property and that do not adversely affect in any material respect, and are not violated by, the current use, operation or occupancy of such Real Property or the operation of the business of the Company and its Subsidiaries thereon; (f) Liens the existence of which are disclosed in the notes to the most recent consolidated financial statements of the Company included in the Company SEC Reports; (g) Liens granted pursuant to the SVB Loan Agreement and the Loan Documents (as defined in the SVB Loan Agreement); and (h) any non-exclusive license of any Intellectual Property granted by the Company or any of its Subsidiaries in the ordinary course of business.

“Person” means any individual, corporation (including any non-profit corporation), limited liability company, joint stock company, general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, firm, Governmental Authority or other enterprise, association, organization or entity.

“Personal Information” means any Data that is defined as “personal data,” “personal information,” “personally identifiable information,” or any comparable term under applicable Laws, and any Data that, alone or when combined with other Data, identifies, allows the identification of, relates to, describes, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with an individual, household, or device, or is about or from an individual, household, or device, or constitutes name, address, phone number, email address, financial account number, payment card data, government issued identifier, and health or medical information.

“Process” (or “Processing” or “Processed”) means any operation or set of operations which is performed on Data or other information or sets or collections thereof, such as the development, access, collection, use, adaption, recording, retrieval, organization, structuring, erasure, exploitation, processing, storage, sharing, copying, display, distribution, transfer, transmission, disclosure, aggregation, destruction, or disposal thereof.

“Purchased Shares” means, collectively, the PGEF II Purchased Share and the PMF Purchased Shares.

“Purchaser Fundamental Representations” means the representations and warranties set forth in Section 4.1, Section 4.2, Section 4.3(a) and Section 4.7.

“Purchaser Parties” means, collectively, Purchaser and each Permitted Transferee of Purchaser to whom shares of Series B-2 Preferred Stock or Company Common Stock are Transferred pursuant to Section 6.15(b).

“Purchaser Preferred Percentage” means, as of any time, (a) the number of shares of Company Common Stock beneficially owned by the Purchaser Parties divided by (b) the total number of shares of Company Common Stock issued and outstanding, in each case as of such time and determined on an as-converted basis (in each case, without giving effect to any limitations on conversion in the Certificate of Designations).

“Purchaser Related Parties” means (a) Purchaser, its Subsidiaries and each of its and their respective Affiliates and (b) the former, current and future holders of any equity, controlling persons, directors, officers, employees, agents, attorneys, Affiliates, members, managers, general or limited partners, stockholders and assignees of Purchaser, its Subsidiaries and its and their respective Affiliates.

“Real Property” means real property, including all land, together with all buildings, structures, improvements and fixtures located thereon, and all easements and other rights and interests appurtenant thereto.

“Registered Intellectual Property” means Intellectual Property that has been registered, filed or issued under the authority of, with or by any Governmental Authority, or other public or quasi-public legal authority, including (a) Patents and Patent applications (including provisional applications); (b) registered Marks and applications to register Marks (including intent-to-use applications, or other registrations or applications related to Marks, including, for clarity, internet domain names); and (c) registered Copyrights and applications for Copyright registration.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission or any successor thereto.

“Securities Act” means the Securities Act of 1933.

“Security Incident” means any actual or reasonably suspected successful (a) security breach, denial of service, phishing attack, or ransomware and malware attack on the Company Systems or (b) unauthorized access to, or collection, use, Processing, storage, sharing, distribution, transfer, disclosure, or destruction of, any Company Systems or Sensitive Information, or any loss, distribution, compromise or unauthorized disclosure of any of the foregoing.

“Sensitive Information” means, in any form or medium, any (a) Trade Secrets or other material confidential information, (b) privileged or proprietary information that, if compromised through any theft, interruption, modification, corruption, loss, misuse or unauthorized access or disclosure, could cause serious harm to the organization owning it, (c) information protected by Law and (d) Personal Information, in each case of (a) – (d), in the Company’s or any of its Subsidiaries’ possession or control or Processed on their behalf.

“Series B-1 Preferred Director” has the meaning set forth in the Certificate of Designations of Rights, Preferences and Privileges of Series B-1 Convertible Preferred Stock, par value $0.001 per share, of the Company.

“Series B-2 Preferred Director” has the meaning set forth in the Certificate of Designations

“Series B-2 Preferred Stock” means the Series B-2 Convertible Preferred Stock, par value $0.001 per share, of the Company, the terms of which will be set forth in the Certificate of Designations.

“Series B Preferred Stock” means, collectively, the Series B-2 Preferred Stock and the Series B-1 Preferred Stock (as defined in the Casdin Purchase Agreement).

“Share Price” means $1,000 per share.

“Software” means, in any form or medium, any and all software and computer programs, source code, object code, software implementations of algorithms, models and methodologies, firmware, application programming interfaces, descriptions, schematics, specifications, flow charts and other work product used to design, plan, organize and develop any of the foregoing, and all documentation, and manuals related to any of the foregoing.

“Source Code” means uncompiled human readable source code underlying any computer software program written in a language designed to be compiled prior to execution, and excluding human readable source code written in languages traditionally distributed in source code form and designed to run on an interpreted basis (e.g. HTML, Javascript, Perl, PHP, and the like).

“Subsidiary” means, with respect to any Person, any other Person (other than a natural Person) of which securities or other ownership interests (a) having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions or (b) representing more than 50% of such securities or ownership interests, in each case, are at the time directly or indirectly owned by such first Person.

“Subsidiary Securities” has the same meaning ascribed to “Company Securities”, except that all references to “the Company” therein shall be deemed to be replaced with “any Subsidiary of the Company”.

“SVB Loan Agreement” means that Loan and Security Agreement, dated as of August 2, 2018 by and between the Borrower and Silicon Valley Bank, as amended, restated, modified or otherwise supplemented from time to time.

“Tax” or “Taxes” means any taxes and similar assessments, fees, and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), stamp, excise, duty, franchise, capital stock, transfer, payroll, employment, severance, and estimated tax, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority, whether disputed or not.

“Tax Return” means any return, estimates, report, statement, information return or other document (including any related or supporting information such as a schedule or attachment thereto) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes, including any amendment thereof.

“Trade Secrets” means, collectively, trade secrets and confidential and proprietary information, including trade secrets, know-how, business rules, data analytic techniques and methodologies, formulae, source code, ideas, concepts, discoveries, innovations, improvements, results, reports, information, research, laboratory and programmer notebooks, methods, procedures, proprietary technology, operating and maintenance manuals, engineering and other drawings and sketches, customer lists, supplier lists, pricing information, cost information, business manufacturing and production processes and techniques, designs, specifications, and blueprints.

“Transactions” means, collectively, the Casdin Transaction and the Viking Transaction.

“Transaction Documents” means this Agreement, the Casdin Purchase Agreement, the Company Disclosure Letter, the Loan Agreement, the Certificate of Designations and the Registration Rights Agreement.

“Transaction Litigation” means any Legal Proceeding commenced against a Party, any of its Subsidiaries or Affiliates, any of their respective directors or officers, or otherwise relating to, involving or affecting such Persons, in each case in connection with, arising from or otherwise relating to the Casdin Transaction, the Viking Transaction or any other transaction contemplated by this Agreement or the Transaction Documents, other than any Legal Proceedings among the Parties related to this Agreement or the other Transaction Documents.

“Transfer Taxes” means any transfer, sales, use, stamp, documentary, registration, value added or other similar Taxes; provided, for the avoidance of doubt, that Transfer Taxes shall not include any income, franchise or similar Taxes.

“Underlying Shares” means the shares of Company Common Stock issuable on conversion of the Acquired Shares in accordance with the Certificate of Designations.

“VGO Drawdown Purchase Price” means $37,125,000, which amount is calculated by multiplying the number of VGO Drawdown Purchased Shares by the Share Price.

“VGO Drawdown Purchased Shares” means 37,125 shares of Series B-2 Preferred Stock to be purchased by VGO Drawdown pursuant to the terms of this Agreement. VGO Illiquid Investments

“VGO Illiquid Investments Purchase Price” means $75,375,000, which amount is calculated by multiplying the number of VGO Illiquid Investments Purchased Shares by the Share Price.

“VGO Illiquid Investments Purchased Shares” means 75,375 shares of Series B-2 Preferred Stock to be purchased by VGO Illiquid Investments pursuant to the terms of this Agreement.

“Voting Stock” means (a) with respect to the Company, the Company Common Stock, the Series B Preferred Stock and any other capital stock of the Company having the right to vote generally in any election of directors of the Company Board and (b) with respect to any other Person, all equity of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, and the regulations promulgated thereunder and any similar state, local or foreign Law.

“Willful Breach” means a material breach of this Agreement that is the result of a willful or intentional act or failure to act where the breaching party knows, or should reasonably be expected to have known, that the taking of such act or failure to act would result, or would reasonably be expected to result, in a material breach of this Agreement.

1.2 Index of Defined Terms. The following capitalized terms have the respective meanings given to them in the respective Sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section
Acquisition Termination Fee	8.3(b)(iv)
Agreement	Preamble
Alternative Acquisition Agreement	5.3(a)
BIS	3.21(b)
Bylaws	3.1
Capitalization Date	3.7(a)(i)
Change of Recommendation Termination Fee	8.3(b)(iii)
Charter	3.1
Chosen Courts	9.10
Closing	2.2
Closing Date	2.2

Collective Bargaining Agreement	3.19(a)
Company	Preamble
Company Board Recommendation	3.3(a)
Company Board Recommendation Change	5.3(b)
Company Breach Notice Period	8.1(e)
Company Disclosure Letter	Article III
Company Intellectual Property	3.16(b)
Company Owned IP	3.16(b)
Company Preferred Stock	3.7(a)(i)
Company Product	3.22(a)
Company SEC Reports	3.9
Company Securities	3.7(c)
Company Stockholder Meeting	6.4(a)
Contracting Parties	9.12
DGCL	3.1
Electronic Delivery	9.14
Expense Reimbursement	8.3(b)(i)
FDA	3.22(a)
Foreign Benefit Plan	3.18(i)
Fully Participating Parties	6.16(a)
Healthcare Authorities	3.22(a)
Lease	3.14(b)
Leased Real Property	3.14(b)
Loan Agreement	Recitals
Lock-Up Shares	6.15(a)
New Securities	6.16(a)
Nonparty Affiliates	9.12
OFAC	3.21(b)
Offer Notice	6.16(b)
Offeree	6.16(a)
Participating Parties	6.16(a)
Parties	Preamble
Party	Preamble
Permitted Transferees	6.15(b)(ii)
Preemptive Percentage	6.16(a)
Proxy Statement	6.3(a)
Purchaser	Preamble
Purchaser Breach Notice Period	8.1(g)
Recall	3.22(b)
Registration Rights Agreement	Recitals
Representatives	5.3(a)
Requisite Stockholder Approval	3.4(a)
Series B-2 Conversion	6.2(a)
Termination Date	8.1(c)
Trade Laws	3.21(b)
Transfer	6.15(a)
VGO Drawdown	Preamble
VGO Illiquid Investments	Preamble
Viking Transaction	Recitals

1.3 Certain Interpretations.

(a) When a reference is made in this Agreement to an Article or a Section, such reference is to an Article or a Section of this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Schedule or Exhibit, such reference is to a Schedule or Exhibit to this Agreement, as applicable, unless otherwise indicated.

(b) When used herein, (i) the words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement; and (ii) the words “include,” “includes” and “including” shall be deemed in each case to be followed by the words “without limitation.”

(c) Unless the context otherwise requires, “neither,” “nor,” “any,” “either” and “or” are not exclusive.

(d) The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends, and does not simply mean “if.”

(e) When used in this Agreement, references to “$” or “Dollars” are references to U.S. dollars.

(f) The meaning assigned to each capitalized term defined and used in this Agreement is equally applicable to both the singular and the plural forms of such term, and words denoting any gender include all genders. Where a word or phrase is defined in this Agreement, each of its other grammatical forms has a corresponding meaning.

(g) When reference is made to any Party to this Agreement or any other agreement or document, such reference includes such Party’s successors and permitted assigns. References to any Person include the successors and permitted assigns of that Person.

(h) Unless the context otherwise requires, all references in this Agreement to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person.

(i) A reference to any specific Law or to any provision of any Law includes any amendment to, and any modification, re-enactment or successor thereof, any legislative provision substituted therefor and all rules, regulations and statutory instruments issued thereunder or pursuant thereto, except that, for purposes of any representations and warranties in this Agreement that are made as of a specific date, references to any specific Law shall be deemed to refer to such legislation or provision (and all rules, regulations and statutory instruments issued thereunder or pursuant thereto) as of such date.

(j) References to any agreement or Contract are to that agreement or Contract as amended, modified or supplemented (including by waiver or consent) from time to time in accordance with the terms hereof and thereof, except that for purposes of any representations and warranties in this Agreement that are made as of a specific date, references to any specific Contract shall be deemed to refer to such Contract as of such date.

(k) All accounting terms used herein shall be interpreted, and all accounting determinations hereunder shall be made, in accordance with GAAP.

(l) The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(m) The measure of a period of one month or year for purposes of this Agreement shall be the date of the following month or year corresponding to the starting date. If no corresponding date exists, then the end date of such period being measured shall be the next actual date of the following month or year (for example, one month following February 18 is March 18 and one month following March 31 is May 1).

(n) The Parties agree that they have been represented by legal counsel during the negotiation, execution and delivery of this Agreement and therefore waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document shall be construed against the Party drafting such agreement or document.

(o) No summary of this Agreement or any Exhibit or Schedule delivered herewith prepared by or on behalf of any Party shall affect the meaning or interpretation of this Agreement or such Exhibit or Schedule.

(p) The information contained in this Agreement and in the Company Disclosure Letter is disclosed solely for purposes of this Agreement, and no information contained herein or therein shall be deemed to be an admission by any Party to any third Person of any matter whatsoever, including (i) any violation of Law or breach of Contract; or (ii) that such information is material or that such information is required to be referred to or disclosed under this Agreement.

(q) The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties in accordance with Section 8.5 without notice or liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely on the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

(r) Documents or other information or materials shall be deemed to have been “made available” by the Company if such documents, information or materials have been (i) posted and made available to Purchaser in the virtual data room maintained by the Company and hosted by Datasite, (ii) delivered or provided to Purchaser or its Affiliates or Representatives in connection with the Viking Transaction or (iii) filed or furnished by the Company with, and available through, the SEC’s Electronic Data Gathering and Retrieval System, in each of clauses (ii) and (iii), at least two Business Days prior to the date hereof, and with respect to clause (i), at least 3 hours before the execution of this Agreement by the Parties.

(s) All references to “ordinary course of business” shall be deemed to be followed by the words “consistent with past practice,” subject, however, to such commercially reasonable actions as are reasonably necessary given changing economics and other conditions, circumstances or events relating to or arising from the COVID-19 pandemic.

(t) All references to time shall refer to New York City time unless otherwise specified.

ARTICLE II

AGREEMENT TO SELL AND PURCHASE; CONVERSION

2.1 Sale and Purchase; Conversion of Conversion Amount. Subject to the terms and conditions hereof, at the Closing, (a) (i) the Company shall issue and sell to VGO Illiquid Investments, and VGO Illiquid Investments shall purchase from the Company, the VGO Illiquid Investments Purchased Shares in exchange for payment by VGO Illiquid Investments to the Company of the VGO Illiquid Investments Purchase Price and (ii) the Company shall issue and sell to VGO Drawdown, and VGO Drawdown shall purchase from the Company, the VGO Drawdown Purchased Shares in exchange for payment by VGO Drawdown to the Company of the VGO Drawdown Purchase Price and (b) the Conversion Amount (as defined in the Loan Agreement) shall be converted into the Converted Shares.

2.2 The Closing. The consummation of the Viking Transaction shall take place at a closing (the “Closing”) to occur at (a) 9:00 a.m., New York City time, at the offices of Kirkland & Ellis LLP, 601 Lexington Avenue, New York, NY 10022, on the fifth Business Day after the satisfaction or waiver (to the extent permitted hereunder) of the last to be satisfied or waived of the conditions set forth in Article VII (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted hereunder) of such conditions); or (b) such other time, location and date as the Parties mutually agree in writing. The date on which the Closing actually occurs is referred to as the “Closing Date.”

2.3 Adjustments. Without limiting or affecting any of the provisions of Section 5.2, if between the date of this Agreement and the Closing Date the outstanding shares of Company Common Stock shall have been changed into a different number of shares or a different class by reason of the occurrence of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the Share Price, VGO Drawdown Purchase Price, VGO Illiquid Investments Purchase Price and Acquired Shares to be delivered pursuant to this Article II shall be appropriately adjusted to reflect such stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change.

2.4 Independent Nature of Purchaser’s Obligations and Rights. The obligations of Purchaser under this Agreement are several and not joint with the obligations of the Casdin Purchaser, and Purchaser shall not be responsible in any way for the performance of the obligations of the Casdin Purchaser under the Casdin Purchase Agreement. Nothing contained herein, and no action taken by Purchaser pursuant hereto or the Casdin Purchaser pursuant to the Casdin Purchase Agreement, shall be deemed to constitute a partnership, an association, a joint venture or any other kind of entity among Purchaser and the Casdin Purchaser, or create a presumption that Purchaser and the Casdin Purchaser are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by this Agreement or the Casdin Purchase Agreement. Purchaser shall be entitled to independently protect and enforce its rights, including the rights arising out of this Agreement, and it shall not be necessary for the Casdin Purchaser to be joined as an additional party in any proceeding for such purpose.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the Company SEC Reports filed by the Company or furnished by the Company to the SEC, in each case pursuant to the Exchange Act on or after January 1, 2019 and at least two Business Days prior to the date of this Agreement (other than any disclosures contained or referenced therein under the captions “Risk Factors” and “Quantitative and Qualitative Disclosures About Market Risk” or set forth in any “forward-looking statements” disclaimer, and any other non-specific or non-precise cautionary, predictive or forward-looking language contained or referenced therein) or (b) subject to the terms of Section 9.13, as set forth in the disclosure letter delivered by the Company to Purchaser on the date of this Agreement (the “Company Disclosure Letter”), the Company hereby represents and warrants to Purchaser as follows:

3.1 Organization; Good Standing. The Company is a corporation duly organized, validly existing and in good standing pursuant to the General Corporation Law of the State of Delaware (the “DGCL”). The Company has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties, rights and assets, except where the failure to have such power or authority, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing has not had and would not reasonably be expected to have a Company Material Adverse Effect. The Company has made available to Purchaser true, correct and complete copies of the Amended and Restated Certificate of Incorporation (the “Charter”) and the Amended and Restated Bylaws of the Company (the “Bylaws”), each as amended to date. The Company is not in violation of the Charter or the Bylaws in any material respect.

3.2 Corporate Power; Enforceability.

(a) Subject to the filing of the Certificate of Amendment with the Secretary of State for the State of Delaware, the Company has the requisite corporate power and authority to: (i) execute and deliver this Agreement and the other Transaction Documents; (ii) perform its covenants and obligations hereunder and thereunder; and (iii) subject to receiving the Requisite Stockholder Approval and assuming that the representations set forth in Section 4.6 are true and correct, consummate the Viking Transaction and the other transactions contemplated by this Agreement and the other Transaction Documents. The execution and delivery of this Agreement and the other Transaction Documents by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents, have been duly authorized and approved by the Company Board, and except for obtaining the Requisite Stockholder Approval and assuming that the representations set forth in Section 4.6 are true and correct, no other corporate action on the part of the Company or the Company Stockholders is necessary to authorize the execution and delivery of this Agreement or the other Transaction Documents, the performance by the Company of its covenants and obligations and the consummation by the Company of the transactions contemplated by this Agreement or the other Transaction Documents. This Agreement and each other Transaction Document has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Purchaser, constitutes a legal, valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as such enforceability (A) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally or (B) is subject to general principles of equity.

(b) Subject to the receipt of the Requisite Stockholder Approval and assuming that the representations set forth in Section 4.6 are true and correct, the Company has all requisite power and authority to issue, sell and deliver the Acquired Shares in accordance with and on the terms and conditions set forth in this Agreement, the Loan Agreement and the Certificate of Designations. The Certificate of Designations will set forth the rights, preferences and priorities of the Series B-2 Preferred Stock, and the holders of the Series B-2 Preferred Stock shall have the rights set forth in the Certificate of Designations on filing with the Secretary of State for the State of Delaware.

3.3 Company Board Approval; Anti-Takeover Laws.

(a) Company Board Approval. The Company Board, at a meeting duly called and held, has adopted resolutions, prior to the execution of this Agreement unanimously (i) determining that it is in the best interests of the Company and the Company Stockholders that the Company enter into this Agreement and the other Transaction Documents and consummate the Viking Transaction and the other transactions contemplated hereby and thereby on the terms and subject to the conditions set forth herein and therein, (ii) approving and declaring advisable this Agreement, the other Transaction Documents, the Viking Transaction and the other transactions contemplated hereby and thereby on the terms and subject to the conditions set forth herein and therein, (iii) resolving to recommend that the Company Stockholders approve the Transactions and the Certificate of Amendment and (iv) directing that the Transactions and the Certificate of Amendment be submitted to the Company Stockholders for approval and adoption (clauses (ii), (iii) and (iv), collectively, the “Company Board Recommendation”).

(b) Anti-Takeover Laws. Assuming that the representations of Purchaser set forth in Section 4.6 are true and correct, the Company Board has taken all necessary actions so that the restrictions contained in Section 203 of the DGCL applicable to a “business combination” (as defined in Section 203 of the DGCL) shall not apply to the execution, delivery or performance of this Agreement or the other Transaction Documents or the consummation of the Viking Transaction or other transactions contemplated hereby and thereby (including with respect to the issuance of the Series B-2 Preferred Stock or the shares of Company Common Stock issuable on conversion of the Series B-2 Preferred Stock) and any other similar applicable “anti-takeover” Law will not be applicable to this Agreement or the other Transaction Documents or the consummation of the Viking Transaction or any other transaction contemplated hereby or thereby.

3.4 Requisite Stockholder Approval.

(a) The approval of the Transactions by the affirmative vote of a majority of the voting power of the shares of Company Common Stock present in person or represented by proxy at the Company Stockholder Meeting and entitled to vote on the subject matter (the “Viking Approval”) and the adoption of the Certificate of Amendment by a majority of the outstanding shares of Company Common Stock entitled to vote (together with the Viking Approval, the “Requisite Stockholder Approval”) are the only votes or approvals of the holders of any class or series of capital stock of the Company necessary under applicable Law, the NASDAQ rules, the Charter or the Bylaws to consummate the Viking Transaction and the other transactions contemplated in this Agreement and the other Transaction Documents.

(b) No appraisal or dissenters’ rights (pursuant to Section 262 of the DGCL or otherwise) will be available to holders of shares of Company Common Stock in connection with the Viking Transaction.

3.5 Non-Contravention. The execution and delivery of this Agreement by the Company, the performance by the Company of its covenants and obligations hereunder, and the consummation of the Viking Transaction and the other transactions contemplated by this Agreement and the other Transaction Documents do not: (a) violate or conflict with any provision of the Charter or the Bylaws; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the vesting or receipt of any benefit or value to a third party, pursuant to any Contract; (c) assuming compliance with the matters referred to in Section 3.6 and, in the case of the consummation of the Viking Transaction, subject to obtaining the Requisite Stockholder Approval and assuming that the representations set forth in Section 4.6 are true and correct, violate or conflict with any Law or order applicable to the Company or any of its Subsidiaries or by which any of their respective properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of the Company or any of its Subsidiaries, except in the case of each of clauses (b), (c) and (d) for such consents as have been obtained and violations, conflicts, breaches, defaults, terminations, accelerations or Liens that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect or prevent or materially impair or materially delay, or be reasonably expected to prevent or materially impair or materially delay, the consummation of the Casdin Transaction and/or Viking Transaction.

3.6 Requisite Governmental Approvals. No Governmental Authorization is required on the part of the Company in connection with: (a) the execution and delivery of this Agreement by the Company; (b) the performance by the Company of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Viking Transaction and the other transactions contemplated by this Agreement, except (i) the filing of the Certificate of Designations and the Certificate of Amendment with the Secretary of State of the State of Delaware, (ii) such filings and approvals as may be required by any applicable federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act, (iii) compliance with any applicable requirements of NASDAQ; (iv) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws, and (v) such other Governmental Authorizations the failure of which to obtain would not reasonably be expected to have a Company Material Adverse Effect or prevent or materially impair or materially delay, or be reasonably expected to prevent or materially impair or materially delay, the consummation of the Casdin Transaction and/or Viking Transaction.

3.7 Company Capitalization.

(a) Capital Stock.

(i) The authorized capital stock of the Company consists of (i) 200,000,000 shares of Company Common Stock and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share, of the Company (the “Company Preferred Stock”). As of 5:00 p.m., New York City time, on January 13, 2022 (such time and date, the “Capitalization Date”): (A) 76,919,287 shares of Company Common Stock were issued and outstanding; (B) no shares of Company Preferred Stock were issued and outstanding; and (C) no shares of Company Common Stock were held by the Company as treasury shares. From the Capitalization Date to the date of this Agreement, the Company has not issued or granted any Company Securities other than pursuant to the exercise, vesting or settlement of Company Options, Company RSUs and Company PSUs granted prior to the date of this Agreement in accordance with their respective terms or pursuant to the terms of the Company Notes in accordance with their terms.

(ii) All issued and outstanding shares of Company Common Stock are duly authorized and validly issued, fully paid, nonassessable and free of any preemptive or similar rights.

(b) Stock Reservation and Awards.

(i) As of the Capitalization Date, the Company has reserved 3,539,935 shares of Company Common Stock for issuance pursuant to the Company Stock Plans, which number excludes shares subject to outstanding awards and 20,312,725 shares of Company Common Stock for issuance pursuant to the Company Notes. As of the Capitalization Date, there were outstanding: (i) Company Options to acquire 1,596,806 shares of Company Common Stock with a weighted average exercise price of $7.0841; (ii) 5,118,456 shares of Company Common Stock subject to outstanding Company RSUs; (iii) 2,448,042 shares of Company Common Stock subject to outstanding Company PSUs (based on maximum achievement, if applicable) (iv) 2,633,013 shares of Company Common Stock reserved for issuance under the Company ESPP; and (v) 43,750 shares of Company Common Stock estimated to be subject to outstanding purchase rights under the Company ESPP.

(ii) Section 3.7(b)(ii) of the Company Disclosure Letter sets forth a correct and complete list of all equity awards outstanding as of the Capitalization Date, including with respect to each such equity award: (A) the name of the holder thereof; (B) the number of shares subject to such equity award; (C) the grant or issuance date; (D) any applicable vesting schedule, including the amounts vested and unvested; and (E) with respect to each Company Option, (1) the exercise price and (2) the expiration date. All Company Options have an exercise price per share of Company Common Stock that may be purchased thereunder that was not less than the “fair market value” of such share on the date of grant, as determined in accordance with the terms of the applicable granting instrument, the applicable Company Stock Plan and, to the extent applicable, Sections 409A and 422 of the Code.

(c) Company Securities. Except as set forth in Section 3.7(a) or 3.7(b), there are (i) no issued and outstanding shares of capital stock of, or other equity or voting interest in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, the Company, (iii) no outstanding options, warrants or other rights or binding arrangements to acquire from the Company, or that obligate the Company to issue, any capital stock of, or other equity or voting interest in, or any securities convertible into or exchangeable or exercisable for shares of capital stock of, or other equity or voting interest in, the Company, (iv) no obligations of the Company to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security, or other similar Contract relating to any capital stock of, or other equity or voting interest (including any voting debt) in, the Company, (v) no outstanding restricted shares, restricted share units, stock appreciation rights, performance shares, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock of, or other securities or ownership interests in, the Company and (vi) no other obligations of the Company to make any payment based on the price or value of any of the items in the foregoing clauses (i) through (v) (the items in clauses (i), (ii), (iii), (iv), (v) and (vi), collectively, the “Company Securities”); (vii) no voting trusts, proxies or similar arrangements or understandings to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of, or other equity or voting interest in, the Company; and (viii) no obligations or binding commitments of any character restricting the transfer of any shares of capital stock of, or other equity or voting interest in, the Company to which the Company is a party or by which it is bound. Other than the Company Notes, the Company is not a party to any Contract that obligates it to repurchase, redeem or otherwise acquire any Company Securities. There are no accrued and unpaid dividends with respect to any outstanding Company Securities. The Company does not have a stockholder rights plan in effect or outstanding bonds, debentures, notes or other similar obligations which provide such holder the right to vote with the holders of shares of Company Common Stock on any matter. The announcement or consummation of the Viking Transaction and the other transactions contemplated by this Agreement will not, in and of themselves, result in any vesting, acceleration or the receipt of any rights, benefits or value under any issued and outstanding Company Securities.

(d) Other Rights. The Company is not a party to any Contract relating to the voting of, requiring registration of, or granting any preemptive or similar rights, anti-dilutive rights or rights of first refusal or other similar rights with respect to any Company Securities.

(e) Valid Issuance of Shares. The Acquired Shares and the Underlying Shares to be issued on conversion of the Acquired Shares will be duly authorized by the Company and, when issued and delivered by the Company in accordance with this Agreement, the Loan Agreement and the Certificate of Designations against payment of the consideration set forth herein, will be validly issued, fully paid and non-assessable and will be free and clear of any and all Liens and restrictions on transfer, except for generally applicable transfer restrictions under applicable securities Law, the Stockholders Agreement or the Charter or such Liens as are created by Purchaser. There are no Persons entitled to statutory, preemptive or other similar contractual rights to subscribe for the Acquired Shares or the Underlying Shares nor are there any other restrictions on transfer under any contract to which the Company is a party. On issuance in accordance with the Certificate of Designations, the Underlying Shares will be duly authorized, validly issued, fully paid and non-assessable and will be free and clear of any and all Liens and restrictions on transfer, other than (i) restrictions on transfer under the Certificate of Designations, under this Agreement and under applicable state and federal securities laws and (ii) such Liens as are created by Purchaser.

3.8 Subsidiaries.

(a) Each of the Subsidiaries of the Company (i) is duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the laws of the jurisdiction of its organization and (ii) has the requisite corporate power and authority to conduct its business as it is presently being conducted and to own, lease or operate its properties and assets, except in each case as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Each of the Subsidiaries of the Company is duly qualified to do business and is in good standing in each jurisdiction where the character of its properties owned or leased or the nature of its activities make such qualification necessary (with respect to jurisdictions that recognize the concept of good standing), except where the failure to be so qualified or in good standing has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company has made available to Purchaser true, correct and complete copies of the Organizational Documents of each of the Subsidiaries of the Company. No Subsidiary is in violation of any of its Organizational Documents in any material respect.

(b) Each of the Subsidiaries of the Company is wholly owned by the Company, directly or indirectly, free and clear of any Liens. Other than for routine cash management purposes and for securities held by employee benefit plans, the Company does not own, directly or indirectly, any capital stock or other equity interest of, or any other securities convertible or exchangeable into or exercisable for capital stock or other equity interest of, any Person other than the Subsidiaries of the Company, and the Company directly or indirectly owns all outstanding Subsidiary Securities. No Subsidiary of the Company owns any shares of capital stock or other securities of the Company. Section 3.8(b) of the Company Disclosure Letter sets forth each of the Subsidiaries of the Company existing as of the date of this Agreement. Neither the Company nor any of its Subsidiaries has any Contract pursuant to which it is obligated to make any investment (in the form of a loan, capital contribution or otherwise) in any Person (other than the Company with respect to its Subsidiaries and the Subsidiaries with respect to each other).

3.9 Company SEC Reports. Since January 1, 2019 through the date of this Agreement, the Company has filed or furnished all forms, reports and documents with the SEC that have been required to be filed or furnished by it pursuant to applicable Laws prior to the date of this Agreement (the “Company SEC Reports”). Each Company SEC Report complied, as of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseding filing), in all material respects with the applicable requirements of the Sarbanes-Oxley Act of 2002, the Securities Act or the Exchange Act, as the case may be, each as in effect on the date that such Company SEC Report was filed. True, correct and complete copies of all Company SEC Reports are publicly available in the Electronic Data Gathering, Analysis and Retrieval database of the SEC. As of its filing date (or, if amended or superseded by a filing prior to the date of this Agreement, on the date of such amended or superseded filing), no Company SEC Report contained any untrue statement of a material fact or omitted to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

3.10 Company Financial Statements; Internal Controls.

(a) Company Financial Statements. The consolidated financial statements (including any related notes and schedules) of the Company filed with the Company SEC Reports: (i) were prepared in accordance Regulation S-X under the Exchange Act and with GAAP (except as may be indicated in the notes thereto or as otherwise permitted by Form 10-Q with respect to any financial statements filed on Form 10-Q); (ii) complied, as of their respective date of filing with the SEC, in all material respects with the published rules and regulations of the SEC with respect thereto and (iii) fairly present, in all material respects, the consolidated financial position of the Company as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of the unaudited financial statements, to normal and recurring year-end and audit adjustments). Neither the Company nor any of its Subsidiaries is a party to or bound by, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among the Company or any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, on the other hand), including any structured finance, special purpose or limited purpose entity or Person, or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated under the Securities Act), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries in the Company SEC Reports (including any audited financial statements and unaudited interim financial statements of the Company included therein).

(b) Disclosure Controls and Procedures. The Company has established and maintains, and at all times since January 1, 2019 has maintained, “disclosure controls and procedures” and “internal control over financial reporting” (in each case as defined pursuant to Rule 13a-15 and Rule 15d-15 promulgated under the Exchange Act) that are (i) with respect to disclosure controls and procedures, reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such material information required to be disclosed is accumulated and communicated to the management of the Company, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports, and (ii) with respect to internal control over financial reporting, sufficient in all material respects to provide reasonable assurance (A) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (B) that transactions are executed only in accordance with the authorization of management and (C) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s properties or assets, in each case that could have a material effect on the Company’s financial statements.

(c) Internal Controls. The Company has established and maintains a system of internal accounting controls that are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. Neither the Company nor, to the Knowledge of the Company, the Company’s independent registered public accounting firm, has identified or been made aware of: (i) any significant deficiency or material weakness in the system of internal control over financial reporting used by the Company and its Subsidiaries that has not been subsequently remediated; or (ii) any fraud that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal control over financial reporting utilized by the Company and its Subsidiaries. Since January 1, 2019, neither the Company nor any of its Subsidiaries nor, to the Company’s Knowledge, any director, officer, employee, auditor, accountant or representative of the Company or any of its Subsidiaries has received any written complaint, allegation, assertion, or claim (or otherwise has been informed) that the Company or any of its Subsidiaries has engaged in improper or illegal accounting or auditing practices or maintains improper or inadequate internal accounting controls.

(d) As of the date of this Agreement, there are no outstanding or unresolved comments in any comment letters from the staff of the SEC relating to the Company’s SEC Reports and received by the Company prior to the date of this Agreement. None of the Company’s SEC Reports filed on or prior to the date of this Agreement, is, to the Company’s Knowledge, subject to ongoing SEC review or investigation.

3.11 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liabilities (accrued, absolute, contingent or otherwise) of a nature required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, as in effect on the date of this Agreement, or notes thereto, other than liabilities: (a) reflected or otherwise reserved against in the Audited Company Balance Sheet or in the consolidated financial statements of the Company and its Subsidiaries (including the notes thereto) included in the Company SEC Reports filed prior to the date of this Agreement; (b) arising pursuant to this Agreement or the Casdin Purchase Agreement or incurred in connection with the Casdin Transaction or the Viking Transaction; (c) incurred in the ordinary course of business (none of which is a liability resulting from noncompliance with any applicable Laws or licenses, breach of Contract, breach of warranty, tort, infringement, misappropriation, dilution, claim or lawsuit); or (d) that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.12 Absence of Certain Changes.

(a) Since September 30, 2021 through the date of this Agreement (i) the business of the Company and its Subsidiaries has been conducted, in all material respects, in the ordinary course of business and (ii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Closing without Purchaser’s consent, would constitute a breach of, or require consent of Purchaser under Section 5.2(b), Section 5.2(c), Section 5.2(d), Section 5.2(i), Section 5.2(k) or Section 5.2(l) (as it relates to the foregoing sections).

(b) Since December 31, 2020 through the date of this Agreement, there has not been any effect, change, development or occurrence that, individually or in the aggregate, has had, or would reasonably be expected to have, a Company Material Adverse Effect.

3.13 Material Contracts.

(a) List of Material Contracts. Section 3.13(a) of the Company Disclosure Letter contains a true, correct and complete list of all Material Contracts, as of the date of this Agreement, to which the Company or any of its Subsidiaries is a party. Prior to the date of this Agreement, the Company has made available to Purchaser complete and correct copies of all of the Material Contracts.

(b) Validity. Each Material Contract (other than any Material Contract that has expired in accordance with its terms) is valid and binding on the Company or each Subsidiary of the Company that is a party thereto (as the case may be) and, to the Knowledge of the Company, any other party thereto and is enforceable in accordance with its terms, and is in full force and effect, except where the failure to be valid and binding and in full force and effect has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. The Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, has performed all obligations required to be performed by it under each Material Contract, except where the failure to fully perform has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. No event has occurred that, whether or not with notice or lapse of time or both, would constitute such a breach, default, acceleration of rights or an event of termination pursuant to any Material Contract by the Company or any of its Subsidiaries, or, to the Knowledge of the Company, any other party thereto, except for such breaches, defaults, acceleration or termination that have not had, and would not reasonably be expected to have, a Company Material Adverse Effect. As of the date of this Agreement, neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract.

3.14 Real Property.

(a) Owned Real Property. Neither the Company nor any of its Subsidiaries owns any real property.

(b) Leased Real Property. Section 3.14(b) of the Company Disclosure Letter contains a true, correct and complete list, as of the date of this Agreement, of all of the existing material leases, subleases, licenses or other agreements pursuant to which the Company or any of its Subsidiaries, leases, subleases, uses or occupies, or has the right to use or occupy, now or in the future, any real property for which the annual rent is in excess of $100,000 (such property, the “Leased Real Property,” and each such lease, sublease, license or other agreement, a “Lease”). The Company has made available to Purchaser true, correct and complete copies of the Leases (including all material modifications, amendments and supplements thereto). Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, the Company or one of its Subsidiaries has valid leasehold estates in the Leased Real Property, free and clear of all Liens (other than Permitted Liens). Each Lease is legal, valid, binding, enforceable and in full force and effect. Neither the Company’s nor any of its Subsidiaries’ possession and quiet enjoyment of the Leased Real Property under any Lease has been disturbed, and there are no disputes with respect to any such Lease in any material respect. Neither the Company nor any of its Subsidiaries is in material breach of or default pursuant to any Lease. There are no material subleases, licenses or similar agreements granting to any Person, other than the Company or any of its Subsidiaries, any right to use or occupy the Leased Real Property or any portion thereof, now or in the future.

3.15 Environmental Matters. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (a) the Company and its Subsidiaries are, and since January 1, 2019, have been, in compliance with all Environmental Laws and Environmental Permits (including obtaining and maintaining all such Environmental Permits); (b) since January 1, 2019 (or earlier if unresolved), no notice, report, order, directive or other information has been received by the Company or any of its Subsidiaries alleging any violation of, or liability arising out of, any Environmental Law; (c) no Legal Proceeding is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries relating to a violation of, or liability under, any Environmental Law; (d) neither the Company nor any of its Subsidiaries has transported, manufactured, distributed, sold, handled, stored, treated, released, disposed or arranged for disposal of, or exposed any Person to, any Hazardous Materials, or owned or operated any real property or facility contaminated by any Hazardous Materials, in each case, that has resulted, or would reasonably be expected to result, in an investigation or required cleanup by, or other liability (contingent or otherwise) for, the Company or any of its Subsidiaries; and (e) the Company and its Subsidiaries have not assumed, provided an indemnity with respect to or otherwise become subject to the liability of any other Person relating to Environmental Laws. The Company has made available to Purchaser copies of all environmental reports, audits and assessments and all other material documents bearing on environmental, health or safety matters relating to the Company, any of its Subsidiaries, or any of their current or former facilities, properties or operations.

3.16 Intellectual Property.

(a) Within 10 days after the date of this Agreement, the Company shall provide Purchaser with a true, correct and complete (i) list of all Registered Intellectual Property owned by, or registered in the name of, the Company or any of its Subsidiaries (for each, indicating, as applicable, the owner(s), filing or registration number, title, jurisdiction, filing date and status and, for Internet domain names, the registrant, registrar, and expiration date) and (ii) description of all material Company Software. All material Registered Intellectual Property is subsisting, and to the Knowledge of the Company, excluding any pending patent applications, valid and enforceable.

(b) The Company and its Subsidiaries solely and exclusively own all right, title, and interest in and to all Registered Intellectual Property and all other material Intellectual Property that is owned or purported to be owned by the Company or any of its Subsidiaries, including all Company Software (the “Company Owned IP”), and is licensed or otherwise possesses adequate rights to use pursuant to a valid license or subscription agreement, all material Intellectual Property used or held for use in, or necessary for, their respective businesses as currently conducted (collectively, and together with the Company Owned IP, the “Company Intellectual Property”), in each case free and clear of all Liens (other than Permitted Liens). The Company has not (i) sold, transferred, or otherwise divested any Intellectual Property that would be Company Owned IP, but for such sale, transfer, or divestiture, or (ii) granted any Person any exclusive right to any Company Owned IP.

(c) The Company and its Subsidiaries have taken commercially reasonable actions to maintain and protect all of the Company Owned IP, including the secrecy, confidentiality and value of the material Trade Secrets of the Company and its Subsidiaries. All past and present employees, consultants and contractors of the Company and its Subsidiaries who have had access to material Trade Secrets of the Company and its Subsidiaries or have authored, developed or otherwise created any material Company Intellectual Property for the Company, have executed written agreements pursuant to which such Person (i) is bound to maintain and protect the confidential information of the Company and its Subsidiaries, and (ii) in accordance with applicable Laws and without further consideration or any restrictions or obligations on the Company or any of its Subsidiaries, assigns to the Company or its applicable Subsidiaries all of their respective ownership rights in the Intellectual Property authored, developed or otherwise created by such Person in the course of such Person’s employment or other engagement with the Company and its Subsidiaries.

(d) No Company Owned IP is subject to any consent, settlement, decree, order, injunction, judgment or ruling prohibiting or restricting the Company’s or any of its Subsidiaries’ use, ownership, enforcement or other exploitation or disposition thereof, except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. No Company Owned IP is subject to any proceeding or outstanding decree, order, judgment or settlement agreement to which the Company or one of its Subsidiaries is a party, or, to the Knowledge of the Company, to which any third Person is a party, that restricts in any manner the use, provision, transfer, assignment or licensing thereof by the Company or its Subsidiaries or affects the validity, use or enforceability of such Company Owned IP, except for any such prohibitions or restrictions that would not have a Company Material Adverse Effect. The transactions contemplated by this Agreement and the consummation thereof will not impair any right, title or interest of the Company or any of its Subsidiaries in or to any Company Intellectual Property or material Company Systems, and all of the Company Intellectual Property and material Company Systems will be owned or available for use by the Company and its Subsidiaries immediately after the Closing on terms and conditions identical to those under which the Company and its Subsidiaries owned or used the Company Intellectual Property and material Company Systems immediately prior to the Closing.

(e) No Company Owned IP was developed by the Company or any of its Subsidiaries using (in whole or in part) government, public or private foundation, or university funding or facilities nor was it obtained from any Governmental Authority, public or private foundation, or university, and neither the Company nor any of its Subsidiaries has granted to any Governmental Authority, public or private foundation, or university, either expressly, or by any act or omission, any unlimited, unrestricted or government purpose rights, or any similar rights in Company Owned IP.

(f) There are no claims by any Person that are either pending or made or, to the Knowledge of the Company, threatened in writing since January 1, 2019, (i) alleging infringement, misappropriation, or other violation by the Company or any of its Subsidiaries of any Intellectual Property of such Person, or (ii) contesting the validity, use, ownership, enforceability, patentability or registrability of any material Company Owned IP, excluding any ordinary course “office actions” received by the Company or a Subsidiary in connection with the prosecution of Patents. Neither the Company nor any of its Subsidiaries has received any written notices or written requests for indemnification from any third party related to any of the foregoing matters in clauses (i) and (ii).

(g) (i) Neither the Company nor any of its Subsidiaries, nor the conduct of the business of the Company and its Subsidiaries, including the sale or licensing of the Company’s products, infringes, misappropriates, or otherwise violates or, since January 1, 2019, has infringed, misappropriated, or otherwise violated, any Intellectual Property of any Person in any material respect; (ii) neither the Company nor any of its Subsidiaries has received any written notices regarding any of the foregoing matters in clause (i) (including any cease and desist letters, demands or unsolicited offers to license any Intellectual Property from any Person); and (iii) to the Knowledge of the Company as of the date of this Agreement, no Person is infringing, misappropriating, or otherwise violating any Intellectual Property owned by the Company or any of its Subsidiaries.

(h) The Company and its Subsidiaries have not incorporated in or distributed with any Company Software or Company Product any Open Source Software in a manner that has subjected any Company Source Code to any requirement under any applicable Open Source License to distribute or otherwise disclose such Company Source Code. Neither the Company nor any of its Subsidiaries have received a written notice or request from any Person to disclose, distribute or license any Company Source Code pursuant to an Open Source License, or alleging noncompliance with any such Open Source License. The Company and its Subsidiaries possess all Company Source Code and other documentation and materials reasonably necessary for a developer competent in the programming language for such Software to compile, operate and maintain the Company Software.

(i) The Company and its Subsidiaries own, lease, license, or otherwise have the valid right to use all material Company Systems, and such Company Systems are sufficient in all material respects for the needs of the Company’s and its Subsidiaries’ businesses, and the Company and its Subsidiaries have purchased sufficient license rights for all material third party Software used in their operations. All Company Software operates in all material respects in accordance with its requirements, technical, end-user and other documentation. To the Knowledge of the Company, there are no viruses, “worms”, “time bombs”, “key-locks”, Trojan horses or similar disabling codes, programs or devices in any of the Company Software, or any other codes, programs or devices designed to disrupt or interfere with the operation of the Company Software or equipment on which the Company Software operates, or the integrity of the Data, information or signals the Company Software produces in a manner adverse to the Company, any of its Subsidiaries, any customer, licensee or other Person. The Company and its Subsidiaries have not delivered, licensed, or made available, and is not obligated to deliver, license, or make available any Company Source Code to any escrow agent or other Person who is not an employee, contractor or other service provider of the Company or any of its Subsidiaries, and any Person providing backup, source code repository, hosting and similar services to Company or its Subsidiaries.

(j) Since January 1, 2019: (i) the Company and its Subsidiaries (including the conduct of their respective businesses and their Processing of Data) have complied with all Data Security Requirements in all material respects; (ii) there has not been any Security Incident; and (iii) the Company and its Subsidiaries have taken commercially reasonable actions, including instituting commercially reasonable physical, technical, and administrative security measures and policies, to protect the security and integrity of the Company Systems, all Data stored or contained therein or transmitted thereby, and all Sensitive Information from and against unauthorized access, use, or disclosure. Since January 1, 2019, neither the Company nor any of its Subsidiaries has (i) provided or been required under any applicable Data Security Requirement to provide any notices to data owners in connection with any unauthorized access, use or disclosure of Sensitive Information, (ii) received any written complaint from any Person regarding any Data Security Requirement, Security Incident, or Sensitive Information, nor (iii) to the Knowledge of the Company, been subject to any investigations or audits by a Governmental Authority concerning any violation of Data Security Requirements, Security Incident, or Sensitive Information. The execution and delivery of this Agreement by the Company and the consummation of the Viking Transaction will not result in any violation by the Company or its Subsidiaries of any applicable Data Security Requirement, except as would not reasonably be expected to have a Company Material Adverse Effect.

3.17 Tax Matters.

(a) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each of the Company and its Subsidiaries has: (i) timely filed (taking into account valid extensions) all Tax Returns required to be filed by it, and all Tax Returns are true, correct and complete in all respects; (ii) timely paid all Taxes that are due and payable by it, except for those being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP; and (iii) reflected or otherwise reserved against in its books in accordance with GAAP an amount reasonably adequate for the payment of all material amounts of Taxes for the taxable period subsequent to the latest period to which such Tax Returns apply.

(b) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect: (i) no audits or other examinations with respect to Taxes of the Company or any of its Subsidiaries are presently in progress or have been asserted or proposed in writing, except for any audit or other examination for which adequate reserves have been made (in accordance with GAAP); (ii) neither the Company nor any of its Subsidiaries has outstanding any waiver or extension of any statute of limitations on, or extended the period for the assessment or collection of any Tax; and (iii) no written claim has been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns of a particular type that the Company or such Subsidiary, as the case may be, is or may be subject to Tax of such type in that jurisdiction.

(c) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each of the Company and each of its Subsidiaries (or its agent) has withheld or collected from each payment made to each of its employees or any other Person the amount of all Taxes required to be withheld or collected therefrom, and has paid the same to the proper Tax receiving officers or authorized depositories.

(d) The Company is not and has not been, during the five-year period ending on the date hereof, a “United States real property holding corporation” within the meaning of Section 897 of the Code and any applicable regulations promulgated thereunder.

(e) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there are no Liens for Taxes on the assets of the Company or any of its Subsidiaries other than those described in clause (i) of the definition of Permitted Liens.

3.18 Employee Benefits.

(a) Employee Plans. Section 3.18(a) of the Company Disclosure Letter sets forth a true, correct, current and complete list of each material Employee Plan as of the date of this Agreement. With respect to each Employee Plan, copies of the following materials have been provided to Purchaser: (i) all current plan documents for each Employee Plan and all amendments thereto (and for any unwritten Employee Plan, a summary of the material terms); (ii) the most recent determination letter from the IRS with respect to any of the Employee Plans; (iii) all current summary plan descriptions, summaries of material modifications, annual reports and summary annual reports with respect to any of the Employee Plans; and (iv) all material non-routine correspondence from a Governmental Authority with respect to any of the Employee Plans.

(b) Absence of Certain Plans. Neither the Company, its Subsidiaries nor any ERISA Affiliate of the Company has maintained, sponsored or participated in, or contributed to, in the six-year period preceding the date hereof or otherwise has any liability or obligation with respect to: (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA); (ii) a “multiple employer plan” (as defined in Section 4063 or Section 4064 of ERISA) or as described in Section 413(c) of the Code; (iii) a “defined benefit plan” as defined in the Section 3(35) of ERISA or a plan that is or was subject to the funding standards of Section 302 of ERISA or covered by Section 412 of the Code or Title IV of ERISA; or (iv) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No event has occurred and, to the Knowledge of the Company, no condition exists that would, either directly or indirectly or by reason of the Company’s or any Subsidiary’s affiliation with any ERISA Affiliate, subject the Company or any of its Subsidiaries to any material Tax, fine, lien, penalty or other liability imposed by ERISA, the Code or other applicable Laws.

(c) Compliance. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, each Employee Plan has been established, maintained, funded, operated and administered in accordance with its terms and with all applicable Law, including the applicable provisions of ERISA, the Code, the Patient Protection and Affordable Care Act and any applicable regulatory guidance issued by any Governmental Authority. Each Employee Plan that is intended to be qualified under Section 401(a) of the Code (i) has received a favorable determination letter issued by the IRS regarding such qualified status or is maintained pursuant to a prototype or volume submitter document approved by the IRS and is entitled to rely on a favorable opinion letter issued by the IRS with respect to such prototype or volume submitter document, and (ii) to the Knowledge of the Company, no events have occurred that would reasonably be expected to adversely affect the qualified status of any such Employee Plan. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has incurred or could reasonably be expected to incur any penalty or Tax (whether or not assessed) under Sections 4980B, 4980D or 4980H of the Code.

(d) Contributions. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, (i) all contributions, premiums, reimbursements or other payments that are due and owing to or in respect of any Employee Plan have been paid, and (ii) all such contributions, premiums, reimbursements or other payments for any period ending on or before the Closing Date that are not yet due have been (or will be prior to the Closing Date) paid or properly accrued (in accordance with GAAP, to the extent applicable).

(e) No Post-Termination Welfare Benefit Plan. No Employee Plan that is a welfare benefit plan (as defined in Section 3(1) of ERISA) provides, and neither the Company nor any of its Subsidiaries has committed to or otherwise has any obligation to provide, post-termination or retiree life insurance or welfare benefits to any Person, except as may be required by Section 4980B of the Code or any similar Law for which the covered Person pays the full premium cost of coverage.

(f) Employee Plan Legal Proceedings. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there are no Legal Proceedings or claims pending or, to the Knowledge of the Company, threatened on behalf of, against or in relation to, any Employee Plan, the assets of any trust pursuant to any Employee Plan, or the plan sponsor, plan administrator or any fiduciary or any Employee Plan, other than routine claims for benefits, and there is no fact or circumstance that could reasonably be expected to give rise to any such Legal Proceeding or claim. There have been no non-exempt “prohibited transactions” (as defined in Section 406 of ERISA or Section 4975 of the Code), or breaches of duty by a “fiduciary” (as defined in Section 3(21) of ERISA) with respect to any Employee Plan involving the Company or any of its Subsidiaries or, to the Knowledge of the Company, any other Person, that could reasonably be expected to result in material liability to the Company or any of its Subsidiaries.

(g) Impact of the Transaction on Employee Plans. Neither the execution or delivery of this Agreement nor the consummation of the Viking Transaction (alone or in conjunction with the Casdin Transaction or any other actions contemplated by this Agreement or the Casdin Purchase Agreement) will constitute a “change in control,” “change of control,” or term of similar meaning under any Employee Plan including, for the avoidance of doubt, any Company Stock Plan. Neither the execution or delivery of this Agreement nor the consummation of the

Viking Transaction (either alone or in conjunction with the Casdin Transaction or any other actions contemplated by this Agreement or the Casdin Purchase Agreement) could (alone or in conjunction with any other event) result in (i) any of the following with respect to any current or former employee, officer, director, independent contractor or other service provider of the Company or any Subsidiary of the Company: (A) severance pay upon any termination of employment or service, or any increase thereof, (B) any payment, compensation or benefit becoming due, or increase thereof, (C) the acceleration of the time of payment or vesting of any payment, compensation or benefit, or (D) any funding (through a grantor trust or otherwise) of any compensation benefit; (ii) any other liability or obligation pursuant to any of the Employee Plans; (iii) result in any limitation on the right of the Company or any Subsidiary of the Company to amend, merge, terminate or receive a reversion of assets from any Employee Plan or related trust; or (iv) the payment an amount that could, individually or in combination with any other payment or benefit, be characterized as an “excess parachute payment” within the meaning of Section 280G(1) of the Code.

(h) Section 409A. Each Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code has been administered, operated and maintained in all material respects in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such Section and such guidance have been applicable to such Employee Plan. No Employee Plan, agreement or other arrangement to which the Company or any Subsidiary is a party or by which the Company or any Subsidiary is otherwise bound obligates the Company to compensate, gross-up, indemnify or reimburse any Person in respect of Taxes pursuant to Section 409A or 4999 of the Code.

(i) Foreign Benefit Plans. Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, with respect to each Employee Plan that is subject to the Laws of a jurisdiction other than the United States (whether or not United States Law also applies) (a “Foreign Benefit Plan”): (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made, or if applicable, accrued in accordance with normal accounting practices, (ii) each Foreign Benefit Plan required to be registered has been registered and each Foreign Benefit Plan has been maintained in good standing with applicable Governmental Authorities and in compliance with all applicable Laws, (iii) each Foreign Benefit Plan intended to receive favorable tax treatment under applicable tax Laws, to the extent applicable, has been qualified or similarly determined by applicable Governmental Authorities to satisfy the requirements of such Laws, (iv) no Foreign Benefit Plan is a defined benefit or similar type of plan or arrangement, and (v) no Foreign Benefit Plan has any material unfunded liabilities, nor are any unfunded liabilities reasonably expected to arise in connection with the transactions contemplated by this Agreement.

3.19 Labor Matters.

(a) Union Activities. There are no collective bargaining agreements, labor union contracts, trade union agreements, works council agreements or any other agreements or arrangements with an employee representative body (each, a “Collective Bargaining Agreement”) to which the Company or any of its Subsidiaries is a party to or is bound and no employees of the Company or any of its Subsidiaries are represented by any labor union, works council or other labor organization with respect to their employment with the Company or any of its Subsidiaries. There are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Company’s Knowledge, threatened to be brought or filed with or before the National Labor Relations Board or any other labor relations Governmental Authority with respect to representation of any such employees in respect of their employment with the Company or any of its Subsidiaries. No Collective Bargaining Agreement is being negotiated by the Company or any of its Subsidiaries and no labor union, works council, other labor organization, or group of employees of the Company or its Subsidiaries has made a demand for recognition or certification. Since January 1, 2017, (i) there have been no union organizing or union election activities or attempts to bargain collectively and (ii) there have been no strikes, lockouts, slowdowns, work stoppages, picketing, concerted refusal to work overtime, handbilling, demonstrations, leafletting, arbitrations, grievances or lockouts (in each case involving labor matters) or other material labor disputes against or affecting the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries.

(b) Employment Law. Each of the Company and its Subsidiaries is, and has been since January 1, 2019, in compliance with all Labor Laws, except for such noncompliance that has not had, and would not reasonably be expected to have, a Company Material Adverse Effect. Each employee, independent contractor and service provider who is providing, or in the past three (3) years has provided, services to the Company or any of its Subsidiaries has all work permits, immigration permits, visas or other authorizations required by applicable Law. Each of the Company and its Subsidiaries has met all requirements under Laws relating to employment of foreign citizens and residents, including all Form I-9 requirements.

(c) The Company has not incurred any liability or obligation under the WARN Act that remains unsatisfied. With respect to the employees of the Company and its Subsidiaries, during the last 12 months, there has been no mass layoff, plant closing, shutdown or term of similar import that triggered the WARN Act.

(d) No current employee of the Company or any of its Subsidiaries with an annualized base salary from the Company at or above $250,000 is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, non-solicitation agreement, restrictive covenant or other obligation: (i) owed to the Company or any of its Subsidiaries; or (ii) to the Knowledge of the Company, owed to any third party with respect to such Person’s right to be employed or engaged by the Company or any of its Subsidiaries.

(e) Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, there are no pending, or to the Company’s Knowledge, threatened Legal Proceedings against the Company or any of its Subsidiaries brought by or on behalf of any applicant for employment, any employee, independent contractor or service provider, any current or former leased employee, intern, volunteer or “temp” of the Company or any of its Subsidiaries, or Person alleging to be a current or former employee, or any group or class of the foregoing, or any Governmental Authority, alleging: (i) violation of any Labor Laws; (ii) breach of any Collective Bargaining Agreement; (iii) breach of any express or implied contract of Law; (iv) wrongful termination of employment; or (v) any other discriminatory, wrongful or tortious conduct in connection with any employment relationship, including before the Equal Employment Opportunity Commission.

(f) Since January 1, 2019, the Company has not incurred any material liability with respect to the classification of any Person as (i) an individual independent contractor rather than an employee, or (ii) an “exempt” employee rather than a “non-exempt” employee (within the meaning of the Fair Labor Standards Act and state Law), and no such Person has been improperly included or excluded from any Employee Plan. Neither the Company nor any of its Subsidiaries has notice of any pending or, to the Company’s Knowledge, threatened, inquiry or audit from any Governmental Authority concerning any such classifications.

(g) Since January 1, 2019, there have been no Legal Proceedings or settlements involving allegations of sexual or other unlawful harassment or discrimination.

3.20 Compliance with Laws.

(a) The Company and each of its Subsidiaries is, and since January 1, 2019 has been, in compliance in all material respects with all Laws that are applicable to the Company or any of its Subsidiaries or to the conduct of the business or operations of the Company or any its Subsidiaries.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, as of the date of this Agreement: (i) the Company and its Subsidiaries have all Governmental Authorizations necessary for the ownership and operation of its business as presently conducted, and each such Governmental Authorization is in full force and effect; (ii) the Company and its Subsidiaries are, and since January 1, 2019 have been, in compliance with the terms of all Governmental Authorizations necessary for the ownership and operation of the businesses of the Company or any of its Subsidiaries; and (iii) since January 1, 2019, neither the Company nor any of its Subsidiaries has received written notice from any Governmental Authority alleging any conflict with or breach of any such Governmental Authorization.

3.21 Anti-Corruption; International Trade.

(a) Since January 1, 2017, none of the Company, any of its Subsidiaries, or any of their respective directors, officers, or employees has, nor, to the Knowledge of the Company, have any of their agents or other Person acting on their behalf, violated any Anti-Corruption Laws, nor has the Company, any Subsidiary of the Company, any of their respective directors, officers, or employees nor, to the Knowledge of the Company, any other Representative of the Company or any of its Subsidiaries offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value, including cash, checks, wire transfers, tangible and intangible gifts, favors, services, or those entertainment and travel expenses that go beyond what is reasonable and customary, to any Government Official or to any Person for the purpose of influencing any act or decision of a Government Official in their official capacity, securing any improper advantage, or assisting the Company or any Subsidiary of the Company in obtaining or retaining business, in each case in violation of any Anti-Corruption Laws.

(b) The Company, each of its Subsidiaries, and their respective directors, officers and, to the Knowledge of the Company, employees and other Representatives are in compliance in all material respects with all applicable Laws relating to imports, exports and economic sanctions, including all applicable Laws administered and enforced by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), the U.S. State Department (including the Directorate of Defense Trade Controls), the U.S. Commerce Department’s Bureau of Industry and Security (“BIS”), or U.S. Customs and Border Protection (“Trade Laws”). Except as has not had, and would not reasonably be expected to have, a Company Material Adverse Effect, since January 1, 2017, neither the Company nor any of its Subsidiaries, nor any of their respective directors, officers or, to the Knowledge of the Company, employees or other Representatives has been a party to any Contract or engaged in any transaction or other business, directly or indirectly, (i) in breach of any applicable Trade Laws or (ii) to the extent it would be prohibited under applicable Trade Laws, with any Governmental Authority or other Person that (A) appears on any applicable list of sanctioned parties (including any Person that appears on OFAC’s Specially Designated Nationals and Blocked Persons List or Sectoral Sanctions Identification List or BIS’s Denied Persons, Entity, or Unverified Lists), (B) is located or organized in any country or territory that is, or at the time of the transaction or business was, subject to comprehensive OFAC sanctions (including Cuba, Iran, North Korea, Syria or the Crimea region of Ukraine) or (C) is 50% or more owned or otherwise controlled by a Person described in clause (A) or (B).

3.22 Compliance with Healthcare Laws and Regulations.

(a) Any preclinical and clinical studies subject to regulatory oversight by a Governmental Authority and conducted by or on behalf of or sponsored by the Company or its Subsidiaries, or in which the Company or its Subsidiaries have participated, were (and, if still pending, are being) conducted in all material respects in accordance with all applicable statutes and all applicable rules and regulations of the U.S. Food and Drug Administration (the “FDA”) and comparable regulatory agencies outside of the United States to which they are subject, including the European Medicines Agency (collectively, the “Healthcare Authorities”) and Good Clinical Practice and Good Laboratory Practice requirements. The Company and its Subsidiaries have operated at all times and are currently in compliance in all material respects with all statutes, rules and regulations applicable to the ownership, testing, development, marketing, promotion, manufacture, packaging, processing, use, distribution, storage, import, export or disposal of any product manufactured, distributed or sold by or on behalf of the Company or any of its Subsidiaries (each, a “Company Product”), including all statutes, rules and regulations of the Healthcare Authorities, except where such non-compliance would not, individually or in the aggregate, be material. Neither the Company nor any of its Subsidiaries have received any written notices, correspondence or other communications from the Healthcare Authorities or any other governmental agency requiring or threatening the termination or suspension of any of the Company’s activities.

(b) Since January 1, 2019, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any Subsidiary has voluntarily or involuntarily initiated, conducted or issued, caused to be initiated, conducted or issued, any recall, field corrective action, market withdrawal, seizure, suspension, safety alert, written warning, “dear doctor” letter, investigator notice to healthcare wholesalers, healthcare distributors, healthcare retailers, healthcare professionals or patients

(including any action required to be reported or for which records must be maintained under 21 C.F.R. Part 806) relating to any Company Product (collectively, a “Recall”) or, as of the date hereof, currently intends to initiate, conduct or issue any Recall of any Company Product. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has received any written notice from the FDA or any other Healthcare Authority regarding (i) any Recall of any Company Product, (ii) a change in the marketing status or classification, or a material change in the labeling, of any such Company Product or (iii) a notice of non-coverage from a Healthcare Authority in the reimbursement status of a Company Product (not including any routine adjustments made to the amount of reimbursement).

3.23 Legal Proceedings; Orders.

(a) No Legal Proceedings. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, there are no current Legal Proceedings pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or their respective assets, operations or properties or relating to the Transaction Documents or the transactions contemplated hereby or thereby, nor, since January 1, 2019, has the Company or any of its Subsidiaries made any voluntary or involuntary disclosures of non-compliance with applicable Law to any Governmental Authority.

(b) No Orders. Except as has not been, and would not reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole, or that would prevent or materially impair or materially delay, or would reasonably be expected to prevent or materially impair or materially delay, the consummation of the Casdin Transaction and/or Viking Transaction, neither the Company nor any of its Subsidiaries (nor any of its or their respective properties) is subject to any order of any kind or nature.

3.24 Insurance. As of the date of this Agreement, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries have all policies of insurance covering the Company and its Subsidiaries and any of their respective employees, properties or assets, including policies of life, property, fire, workers’ compensation, products liability, directors’ and officers’ liability and other casualty and liability insurance, that is customarily carried by Persons conducting business similar to that of the Company and its Subsidiaries. As of the date of this Agreement, all such insurance policies are in full force and effect, no notice of cancellation has been received and there is no existing default or event that, with notice or lapse of time or both, would constitute a default by any insured thereunder, except for such cancellations and defaults that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Company Material Adverse Effect.

3.25 Related Party Transactions. Except for compensation or other employment arrangements in the ordinary course of business, there are no Contracts, transactions, arrangements or understandings between the Company or any of its Subsidiaries, on the one hand, and any Affiliate of the Company (including any director or executive officer) thereof, but not including any wholly owned Subsidiary of the Company, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders that have not been disclosed in the Company SEC Reports.

3.26 Brokers. Except for Jefferies LLC, there is no financial advisor, investment banker, broker, finder or agent that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who is entitled to any financial advisor’s, investment banking, brokerage, finder’s or other similar fee or commission in connection with the Viking Transaction or the other transactions contemplated by this Agreement or the other Transaction Documents. The Company has made available to Purchaser the engagement letter of Jefferies.

3.27 Other Agreements. The Company has provided to Purchaser, prior to the execution and delivery of this Agreement, a true, complete and correct copy of the Casdin Purchase Agreement which, on execution of this Agreement, shall be in full force and effect. The Company has not entered into any other agreement, arrangement or understanding with the Casdin Purchaser or any of its respective Affiliates with respect to any securities of the Company or any of its Subsidiaries, the transactions contemplated by the Casdin Purchase Agreement or the payment of any fees or expenses in connection therewith, except for any non-disclosure agreements or term sheets with the Casdin Purchaser or its Affiliates.

3.28 Investment Company Status. Neither the Company nor any of its Subsidiaries is, and immediately after the Closing hereunder, none of the Company nor any of its Subsidiaries will be, required to be registered as an “investment company” under the Investment Company Act of 1940.

3.29 Sale of Securities. Without limiting the foregoing, neither the Company nor, to the Knowledge of the Company, any other Person authorized by the Company to act on its behalf, has engaged in a general solicitation or general advertising (within the meaning of Regulation D of the Securities Act) of investors with respect to offers or sales of the Series B-2 Preferred Stock, and neither the Company nor, to the Knowledge of the Company, any Person acting on its behalf has made any offers or sales of any security or solicited any offers to buy any security, under circumstances that would cause the offering or issuance of the Series B-2 Preferred Stock under this Agreement to be integrated with prior offerings by the Company for purposes of the Securities Act that would result in none of Regulation D or any other applicable exemption from registration under the Securities Act to be available.

3.30 No Rights Agreement; Anti-Takeover Provisions. As of the date of this Agreement, neither the Company nor any of its Subsidiaries is party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.

3.31 Registration Rights. Except as contemplated by the Registration Rights Agreement, no Person has the right to require the Company or any of its Subsidiaries to register any securities for sale under the Securities Act.

3.32 Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, in any other Transaction Document or in any certificate delivered pursuant to this Agreement:

(i) neither Purchaser nor any other Person makes, or has made, any representation or warranty relating to Purchaser or any of its businesses, operations or otherwise in connection with this Agreement or the Transactions; and

(ii) Purchaser hereby disclaims any other express or implied representations or warranties, notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation or other information (including any financial information, supplemental data, financial projections or other forward-looking statements).

(b) No Reliance. The Company acknowledges and agrees that, except for the representations and warranties expressly set forth in Article IV, in any other Transaction Document or in any certificate delivered by Purchaser pursuant to this Agreement, it is not acting, by entering into this Agreement or consummating the Transactions, in reliance on:

(i) any other representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to the Company or any of its Representatives, including any materials or information made available in connection with the Transactions, in connection with presentations by Purchaser’s management or in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to the Company as follows:

4.1 Organization; Good Standing. Purchaser is duly organized, validly existing and in good standing pursuant to the Laws of its jurisdiction of organization. Purchaser has the requisite power and authority to conduct its business as it is presently being conducted and to own, lease or operate its material properties, rights and assets, except where the failure to have such power or authority, individually or in the aggregate, would not, individually or in the aggregate, prevent or materially delay the consummation of the Viking Transaction or the other transactions contemplated by this Agreement. Purchaser is not in violation of its Organizational Documents.

4.2 Corporate Power; Enforceability. Purchaser has the requisite corporate power and authority to: (a) execute and deliver this Agreement and the other applicable Transaction Documents; (b) perform its covenants and obligations hereunder and thereunder; and (c) consummate the Viking Transaction and the other transactions contemplated by this Agreement and the other applicable Transaction Documents. The execution and delivery of this Agreement and the other applicable Transaction Documents by Purchaser, the performance by Purchaser of its covenants and obligations hereunder and the consummation of the Viking Transaction and the transactions contemplated by this Agreement and the other applicable Transaction Documents have been duly authorized by all necessary action on the part of Purchaser and no additional action on the part of Purchaser is necessary. This Agreement and each other applicable Transaction Documents have been duly executed and delivered by Purchaser and, assuming the due authorization, execution and delivery by the Company, constitute legal, valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms, except as such enforceability (i) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (ii) is subject to general principles of equity.

4.3 Non-Contravention. The execution and delivery of this Agreement by Purchaser, the performance by Purchaser of its covenants and obligations hereunder, and the consummation of the Viking Transaction and the other transactions contemplated by this Agreement and the other applicable Transaction Documents do not: (a) violate or conflict with any provision of the Organizational Documents of Purchaser; (b) violate, conflict with, result in the breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) pursuant to, or result in the termination of, or accelerate the performance required by, or result in a right of termination or acceleration pursuant to any of the terms, conditions or provisions of any material note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser or any of its properties or assets may be bound; (c) assuming the consents, approvals and authorizations referred to in Section 4.4 have been obtained, violate or conflict with any Law or order applicable to Purchaser or by which any of its properties or assets are bound; or (d) result in the creation of any Lien (other than Permitted Liens) on any of the properties or assets of Purchaser, except in the case of each of clauses (b), (c) and (d) for such violations, conflicts, breaches, defaults, terminations, accelerations or Liens that would not, individually or in the aggregate, prevent or materially delay the consummation of the Viking Transaction or the other transactions contemplated by this Agreement.

4.4 Requisite Governmental Approvals. No Governmental Authorization is required on the part of Purchaser in connection with: (a) the execution and delivery of this Agreement by Purchaser; (b) the performance by Purchaser of its covenants and obligations pursuant to this Agreement; or (c) the consummation of the Viking Transaction and the other transactions contemplated by this Agreement, except (i) such filings and approvals as may be required by any federal or state securities Laws, including compliance with any applicable requirements of the Exchange Act; (ii) compliance with any applicable requirements of the HSR Act and any applicable foreign Antitrust Laws; and (iii) such other Governmental Authorizations the failure of which to obtain would not, individually or in the aggregate, prevent or materially delay the consummation of the Viking Transaction or the other transactions contemplated by this Agreement.

4.5 Legal Proceedings; Orders.

(a) No Legal Proceedings. There are no Legal Proceedings pending or, to the knowledge of Purchaser, threatened against Purchaser that would, individually or in the aggregate, prevent or materially delay Purchaser’s ability to consummate the Viking Transaction.

(b) No Orders. Purchaser is not subject to any order of any kind or nature that would prevent or materially delay the consummation of the Viking Transaction or the other transactions contemplated by this Agreement.

4.6 Ownership of Company Common Stock. Neither Purchaser nor any of its “affiliates” or “associates” is or, during the three years prior to the date of this Agreement, has been an “interested stockholder” (in each case, as such quoted terms are defined under Section 203 of the DGCL) of the Company. Neither Purchaser nor any of its “affiliates” or “associates” (as those terms are defined in Section 203 of the DGCL) beneficially owns, directly or indirectly, any shares of Company Common Stock or any other security convertible into, exchangeable for or exercisable for shares of Company Common Stock. Other than with its Affiliates, Purchaser is not a member of a “group” (as such term is used in Section 13(d) of the Exchange Act) of Persons with respect to any securities of the Company (it being understood that in no event will the Casdin Purchaser or any of its Affiliates be deemed to be Affiliates of Purchaser for purposes of this Section 4.6).

4.7 Brokers. There is no financial advisor, investment banker, broker, finder, agent or other Person that has been retained by or is authorized to act on behalf of Purchaser or any of its Affiliates that will be entitled to any financial advisor’s, investment banking, brokerage, finder’s or other fee or commission from the Company or its Subsidiaries in connection with the Viking Transaction.

4.8 Sufficient Funds. (a) (i) VGO Drawdown will have at the Closing sufficient funds to enable VGO Drawdown to pay in full at the Closing the entire amount of the VGO Drawdown Purchase Price and all other amounts payable by VGO Drawdown hereunder in immediately available cash funds and (ii) VGO Drawdown has uncalled capital commitments or otherwise has available funds in excess of the VGO Drawdown Purchase Price and all other amounts payable by VGO Drawdown pursuant to this Agreement and (b) (i) VGO Illiquid Investments will have at the Closing sufficient funds to enable VGO Illiquid Investments to pay in full at the Closing the entire amount of the VGO Illiquid Investments Purchase Price and all other amounts payable by VGO Illiquid Investments hereunder in immediately available cash funds (ii) VGO Illiquid Investments has uncalled capital commitments or otherwise has available funds in excess of the VGO Illiquid Investments Purchase Price and all other amounts payable by VGO Illiquid Investments pursuant to this Agreement.

4.9 Unregistered Securities.

(a) Investor Status; Sophisticated Purchaser. Purchaser is an “accredited investor” within the meaning of Regulation D of the Securities Act and is able to bear the risk of its investment in the Purchased Shares. Purchaser has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of the purchase of the Purchased Shares.

(b) Information. Purchaser and its Representatives have been furnished with (i) materials relating to the business, finances and operations of the Company, (ii) materials relating to the offer and sale of the Purchased Shares and (iii) materials relating to the Viking Transaction, in each case, that have been requested by Purchaser. Purchaser and its Representatives have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigations conducted at any time by Purchaser and its Representatives shall modify, amend or affect Purchaser’s right (i) to rely on the Company’s representations and warranties contained in Article III above or (ii) to indemnification or any other remedy based on, or with respect to the accuracy or inaccuracy of, or compliance with, the representations, warranties, covenants and agreements in this Agreement. Purchaser understands that its purchase of the Purchased Shares involves a high degree of risk. Purchaser has sought such accounting, legal and tax advice as it has considered necessary to make an informed investment decision with respect to its acquisition of the Purchased Shares.

(c) Legends. Purchaser understands that any certificate or book-entry position evidencing Acquired Shares will bear the restrictive legend set forth in the Certificate of Designations.

(d) Purchase Representations. Purchaser is purchasing the Purchased Shares for its own account, the account of its Affiliates, or the accounts of clients for whom Purchaser exercises discretionary investment authority (all of whom Purchaser hereby represents and warrants are “accredited investors” within the meaning of Regulation D of the Securities Act), not as a nominee or agent, and not with a view to distribution in violation of any securities Laws. Purchaser has been advised and understands that the Purchased Shares have not been registered under the Securities Act or under the “blue sky” laws of any jurisdiction and may be resold only if registered pursuant to the requirements of the Securities Act (or if eligible, pursuant to Rule 144 promulgated under the Securities Act or pursuant to another available exemption from the registration requirements of the Securities Act). Purchaser has been advised and understands that the Company, in issuing the Purchased Shares, is relying upon, among other things, the representations and warranties of Purchaser contained in this Section 4.9 in concluding that such issuance is a “private offering” and is exempt from the registration provisions of the Securities Act.

(e) Rule 144. Purchaser understands that there is no public trading market for the Purchased Shares, that none is expected to develop and that the Purchased Shares shall be held indefinitely unless and until the Purchased Shares are registered under the Securities Act or an exemption from registration is available. Purchaser has been advised of and is knowledgeable with respect to the provisions of Rule 144 promulgated under the Securities Act.

(f) Reliance by the Company. Purchaser understands that the Purchased Shares are being offered and sold in reliance on a transactional exemption from the registration requirements of federal and state securities Laws and that the Company is relying on the truth and accuracy of the representations, warranties, agreements, acknowledgments and understandings of Purchaser set forth herein in order to determine the applicability of such exemptions and the suitability of Purchaser to acquire the Purchased Shares.

4.10 Stockholder and Management Arrangements. Except for the Transaction Documents or as previously disclosed to the Company in writing, neither Purchaser nor any of its Affiliates is a party to any Contract, or has authorized, made or entered into, or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company or any of its Subsidiaries: (a) relating to this Agreement, the Casdin Transaction or the Viking Transaction, (b) pursuant to which any holder of Company Common Stock has agreed to approve this Agreement or (c) pursuant to which any Person has agreed to provide, directly or indirectly, an equity investment to the Purchaser or the Company to finance any portion of the Transaction.

4.11 Exclusivity of Representations and Warranties.

(a) No Other Representations and Warranties. Purchaser acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III (as qualified by the Company Disclosure Letter), in any other Transaction Document or in any certificate delivered pursuant to this Agreement:

(i) neither the Company nor any other Person makes, or has made, any representation or warranty relating to the Company, its Subsidiaries, or any of its or their businesses, operations or otherwise in connection with this Agreement or the Transactions; and

(ii) the Company hereby disclaims any other express or implied representations or warranties, notwithstanding the delivery or disclosure to Purchaser or any of its Representatives of any documentation or other information (including any financial information, supplemental data, financial projections or other forward-looking statements).

(b) No Reliance. Purchaser acknowledges and agrees that, except for the representations and warranties expressly set forth in Article III (as qualified by the Company Disclosure Letter), in any other Transaction Document or in any certificate delivered by the Company pursuant to this Agreement, it is not acting, by entering into this Agreement or consummating the Transactions, in reliance on:

(i) any other representation or warranty, express or implied;

(ii) any estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information provided or addressed to Purchaser or any of its Representatives, including any materials or information made available in the electronic data room hosted by or on behalf of the Company in connection with the Transactions, in connection with presentations by the Company’s management or in any other forum or setting; or

(iii) the accuracy or completeness of any other representation, warranty, estimate, projection, prediction, data, financial information, memorandum, presentation or other materials or information.

ARTICLE V

INTERIM OPERATIONS OF THE COMPANY

5.1 Affirmative Obligations. Except (a) as expressly contemplated by this Agreement, (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter, (c) as required by applicable Law or by COVID-19 Measures or (d) as approved in advance in writing by Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, the Company shall, and shall cause each of its Subsidiaries to, (i) conduct its business in all material respects in the ordinary course of business, and (ii) use reasonable best efforts to preserve intact in all material respects its current business organization, ongoing businesses and significant relationships with third parties.

5.2 Forbearance Covenants. Except (a) as expressly contemplated by this Agreement, (b) as set forth in Section 5.1 or Section 5.2 of the Company Disclosure Letter, (c) as required by applicable Law or by COVID-19 Measures or (d) as approved in advance in writing by Purchaser (which approval shall not be unreasonably withheld, conditioned or delayed), during the period from the execution and delivery of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

(a) take any action set forth in Section 13(b) or 13(c) of the Certificate of Designations;

(b) acquire or agree to acquire, directly or indirectly, by purchase, merger, consolidation or otherwise, any equity or assets constituting all or a material portion of the business of (or any division of the business of) another Person;

(c) sell, assign, transfer, license (other than non-exclusive licenses in the ordinary course of business consistent with past practice), sublicense, abandon, permit to lapse, grant a covenant not to sue, or otherwise dispose of any material Company Owned IP (other than non-exclusive licenses or sublicenses granted in the ordinary course of business);

(d) disclose, release or otherwise fail to maintain the confidential nature of any source code to Company Software or other Trade Secrets;

(e) (i) authorize for issuance, issue, deliver, sell or transfer or agree or commit to issue, deliver, sell or transfer any shares of capital stock of or other equity interest or convertible security in the Company or any of its Subsidiaries or other rights of any kind to acquire, any shares of capital stock of or any other equity interest in the Company or any of its Subsidiaries, other than (A) the issuance of capital stock or other equity interests pursuant to any Employee Plan, (B) the issuance of capital stock or other equity interests from any wholly owned Subsidiary to the Company or any other wholly owned Subsidiary of the Company or (C) the issuance of Company Common Stock pursuant to the Company Notes; (ii) amend or modify any term or provision of any of the Company’s outstanding equity securities; or (iii) accelerate or waive any restrictions pertaining to the vesting of any Company equity-based awards or warrants or other rights of any kind to acquire any shares of capital stock or other equity interests in the Company;

(f) reclassify, combine, split or subdivide any capital stock of the Company or any of its Subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of capital stock of the Company or any of its Subsidiaries, except for, with respect to any Subsidiary of the Company, any intercompany restructuring, recapitalization or similar transaction that will not prevent or delay the consummation of the Viking Transaction or the other transactions contemplated by this Agreement or result in any adverse impact on Purchaser;

(g) except as required under the terms of any Employee Plan or as set forth in Section 5.2(g) of the Company Disclosure Letter, (i) increase the compensation or benefits payable to any current or former (A) director, (B) executive officer, or (C) employee or independent contractor, other than increases with respect to employees at the Director level or below in the ordinary course of business consistent with past practice, by no more than ten percent of such individual’s compensation or benefits payable immediately prior to such increase, and as otherwise not prohibited by Section 5.2(h), (ii) accelerate the vesting or payment of any Employee Plan or other compensation or benefit plan, program, agreement or arrangement for, any director, employee or independent contractor, (iii) enter into, adopt, amend, terminate or increase the coverage or benefits available under any Employee Plan (or other compensation or benefit plan, program, agreement or arrangement that would be an Employee Plan if in effect on the date of this Agreement), other than ordinary course changes in relation to annual renewals, or (iv) grant any equity or equity-based awards of the Company or any of its Subsidiaries to any director, employee or independent contractor of the Company or any of its Subsidiaries;

(h) (i) hire, offer to hire or promote any new Person with an annual salary or annualized fee in excess of $250,000, (ii) terminate the employment or service of any employee with an annual salary or annualized fee in excess of $250,000 or any employee with a title of Director or above of the Company or any of its Subsidiaries other than for “cause” or (iii) institute any general layoff of employees or implement any plant closings, reductions in force, furloughs, temporary layoffs, early retirement plan or announce the planning of any such action;

(i) enter into, amend or extend any Collective Bargaining Agreement or other Contract with any union or similar labor organization;

(j) waive or release any material noncompetition, nonsolicitation, nondisclosure, noninterference, nondisparagement or other restrictive covenant obligation of any current or former employee or independent contractor;

(k) (i) make any loans, advances or capital contributions to, or investments in, any other Person, other than investments by the Company or a wholly owned Subsidiary of the Company to a wholly owned Subsidiary of the Company or the Company or advances of expenses to any director, officer, employee or agent of the Company in connection with advancement obligations in effect on the date of this Agreement, (ii) incur, assume or modify any indebtedness or (iii) assume, guarantee, endorse, grant a lien (other than a Permitted Lien or any lien on Intellectual Property) on any of the Company’s assets as security or otherwise become liable for indebtedness of another Person (excluding the Company or any of its Subsidiaries); or

(l) agree, resolve, authorize or commit to take any action prohibited by this Section 5.2.

5.3 No Solicitation.

(a) No Solicitation or Negotiation. From the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, the Company shall (i) cease and cause to be terminated any discussions or negotiations with any Person and its Affiliates and their respective directors, officers, employees, investment bankers, attorneys, accountants and other advisors or representatives (collectively, “Representatives”) that would be prohibited by this Section 5.3(a) and (ii) terminate all physical and electronic data room access previously granted to any such Person, its Affiliates and their respective Representatives. From the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, the Company and its Subsidiaries shall not, and shall cause their respective directors, officers and employees, and shall instruct their other Representatives not to, directly or indirectly: (A) solicit, initiate or propose the making, submission or announcement of, or knowingly encourage, induce, facilitate or assist, an Acquisition Proposal or any inquiries or the making of any proposal that could reasonably be expected to lead to an Acquisition Proposal; (B) furnish to any Person (other than Purchaser, the Casdin Purchaser (solely with respect to the Casdin Transaction) or their respective Representatives) any non-public information relating to the Company or any of its Subsidiaries or afford to any Person access to the business, properties, assets, books, records or other non-public information, or to any personnel, of the Company or any of its Subsidiaries, in any such case to knowingly encourage, facilitate or assist an Acquisition Proposal or any inquiries relating to, or the making of, any proposal that could reasonably be expected to lead to an Acquisition Proposal; (C) participate, continue or engage in discussions or negotiations with any Person with respect to an Acquisition Proposal (other than informing such Persons of the provisions contained in this Section 5.3 or contacting such Person making any unsolicited Acquisition Proposal to clarify the terms and conditions thereof); (D) approve, endorse or recommend an Acquisition Proposal; or (E) enter into any letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction (any such letter of intent, memorandum of understanding, merger agreement, acquisition agreement or other Contract relating to an Acquisition Transaction, an “Alternative Acquisition Agreement”). From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, the Company shall not be required to enforce, and shall be permitted to waive, any provision of any standstill or confidentiality agreement to permit any proposal to be made to the Company Board (or any committee thereof). In furtherance and not in limitations of the other provisions of this Section 5.3, the Company agrees that if it (i) permits any of its Representatives (other than an employee or consultant of the Company who is not an executive officer of the Company) to take any action or (ii) is made aware of an action by one of its Representatives (other than an employee or consultant of the Company who is not an executive officer of the Company) and does not use its reasonable best efforts to prohibit or terminate such action and, in each case, such action would constitute a material breach of this Section 5.3 if taken by the Company during the period from the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, then such action shall be deemed to constitute a breach by the Company of this Section 5.3.

(b) No Change in Company Board Recommendation or Entry into an Alternative Acquisition Agreement. At no time after the date of this Agreement until the earlier of the termination of this Agreement or the Closing Date shall the Company Board (or a committee thereof) (i) withhold, withdraw, amend, qualify or modify, or publicly propose to withhold, withdraw, amend, qualify or modify, the Company Board Recommendation in a manner adverse to Purchaser; (ii) publicly adopt, approve or recommend an Acquisition Proposal; (iii) in connection with a tender or exchange offer by a third party, fail to recommend against such offer by the close of business on the 10th Business Day after the commencement of a tender or exchange offer in connection with an Acquisition Proposal (it being understood that the Company Board (or a committee thereof) may refrain from taking a position with respect to an Acquisition Proposal until the close of business on the 10th Business Day after the commencement of a tender or exchange offer in connection with such Acquisition Proposal without such action being considered a violation of this Section 5.3(b)); (iv) fail to include the Company Board Recommendation in the Proxy Statement; or (v) enter into any Contract or letter of intent regarding an Acquisition Proposal (any action described in clauses (i) through (iv), a “Company Board Recommendation Change”).

(c) Company Board Recommendation Change. Notwithstanding anything to the contrary set forth in this Agreement, at any time prior to obtaining the Requisite Stockholder Approval, the Company Board (or a committee thereof) may effect a Company Board Recommendation Change in response to an Intervening Event if the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to do so would be inconsistent with its fiduciary duties pursuant to applicable Law; provided, that, the Company Board (or a committee thereof) shall not effect such a Company Board Recommendation Change unless:

(i) the Company has provided prior written notice to Purchaser and the Casdin Purchaser at least five Business Days in advance to the effect that the Company Board (or a committee thereof) has (A) made such determination; and (B) resolved to effect a Company Board Recommendation Change pursuant to this Section 5.3(c), which notice shall specify the basis for such Company Board Recommendation Change, including a reasonably detailed description of the facts and circumstances relating to such Intervening Event and copies of all relevant documents relating thereto;

(ii) prior to effecting such Company Board Recommendation Change, the Company and its Representatives, during such five Business Day period, shall have negotiated with Purchaser, the Casdin Purchaser and their respective Representatives in good faith (to the extent that Purchaser or the Casdin Purchaser desires to so negotiate) to make such adjustments to the terms and conditions of this Agreement so that the Company Board (or a committee thereof) would no longer determine that the failure to make a Company Board Recommendation Change in response to such Intervening Event would be inconsistent with its fiduciary duties pursuant to applicable Law; and

(iii) at the end of such five Business Day period and taking into account any adjustments to the terms and conditions of this Agreement and the Casdin Purchase Agreement, the Company Board (or a committee thereof) has determined in good faith (after consultation with its financial advisor and outside legal counsel) that the failure to make a Company Board Recommendation Change in response to such Intervening Event would continue to be inconsistent with its fiduciary duties pursuant to applicable Law.

For the avoidance of doubt, the determination by the Company Board (or a committee thereof) that an Intervening Event has occurred or the delivery by the Company of a notice contemplated by this Section 5.3(c) shall not constitute a Company Board Recommendation Change if otherwise in compliance with this Section 5.3.

(d) Notice. From the date hereof until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, the Company shall promptly (and, in any event, within 24 hours) notify Purchaser if any offers or proposals that constitute an Acquisition Proposal are received by, any non-public information is requested from, or any discussions or negotiations are sought to be initiated or continued with, the Company or any of its Representatives. Such notice shall include a summary of the material terms and conditions of such offer, proposal, request, inquiry, discussions or negotiations, including the identity of the Person making any such offer, proposal, request or inquiry or seeking to engage in such discussions or negotiations, and a copy of any written documents in connection therewith (including any updates or amendments thereto).

(e) Certain Disclosures. Nothing in this Agreement shall prohibit the Company or the Company Board (or a committee thereof) from (i) taking and disclosing to the Company Stockholders a “stop, look and listen” communication by the Company Board (or a committee thereof) to the Company Stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication); (ii) informing any Person of the existence of the provisions contained in this Section 5.3; or (iii) complying with the Company’s disclosure obligations under U.S. federal or state Law with regard to an Acquisition Proposal, it being understood that any such statement or disclosure made by the Company Board (or a committee thereof) shall be subject to the terms and conditions of this Agreement and nothing in this Section 5.3(e) shall permit the Company to make a Company Board Recommendation Change.

5.4 No Control of the Other Party’s Business. The Parties acknowledge and agree that the restrictions set forth in this Agreement are not intended to give Purchaser, on the one hand, or the Company, on the other hand, directly or indirectly, the right to control or direct the business or operations of the other at any time prior to the Closing. Prior to the Closing Date, Purchaser and the Company shall exercise, consistent with the terms, conditions and restrictions of this Agreement, complete control and supervision over their own business and operations.

ARTICLE VI

ADDITIONAL COVENANTS

6.1 Required Action and Forbearance; Efforts.

(a) Reasonable Best Efforts. On the terms and subject to the conditions set forth in this Agreement, Purchaser shall (and shall cause its Affiliates to, if applicable), on the one hand, and the Company shall, on the other hand, use their respective reasonable best efforts to (x) take (or cause to be taken) all actions, (y) do (or cause to be done) all things and (z) assist and cooperate with the other Parties in doing (or causing to be done) all things, in each case as are necessary, proper or advisable pursuant to applicable Law or otherwise to consummate and make effective, as promptly as practicable, the Viking Transaction, including by using reasonable best efforts to:

(i) cause the conditions to the Viking Transaction set forth in Article VII to be satisfied;

(ii) (A) obtain all consents, waivers, approvals, orders and authorizations from Governmental Authorities and (B) make all registrations, declarations and filings with Governmental Authorities, in each case that are necessary or advisable to consummate the Viking Transaction;

(iii) obtain all consents, waivers and approvals and delivering all notifications from or to any third parties in connection with this Agreement and the consummation of the Viking Transaction that are necessary or advisable to consummate the Viking Transactions; and

(iv) execute and deliver any Contracts and other instruments that are reasonably necessary to consummate the Viking Transaction.

(b) Section 6.1(a) shall not apply to filings under Antitrust Laws, which shall be governed by the obligations set forth in Section 6.2 below.

(c) No Consent Fee. Notwithstanding anything to the contrary set forth in this Section 6.1 or elsewhere in this Agreement, neither the Company nor any of its Subsidiaries shall be required to agree to: (i) the payment of a consent fee, “profit sharing” payment or other consideration (including increased or accelerated payments); (ii) the provision of additional security (including a guaranty); or (iii) material conditions or obligations, including amendments to existing conditions and obligations, in each case, in connection with the Viking Transaction, including in connection with obtaining any consent pursuant to any Material Contract.

6.2 Antitrust Filings.

(a) Filing Under Antitrust Laws. Purchaser and the Company shall (i) cooperate and coordinate with the other in determining whether any filings are required by applicable Antitrust Laws in connection with the Viking Transaction and, solely after the Closing and upon written notice by Purchaser to the Company, the conversion of Series B-2 Preferred Stock into Company Common Stock (the “Series B-2 Conversion”), (ii) cooperate and coordinate

(and cause its respective Affiliates to cooperate and coordinate) with the other in the making of any required filings with any Governmental Authority as are required by applicable Antitrust Laws in connection with the Viking Transaction and the Series B-2 Conversion; (iii) supply the other (or cause the other to be supplied) with any information that may be required in order to make such filings; (iv) supply (or cause to be supplied) any additional information that reasonably may be required or requested by the FTC, the DOJ or the Governmental Authorities of any other applicable jurisdiction in which any such filing is made; and (v) use reasonable best efforts to take all action necessary, proper or advisable to (A) cause the expiration or termination of the applicable waiting periods pursuant to the HSR Act and any other Antitrust Laws (to the extent applicable to this Agreement, the Viking Transaction or the Series B-2 Conversion (as applicable)) and (B) obtain any required consents pursuant to any HSR Act or Antitrust Laws (to the extent applicable to this Agreement, the Viking Transaction or the Series B-2 Conversion (as applicable)), in each case as promptly as reasonably practicable. Purchaser (and its Affiliates, if applicable), on the one hand, and the Company (and its Affiliates), on the other hand, shall promptly inform the other of any communication from any Governmental Authority regarding the Viking Transaction and the Series B-2 Conversion (as applicable) in connection with such filings. If either Party or Affiliate thereof receives any comments or a request for additional information or documentary material from any Governmental Authority with respect to the Viking Transaction or the Series B-2 Conversion pursuant to any Antitrust Law applicable to the Viking Transaction or the Series B-2 Conversion (respectively), then such Party shall make (or cause to be made), as promptly as practicable and after consultation with the other Parties, an appropriate response to such request; provided, that neither Party may extend any waiting period or enter or propose to enter into any agreement, commitment or understanding with any Governmental Authority without the permission of the other Party, which shall not be unreasonably withheld, conditioned or delayed.

(b) Cooperation. In furtherance and not in limitation of the foregoing, the Company and Purchaser shall (and shall cause their respective controlling Persons, controlled Affiliates and Subsidiaries, respectively, to), subject to any restrictions under applicable Laws: (i) promptly notify the other Party of, and, if in writing, furnish the other with copies of (or, in the case of oral communications, advise the others of the contents of) any material communication received by such Person from a Governmental Authority in connection with the Viking Transaction and the Series B-2 Conversion and permit the other Party to review and discuss in advance (and to consider in good faith any comments made by the other Party in relation to) any proposed draft notifications, formal notifications, filing, submission or other written communication (and any analyses, memoranda, white papers, presentations, correspondence or other documents submitted therewith) made in connection with the Viking Transaction and the Series B-2 Conversion (as applicable) to a Governmental Authority; (ii) keep the other Party informed with respect to the status of any such submissions and filings to any Governmental Authority in connection with the Viking Transaction and the Series B-2 Conversion (as applicable) and any developments, meetings or discussions with any Governmental Authority in respect thereof, including with respect to (A) the receipt of any non-action, action, clearance, consent, approval or waiver, (B) the expiration of any waiting period, (C) the commencement or proposed or threatened commencement of any investigation, litigation or administrative or judicial action or proceeding under applicable Laws, including any proceeding initiated by a private party and (D) the nature and status of any objections raised or proposed or threatened to be raised by any Governmental Authority with respect to the Viking Transaction and the Series B-2 Conversion (as applicable); and (iii) not independently participate in any meeting, hearing, proceeding or discussions (whether in person, by telephone or otherwise) with or before any Governmental Authority in respect of the Viking Transaction or the Series B-2 Conversion without giving the other party reasonable prior notice of such meeting or discussions and, unless prohibited by such Governmental Authority, the opportunity to attend or participate. Subject to restrictions under applicable Law, Purchaser shall not, without the prior written consent of the Company, extend or offer or agree to extend any waiting period under the HSR Act or any other Antitrust Law, or enter into any agreement with any Governmental Authority related to this Agreement, the transactions contemplated by this Agreement or the Series B-2 Conversion. However, the Company and Purchaser may each designate any non-public information provided to any Governmental Authority as restricted to “outside counsel” only and any such information shall not be shared with employees, officers or directors or their equivalents of the other Party without approval of the Party providing the non-public information; provided, that each of the Company and Purchaser may redact any valuation and related information before sharing any information provided to any Governmental Authority with the other Party on an “outside counsel” only basis, and that the Company and Purchaser shall not in any event be required to share information that benefits from legal privilege with the other Party, even on an “outside counsel” only basis, where this would cause such information to cease to benefit from legal privilege.

(c) Other Action. Purchaser shall not, directly or indirectly (whether by merger, consolidation or otherwise), acquire (or agree to acquire) any business, corporation partnership, association or other business organization or division or part thereof, or any securities or collection of assets, if doing so would reasonably be expected to prevent or materially delay the consummation of the Viking Transaction.

(d) Limitations on Action. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement, including this Section 6.2, shall require or obligate Purchaser or any of its Affiliates to agree, propose, commit to, or effect, or otherwise be required, by consent decree, hold separate, or otherwise, any sale, divestiture, hold separate, or any other action otherwise limiting the freedom of action in any respect with respect to any businesses, products, rights, services, licenses, assets, or interest therein, of Purchaser or any Affiliate.

6.3 Proxy Statement.

(a) Proxy Statement. As promptly as practical following the date of this Agreement, the Company (with the assistance and cooperation of Purchaser as reasonably requested by the Company) shall prepare and file with the SEC a preliminary proxy statement (as amended or supplemented, the “Proxy Statement”) relating to the Company Stockholder Meeting, and the Company shall use its reasonable best efforts to make such filing within 15 days of the date of this Agreement. Subject to Section 5.3(c), the Company shall include the Company Board Recommendation in the Proxy Statement. Prior to the filing of the Proxy Statement (or any amendment or supplement thereto), or any dissemination thereof to the Company Stockholders, or responding to any comments from the SEC with respect thereto, the Company shall provide Purchaser and its counsel with a reasonable opportunity to review and to comment on such document or response, which comments the Company shall consider in good faith. None of the information supplied or to be supplied by or on behalf of the Company or Purchaser for inclusion or incorporation by reference in the Proxy Statement, as of the date it or any amendment or supplement is mailed to the Company Stockholders and at the time of the Company Stockholder Meeting, shall contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading.

(b) Furnishing Information. The Company, on the one hand, and Purchaser, on the other hand, shall furnish all information concerning it and its Affiliates, if applicable, as the other Party may reasonably request in connection with the preparation and filing with the SEC of the Proxy Statement. If at any time prior to the Company Stockholder Meeting any information relating to the Company, Purchaser or any of their respective Affiliates should be discovered by the Company, on the one hand, or Purchaser, on the other hand, that should be set forth in an amendment or supplement to the Proxy Statement so that such filing would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, then the Party that discovers such information shall promptly notify the other, and an appropriate amendment or supplement to such filing describing such information shall be promptly prepared and filed with the SEC by the appropriate Party and, to the extent required by applicable law or the SEC or its staff, disseminated to the Company Stockholders.

(c) Consultation Prior to Certain Communications. The Company and its Affiliates, on the one hand, and Purchaser and its Affiliates, on the other hand, shall not communicate in writing with the SEC or its staff with respect to the Proxy Statement without first providing the other Party a reasonable opportunity to review and comment on such written communication, and each Party shall give due consideration to all reasonable additions, deletions or changes suggested thereto by the other Parties or their respective counsel.

(d) Notices. The Company, on the one hand, and Purchaser, on the other hand, shall advise the other, promptly after it receives notice thereof, of (i) any receipt of a request by the SEC or its staff for any amendment or revisions to the Proxy Statement, (ii) any receipt of comments from the SEC or its staff on the Proxy Statement; or (iii) any receipt of a request by the SEC or its staff for additional information in connection therewith.

(e) Dissemination of Proxy Statement. Subject to applicable Law, the Company shall use its reasonable best efforts to cause the definitive Proxy Statement to be disseminated to the Company Stockholders as promptly as reasonably practicable following the filing thereof with the SEC and confirmation from the SEC that it will not review, or that it has completed its review of, the Proxy Statement.

6.4 Company Stockholder Meeting.

(a) Call of Company Stockholder Meeting. Within 10 calendar days after the date of this Agreement (and thereafter as reasonably determined by the Company in consultation with Purchaser), the Company shall conduct a “broker search” in accordance with Rule 14a-13 of the Exchange Act for a record date for the Company Stockholder Meeting that is 20 Business Days after the date of such “broker search.” Following the clearance of the Proxy Statement by the SEC, the Company shall duly call and hold a meeting of its stockholders (the “Company Stockholder Meeting”) as promptly as reasonably practicable (taking into account the time necessary to solicit proxies for the approval of the Transactions and the Certificate of Amendment) following the mailing of the Proxy Statement to the Company Stockholders, which mailing shall be initiated in accordance with Section 6.3(e). Unless there has been a Company Board Recommendation Change in accordance with Section 5.3(c), the Company shall use its reasonable best efforts to solicit proxies to obtain the Requisite Stockholder Approval.

(b) Adjournment of Company Stockholder Meeting. Notwithstanding anything to the contrary in this Agreement, nothing shall prevent the Company from postponing or adjourning the Company Stockholder Meeting: (i) to allow additional solicitation of votes in order to obtain the Requisite Stockholder Approval; (ii) if there are holders of an insufficient number of shares of Company Common Stock present or represented by proxy at the Company Stockholder Meeting to constitute a quorum at the Company Stockholder Meeting; (iii) if the Company is required to postpone or adjourn the Company Stockholder Meeting by applicable Law or receives a request from the SEC or its staff to do so; or (iv) if the Company Board (or a committee thereof) has determined in good faith (after consultation with outside legal counsel) that it is required under applicable Law to postpone or adjourn the Company Stockholder Meeting in order to give the Company Stockholders sufficient time to evaluate any information or disclosure that the Company has sent to the Company Stockholders or otherwise made available to the Company Stockholders. Notwithstanding the foregoing, (A) the Company shall not, without the prior written consent of Purchaser, postpone the Company Stockholder Meeting for more than 20 Business Days in the aggregate and (B) the Company shall, at the request of Purchaser, to the extent permitted by applicable Law, adjourn the Company Stockholder Meeting to a date specified jointly by Purchaser and the Company (acting in good faith and taking into account the time necessary to solicit proxies) if a quorum is absent at the Company Stockholder Meeting or if the Company has not received proxies representing a sufficient number of shares of Company Common Stock to obtain the Requisite Stockholder Approval (it being understood that Purchaser shall not be able to cause the Company to adjourn the Company Stockholders Meeting to a date that is less than 10 Business Days before the Termination Date).

(c) Meeting Obligation. For the avoidance of doubt, the Company’s obligations pursuant to this Section 6.4 shall not be affected by (i) the commencement, public proposal, public disclosure or communication to the Company of an Acquisition Proposal or (ii) any Company Board Recommendation Change.

6.5 Anti-Takeover Laws. The Company and Purchaser shall (a) take all actions within their power to ensure that no “control share acquisition,” “fair price,” “moratorium,” “business combination” or other state anti-takeover Law (including Section 203 of the DGCL), statute or similar statute or regulation is or becomes applicable to the Transactions or any other transactions contemplated by this Agreement or the other Transaction Documents and (b) if any “control share acquisition,” “fair price,” “moratorium,” “business combination” or other state anti-takeover Law (including Section 203 of the DGCL), statute or similar statute or regulation becomes applicable to the Transactions or any other transactions contemplated by this Agreement or the other Transaction Documents, take all actions within their power to ensure that the Transactions may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such statute or regulation on the Transactions.

6.6 Use of Proceeds. The Company shall use the proceeds of the VGO Drawdown Purchase Price and the VGO Illiquid Investments Purchase Price paid by Purchaser, together with the proceeds of the purchase price paid by the Casdin Purchaser pursuant to the Casdin Purchase Agreement to pay the Company’s expenses related to the Casdin Transaction, the Viking Transaction, for working capital, for mergers and acquisitions and for general corporate purposes.

6.7 Access. At all times during the period commencing with the execution and delivery of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, the Company shall afford Purchaser reasonable access, consistent with applicable Law, during normal business hours, on reasonable advance notice provided in writing to the General Counsel of the Company, or another Person designated in writing by the Company, to the properties, books and records and personnel of the Company, except that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (a) any applicable Law or Contract requires the Company to restrict or otherwise prohibit access to such documents or information (in which case, the Company shall use reasonable best efforts to provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) in compliance with such applicable Law or Contract), (b) access to such documents or information would give rise to a material risk of waiving any attorney-client privilege, work product doctrine or other privilege applicable to such documents or information (in which case, the Company shall use reasonable best efforts to provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) without jeopardizing such privilege), (c) such disclosure relates to interactions with other prospective buyers or transaction partners of the Company or the negotiation of this Agreement and the transactions contemplated hereby, or information relating to the analysis, valuation or consideration of the Transactions or the other transactions contemplated hereby, in each case, subject to Section 5.3, which shall not be limited by this Section 6.7 or (d) access would result in the disclosure of any trade secrets of third Persons. Nothing in this Section 6.7 shall be construed to require the Company, any of its Subsidiaries or any of their respective Representatives to prepare any reports, analyses, appraisals or opinions. Any investigation conducted pursuant to the access contemplated by this Section 6.7 shall be conducted in a manner that is consistent with all applicable COVID-19 Measures and (i) that does not unreasonably interfere with the conduct of the business of the Company and its Subsidiaries or otherwise result in any significant interference with the prompt and timely discharge by officers, employees and other authorized Representatives of the Company or any of its Subsidiaries of their normal duties or (ii) create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries. Any access to the properties of the Company and its Subsidiaries shall be subject to the Company’s reasonable security measures and insurance requirements and will not include the right to perform invasive or subsurface testing or any sampling, monitoring or analysis of soil, groundwater, building materials, indoor air, or other environmental media of the sort generally referred to as a “Phase II” environmental investigation. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Purchaser or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 6.7. Notwithstanding anything to the contrary in this Agreement, each Party may satisfy its obligations set forth in this Section 6.7 by electronic means if physical access would not be permitted under applicable COVID-19 Measures.

6.8 Information Rights. Following the Closing Date, so long as Purchaser Parties, collectively, continue to beneficially own at least 25% of the Acquired Shares (including shares of Company Common Stock issued on conversion of such Acquired Shares), calculated on an as-converted basis (without giving effect to any limitations on conversion in the Certificate of Designations), the Company shall publicly file with the SEC or provide Purchaser with the following:

(a) within 90 days after the end of each fiscal year of the Company, the Company’s Form 10-K for the applicable fiscal year, which shall include: (i) an audited, consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal year; (ii) an audited, consolidated income statement of the Company and its Subsidiaries for such fiscal year; and (iii) an audited, consolidated statement of cash flows of the Company and its Subsidiaries for such fiscal year; and

(b) within 45 days after the end of each of the first three quarters of each fiscal year of the Company, the Company’s Form 10-Q for the applicable fiscal quarter, which shall include: (i) an unaudited, consolidated balance sheet of the Company and its Subsidiaries as of the end of such fiscal quarter; (ii) an unaudited, consolidated income statement of the Company and its Subsidiaries for such fiscal quarter; and (iii) an unaudited, consolidated statement of cash flows of the Company and its Subsidiaries for such fiscal quarter.

6.9 Notification of Certain Matters.

(a) Notification by the Company. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, the Company shall promptly give written notice to Purchaser on having Knowledge of any matter that may constitute a breach of any representation, warranty, agreement or covenant of the Company contained in this Agreement that would reasonably be expected to cause any conditions to Closing set forth in Section 7.2(a), Section 7.2(b) or Section 7.2(c) to not be satisfied; provided, that the Company’s breach of its obligations pursuant to this Section 6.9(a) shall not cause the condition to Closing set forth in Section 7.2(b) to not be satisfied. No such notification shall affect or be deemed to modify any representation or warranty of the Company set forth in this Agreement or the conditions to the obligations of Purchaser to consummate the Viking Transaction or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to Purchaser pursuant to this Section 6.9(a).

(b) Notification by Purchaser. From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article VIII and the Closing, Purchaser shall promptly give written notice to the Company on having knowledge of any matter that may constitute a breach of any representation, warranty, agreement or covenant of Purchaser contained in this Agreement that would reasonably be expected to cause any conditions to Closing set forth in Section 7.3(a) or Section 7.3(b) to not be satisfied; provided, that Purchaser’s breach of its obligations pursuant to this Section 6.9(b) shall not cause the condition to Closing set forth in or Section 7.3(b) to not be satisfied. No such notification will affect or be deemed to modify any representation or warranty of Purchaser set forth in this Agreement or the conditions to the obligations of the Company to consummate the Viking Transaction or the remedies available to the Parties under this Agreement. The terms and conditions of the Confidentiality Agreement apply to any information provided to Purchaser pursuant to this Section 6.9(b).

6.10 Public Statements and Disclosure. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed on by the Company and Purchaser. Following such initial press release, the Company and Purchaser shall consult with each other before issuing, and give each other the opportunity to review and comment on, any press release or other public statements with respect to the Casdin Transaction or the Viking Transaction and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange or national securities quotation system (and then only after as much advance notice and consultation as is feasible); provided, that neither the Company nor Purchaser shall be obligated to engage in such consultation with respect to communications that are not materially inconsistent with public statements previously made in accordance with this Section 6.10; provided, further, that the restrictions set forth in this Section 6.10 shall not apply to any release or public statement in connection with any dispute between the Parties or the Casdin Purchaser regarding this Agreement or the Transactions.

6.11 Transaction Litigation. Prior to the Closing, the Company shall provide Purchaser with prompt notice (and in any event within three Business Days) of all Transaction Litigation commenced or threatened in writing to be commenced, after the date of this Agreement, against the Company or any of its directors or officers by any stockholder relating to this Agreement, the other Transaction Documents and the transactions contemplated hereby and thereby (including by providing copies of all pleadings with respect thereto) and keep Purchaser reasonably informed with respect to the status thereof. The Company shall (a) give Purchaser the opportunity to, subject to the entry into a joint defense agreement with terms mutually agreeably to the parties, participate in the defense, settlement or prosecution of any Transaction Litigation, and shall consider Purchaser’s views and (b) consult with Purchaser with respect to the defense, settlement and prosecution of any Transaction Litigation. The Company shall not compromise, settle or come to an arrangement regarding, or agree to compromise, settle or come to an arrangement regarding, any Transaction Litigation unless Purchaser has consented thereto in writing (which consent will not be unreasonably withheld, conditioned or delayed).

6.12 Listing of Shares. Prior to the Closing and subject to the stockholder approval rules of the NASDAQ, the Company and Purchaser shall each use their respective reasonable best efforts to obtain approval for listing, subject to notice of issuance, of the Underlying Shares on the NASDAQ, subject to and in accordance with the principles set forth on Section 6.12 of the Company Disclosure Letter.

6.13 Certain Governance and Other Matters.

(a) The Company shall take all necessary action so that, effective as of the Closing:

(i) Directors. The Company Board is comprised of seven members, including (A) one individual designated by Purchaser prior to the Closing as the Series B-2 Preferred Director, and (B) the Chief Executive Officer of the Company.

(ii) Company Name. The name of the Company is changed to “Standard BioTools Inc.”

(b) The Company and Purchaser shall take the actions specified on Section 6.13(b) of the Company Disclosure Letter.

(c) The Company shall adopt and take all actions necessary to implement the 2022 Inducement Plan (as defined in the Company Disclosure Schedule) and take the other actions set forth in Section 6.13(c) of the Company Disclosure Schedule, in each case effective as of the Closing.

6.14 No Inconsistent Agreements. From the date of this Agreement through the Closing, neither the Company nor any of its Affiliates shall enter into any additional, or modify any existing, agreements with the Casdin Purchaser that have the effect of establishing rights or otherwise benefiting Casdin Purchaser in a manner more favorable in any respect to the rights and benefits established in favor of Purchaser by this Agreement, unless in any such case, Purchaser has been offered such rights and benefits and the Company has agreed to such amendments to this Agreement as may be necessary to provide such rights and benefits to Purchaser.

6.15 Transfer Restrictions.

(a) Subject to the exceptions set forth in Section 6.15(b), until the six-month anniversary of the Closing Date, Purchaser agrees not to, without the prior written consent of the Company Board (excluding the Series B-2 Preferred Director), directly or indirectly, (i) transfer, sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of any shares of Series B-2 Preferred Stock held by Purchaser, including any Underlying Shares issued or issuable upon conversion of such shares of Series B-2 Preferred Stock (“Lock-Up Shares”) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of, or Hedge, such Lock-Up Shares (the actions specified in clauses (i) and (ii), other than any entry into a cash-settled Hedge, a “Transfer”). Thereafter, Purchaser shall not Transfer any shares of Series B-2 Preferred Stock held by Purchaser, including any Underlying Shares issued or issuable upon conversion of such shares of Series B-2 Preferred Stock, to an Activist Investor, to a Competitor or to any Person that would beneficially own, after giving effect to such Transfer, five percent or more of the outstanding Company Common Stock (measured on as-converted basis), in each case, to the extent that the identity of the transaction counterparty can be reasonably ascertained and such Person meets the applicable definition thereof to Purchaser’s knowledge after reasonable inquiry; provided, that the provisions of the foregoing clause shall not apply to (A) any block trade in which a broker-dealer will attempt to sell the shares to a third-party as agent or other similar transactions with a financial intermediary, (B) any Transfer into the public market pursuant to a bona fide, broadly distributed underwritten public offering or (C) any Transfers through a bona fide sale to the public that is not directed at a particular transferee, without registration effectuated pursuant to Rule 144 under the Securities Act. Any attempt to Transfer in violation of the terms of this Section 6.15(a) shall be null and void ab initio and no right, title or interest therein or thereto shall be transferred to the purported transferee.

(b) Notwithstanding anything to the contrary herein, the restrictions set forth in Section 6.15(a) shall not apply to the following:

(i) Transfers to any Affiliate of Purchaser, including an affiliated investment fund, co-investment vehicle or aggregator vehicle (or equivalent) that is controlled, managed or advised by Purchaser or an Affiliate of Purchaser;

(ii) Transfers by virtue of laws of the state of the entity’s organization and the entity’s organizational documents upon dissolution of the entity (any transferees pursuant to clauses (i) and (ii), “Permitted Transferees”);

(iii) Transfers in connection with a change of control of any Purchaser Party;

(iv) Transfers or issuances of any limited partnership interests or other equity interests in any Purchaser Party (or any direct or indirect parent entity of such Purchaser Party, including any affiliated investment fund, co-investment vehicle or aggregator (or equivalent)); provided, that any transferor or transferee thereof shall be controlled (directly or indirectly) by the Person (directly or indirectly) controlling such Person immediately prior to such transfer;

(v) Transfers to the Company;

(vi) Transfers in the event of a liquidation, merger, consolidation, stock exchange, business combination, tender offer or other similar transaction that results in all holders of the Voting Stock of the Company having the right to exchange such Voting Stock for cash, securities or other property (including, for the avoidance of doubt, any tender offer or exchange offer that is for less than all of the outstanding shares of Company Common Stock); and

(vii) Transfers after commencement by the Company or a significant subsidiary (as such term is defined in Rule 12b-2 under the Exchange Act) of the Company of bankruptcy, insolvency or other similar proceedings;

provided, that in the case of clauses (i) and (ii), the Permitted Transferees (if not already a party hereto) must agree in writing to be bound by this Agreement.

6.16 Pre-Emptive Rights.

(a) Following the Closing Date, so long as Purchaser Parties, collectively, continue to beneficially own at least 25% of the Acquired Shares (including Underlying Shares issued on conversion of such Acquired Shares), calculated on an as-converted basis (without giving effect to any limitations on conversion in the Certificate of Designations), if the Company proposes to issue or sell any Equity Securities (other than any Excluded Securities) (“New Securities”) to any Person or Persons (the “Offeree”), the Company shall first offer to sell to each Purchaser Party a portion of such New Securities equal to the (i) the number of shares of Company Common Stock beneficially owned by such Purchaser Party divided by (ii) the total number of shares of Company Common Stock issued and outstanding, in each case as of immediately prior to such issuance and determined on an as-converted basis (the “Preemptive Percentage”). The Purchaser Parties shall be entitled to purchase such New Securities at the same price, on the same terms and subject to the same conditions as are to be offered to the Offeree. The Purchaser Parties electing to purchase their Preemptive Percentage of the New Securities proposed to be issued or sold to the Offeree (“Participating Parties”) shall take all necessary actions in connection with the consummation of the purchase transactions contemplated by this Section 6.16 as requested by the Company Board, including the execution of all agreements, documents and instruments in connection therewith in the form presented by the Company, so long as such agreements, documents and instruments are on customary forms for such a transaction and do not require such Participating Parties to make or agree to any representation, warranty, covenant or indemnity that is more burdensome than that required of the Offeree in the agreements, documents or instruments in connection with such transaction. If any Purchaser Party or any Casdin Party elects not to purchase all of the New Securities that it is entitled to purchase pursuant to the first sentence of this Section 6.16 or the first sentence of Section 6.16 of the Casdin Purchase Agreement, as applicable, each Participating Party that has elected to purchase its Preemptive Percentage of the New Securities proposed to be issued or sold to the Offeree (together with any Casdin Party that has elected to purchase its Preemptive Percentage of such New Securities, the “Fully Participating Parties”) shall be entitled to purchase an additional number of New Securities equal to the aggregate number of New Securities that the Purchaser Parties and/or Casdin Parties elected not to purchase; provided, that if there is an oversubscription in respect of such remaining New Securities due to more than one Fully Participating Party requesting additional New Securities, the oversubscribed amount shall be fully allocated among the Fully Participating Parties pro rata based on such Fully Participating Parties’ relative Preemptive Percentages.

(b) In order to exercise its purchase rights hereunder, a Purchaser Party shall, within 15 days after receipt of written notice (an “Offer Notice”) from the Company describing the New Securities being offered, the purchase price thereof, the payment terms and such Purchaser Party’s percentage allotment, deliver a written notice to the Company describing its election hereunder (which election shall be absolute and unconditional other than being conditioned upon the consummation of the issuance or sale to the Offeree). If the Company receives no such notice from the Purchaser within 15 days after the Offer Notice is given, the Company shall be deemed to have notified the Company that it does not elect to participate.

(c) In connection with any exercise by Purchaser of its rights to purchase New Securities pursuant to this Agreement, the Company will cooperate with the Purchaser as reasonably requested by the Purchaser to complete any such purchase, including, to the extent requested by the Purchaser, entering into “blocker” arrangements with respect to derivative securities and effecting any required filings or notices required by any governmental agency at the Purchaser’s sole cost and expense. Purchaser shall take all such actions as may be reasonably necessary to complete any such purchase, including, without limitation, providing such information to the Company as requested in order to determine the Purchaser’s Preemptive Percentage and entering into such additional agreements as may be necessary and appropriate.

(d) During the 90 days following the expiration of the 15-day offering period described in Section 6.16(b), the Company shall be entitled to sell any New Securities that the Purchaser Parties have not elected to purchase to the Offeree at a price no less than the purchase price, and on other terms and subject to other conditions no more favorable than those, stated in the notice provided under Section 6.16(b) (in addition to the New Securities that the Company is not required to offer to the Purchaser Parties pursuant to the first sentence of Section 6.16(a)). Any New Securities proposed to be issued or sold by the Company to the Offeree after such 90-day period, or at a price or on terms or subject to conditions not complying with the preceding sentence, shall be reoffered to the Purchaser Parties pursuant to the terms of this Section 6.16 prior to any issuance or sale to the Offeree.

(e) For purposes of determining the Purchaser’s beneficial ownership of Company Common Stock, the Company shall be permitted to rely on any information provided to the Company by Purchaser and any public disclosures made by Purchaser.

(f) In the case of a proposed issuance or sale of New Securities for consideration in whole or in part other than cash, including securities acquired in exchange therefor, for purposes of this Section 6.16 the consideration other than cash shall be deemed to be cash in an amount equal to the fair value of such consideration as reasonably determined by the Company Board; provided, that such fair value as determined by the Company Board shall not exceed the aggregate market price of the securities being offered as of the date the Company Board authorizes the offering of such securities.

(g) Notwithstanding anything in this Agreement to the contrary, a Purchaser Party may designate any of its Permitted Transferees to purchase all or part of the New Securities offered to such Purchaser Party pursuant to Section 6.16(a); provided, that such Purchaser Party shall remain obligated to consummate the purchase if such designee fails to do so.

6.17 Standstill.

(a) Purchaser agrees that, from and after the Closing until the later of (x) the first anniversary of the Closing and (y) such time as the Purchaser Preferred Percentage is no longer equal to or greater than 7.5%, Purchaser shall not, directly or indirectly, do any of the following unless requested or approved in advance in writing by the Company (acting through the Company Board):

(i) (A) make, or in any way participate in, any “solicitation” of “proxies” (within the meaning of Rule 14a-1 under the Exchange Act) to vote any Voting Stock of the Company or its Subsidiaries, (B) call or seek to call a meeting of the Company’s stockholders or initiate any stockholder proposal for action by the Company’s stockholders or (C) seek the removal of any director from the Company Board (other than the Series B-2 Preferred Director);

(ii) make any public announcement with respect to, or submit a proposal or offer for, any merger, consolidation, business combination, tender or exchange offer, restructuring, recapitalization or other extraordinary transaction involving the Company or any of its Subsidiaries (other than (A) any nonpublic proposal to the Company Board that would not require the Company, Purchaser or any other Person to make any public announcement or other disclosure with respect thereto or (B) any public disclosure in any filings by Purchaser or its Affiliates with the SEC to the extent required by applicable Law or stock exchange rules);

(iii) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Exchange Act) in connection with any Voting Stock of the Company or its Subsidiaries, including with the Casdin Purchaser; provided, that taking any action contemplated by this Agreement shall not constitute a violation of this Section 6.17(a)(iii); or

(iv) take any action that would reasonably be expected to require the Company to make a public announcement regarding any actions prohibited by this Section 6.17(a);

provided, that nothing contained in this Section 6.17(a) shall limit, restrict or prohibit (x) any confidential, non-public discussions with or communications or proposals to management or the Company Board by Purchaser or its Affiliates or Representatives related to any of the foregoing, (y) any Purchaser Party’s ability to vote, Transfer, convert, exercise its rights under Section 6.16 or otherwise exercise rights with respect to its Series B-2 Preferred Stock or Company Common Stock in accordance with the terms and conditions of this Agreement and the Certificate of Designations or (z) the ability of the Series B-2 Preferred Director to vote or otherwise exercise his or her duties or otherwise act in his or her capacity as a member of the Company Board.

(b) Notwithstanding the foregoing, the restrictions set forth in Section 6.17(a) shall not apply if any of the following occurs:

(i) the Company enters into a definitive agreement providing for a merger, consolidation or other business combination transaction as a result of which the stockholders of the Company would own Voting Stock of the resulting corporation having 50% or less of the votes that may be cast generally in an election of directors if all outstanding Voting Stock were present and voted at a meeting held for such purpose;

(ii) a tender offer or exchange offer for a majority of the capital stock of the Company is commenced by a third person (other than Purchaser and its Affiliates), which tender offer or exchange offer, if consummated, would result in a Change of Control (as defined in the Certificate of Designations), and either the Company Board recommends that the stockholders of the Company tender their shares in response to such offer or does not recommend against the tender offer or exchange offer within ten Business Days after the commencement thereof; or

(iii) the Company solicits from one or more Persons, or enters into discussions with one or more Persons, regarding a proposal with respect to a merger of, or a business combination transaction involving, the Company without similarly soliciting a proposal from Purchaser, or the Company makes a public announcement, with the approval of the Company Board, that it is seeking to sell itself.

6.18 Voting Threshold. Purchaser hereby grants a proxy to the Chief Financial Officer and the General Counsel of the Company in office from time to time, each of them individually, with full power of substitution and resubstitution, to vote any shares in excess of the Voting Threshold (as such term is defined in the Certificate of Designations) in the manner contemplated by the Certificate of Designations. The proxy granted herein is irrevocable and coupled with an interest and shall continue to apply following the transfer of any shares purchased herein to any Viking Party (as such term is defined in the Certificate of Designations).

ARTICLE VII

CONDITIONS TO THE VIKING TRANSACTION

7.1 Conditions to Each Party’s Obligations to Effect the Viking Transaction. The respective obligations of the Parties to consummate the Viking Transaction are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Closing of each of the following conditions:

(a) Requisite Stockholder Approval. The Company shall have received the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment, postponement or other delay thereof).

(b) Regulatory Approval. The waiting periods (and any extensions thereof) applicable to the Viking Transaction pursuant to the HSR Act shall have expired or otherwise been terminated.

(c) No Prohibitive Laws or Injunctions. No temporary restraining order, preliminary or permanent injunction or other judgment or order or other legal or regulatory restraint or prohibition preventing the consummation of the Viking Transaction issued by a court or other Governmental Authority of competent jurisdiction in the United States shall be in effect, and no statute, rule, regulation or order shall have been issued, enacted, entered, enforced, promulgated, entered into, enforced, or deemed applicable to the Viking Transaction by a Governmental Authority of competent jurisdiction in the United States that, in each case, prohibits, makes illegal or enjoins the consummation of the Viking Transaction.

(d) NASDAQ Matters. The consummation of the Viking Transaction shall not be prohibited by NASDAQ, and the Company shall not have received a written notice from NASDAQ (which notice has not been withdrawn or remedied) that such consummation will result in a delisting by NASDAQ of the Company Common Stock.

7.2 Conditions to the Obligations of Purchaser to Effect the Viking Transaction. The obligations of Purchaser to consummate the Viking Transaction are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Closing of each of the following conditions, any of which may be waived exclusively by Purchaser:

(a) Representations and Warranties.

(i) The representations and warranties of the Company set forth in Section 3.1, Section 3.2, Section 3.3, Section 3.4, Section 3.5(a), Section 3.7(a)(ii), Section 3.7(b)(ii), Section 3.7(c) through (e), Section 3.8(b) and Section 3.26 shall be true and correct in all material respects (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date).

(ii) The representations and warranties of the Company set forth in Section 3.7(a)(i) and Section 3.7(b)(i) shall be true and correct as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date), in each case except for inaccuracies that are de minimis.

(iii) The representation and warranty of the Company set forth in Section 3.12(b) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date.

(iv) Except as provided elsewhere in this Section 7.2(a), all other representations and warranties of the Company set forth in this Agreement shall be true and correct (without giving effect to any materiality or Company Material Adverse Effect qualifications set forth therein) as of the date of this Agreement and as of the Closing Date as if made at and as of the Closing Date (except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty will be true and correct as of such earlier date), except for such failures to be so true and correct that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect.

(b) Performance of Obligations of the Company. The Company shall have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by it at or prior to the Closing.

(c) Company Material Adverse Effect. Since the date of this Agreement, no change, event, effect, occurrence or circumstance shall have occurred that, individually or in the aggregate, has had, or would reasonably be expected to have a Company Material Adverse Effect.

(d) Officer’s Certificate. Purchaser shall have received a certificate of the Company, validly executed for and on behalf of the Company and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.2(a), Section 7.2(b) and Section 7.2(c) have been satisfied.

(e) Certificate of Designations. The Company shall have delivered to Purchaser a copy of the Certificate of Designations that has been filed with and accepted (as of the Closing) by the Secretary of State of the State of Delaware.

(f) Evidence of Issuance. The Company shall have delivered to Purchaser evidence of the issuance (as of the Closing) of the Acquired Shares credited to book-entry accounts maintained by the Company.

(g) Reservation and Approval for Listing of Underlying Shares. The Underlying Shares shall have been reserved by the Company and approved for listing on the NASDAQ, subject to official notice of issuance.

(h) Casdin Purchase Agreement. Each of the conditions precedent to the obligations of the parties to the Casdin Purchase Agreement shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied concurrently with the Closing, but subject to the satisfaction or waiver (to the extent permitted under the Casdin Purchase Agreement) of such conditions) and the Casdin Transaction shall be consummated at substantially the same time as the Closing.

(i) Opinion. The Company shall have delivered to Purchaser an opinion addressed to Purchaser from Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to the Company, dated as of the Closing Date, substantially in the form included in Section 7.2(i) of the Company Disclosure Letter.

7.3 Conditions to the Company’s Obligations to Effect the Viking Transaction. The obligations of the Company to consummate the Viking Transaction are subject to the satisfaction or waiver (where permissible pursuant to applicable Law) prior to the Closing of each of the following conditions, any of which may be waived exclusively by the Company:

(a) Representations and Warranties. The representations and warranties of Purchaser set forth in this Agreement shall be true and correct on and as of the date of this Agreement and as of the Closing Date with the same force and effect as if made on and as of such date, except for (i) any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Viking Transaction or the other transactions contemplated by this Agreement and (ii) those representations and warranties that expressly speak as of an earlier date, which representations shall have been true and correct as of such earlier date, except for any failure to be so true and correct that would not, individually or in the aggregate, prevent or materially delay the consummation of the Viking Transaction or the other transactions contemplated by this Agreement.

(b) Performance of Obligations of Purchaser. Purchaser shall have performed and complied in all material respects with the covenants, obligations and conditions of this Agreement required to be performed and complied with by Purchaser at or prior to the Closing.

(c) Officer’s Certificate. The Company shall have received a certificate of Purchaser, validly executed for and on behalf of Purchaser and in its name by a duly authorized officer thereof, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) have been satisfied.

(d) Payment of Purchase Price. VGO Drawdown shall have delivered to the Company payment of the VGO Drawdown Purchase Price and VGO Illiquid Investments shall have delivered to the Company payment of the VGO Illiquid Investments Purchase Price, in each case payable by wire transfer of immediately available funds to accounts designated in advance of the Closing Date by the Company.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. This Agreement may be validly terminated only as follows (it being understood and agreed that this Agreement may not be terminated for any other reason or on any other basis):

(a) at any time prior to the Closing (whether prior to or after the receipt of the Requisite Stockholder Approval) by mutual written agreement of Purchaser and the Company;

(b) by Purchaser or the Company, at any time prior to the Closing (whether prior to or after the receipt of the Requisite Stockholder Approval) if (i) any permanent injunction or other judgment or order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Viking Transaction is in effect, or any action has been taken by any Governmental Authority of competent jurisdiction, that, in each case, prohibits, makes illegal or enjoins the consummation of the Viking Transaction and has become final and non-appealable or (ii) any statute, rule, regulation or order has been enacted, entered, enforced or deemed applicable to the Viking Transaction that permanently prohibits, makes illegal or enjoins the consummation of the Viking Transaction; provided, that the right to terminate this Agreement pursuant to this Section 8.1(b) shall not be available to any Party that has breached its obligations to resist, appeal, obtain consent pursuant to, resolve or lift, as applicable, such injunction, judgment, action, statute, rule, regulation or order;

(c) by Purchaser or the Company, at any time prior to the Closing (whether prior to or after the receipt of the Requisite Stockholder Approval) if the Closing has not occurred by 11:59 p.m., New York City time, on June 30, 2022 (the “Termination Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(c) shall not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, either (i) the failure to satisfy the conditions to the obligations of the terminating Party to consummate the Viking Transaction set forth in Article VII prior to the Termination Date or (ii) the failure of the Closing to have occurred prior to the Termination Date;

(d) by Purchaser or the Company, at any time prior to the Closing if the Company fails to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment, postponement or other delay thereof) at which a vote on the Transactions is taken; provided, that the right to terminate this Agreement pursuant to this Section 8.1(d) shall not be available to any Party whose action or failure to act (which action or failure to act constitutes a breach by such Party of this Agreement) has been the primary cause of, or primarily resulted in, the failure to obtain the Requisite Stockholder Approval at the Company Stockholder Meeting (or any adjournment or postponement thereof);

(e) by Purchaser, if the Company has breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b); provided, that if such breach is capable of being cured by the Termination Date, Purchaser shall not be entitled to terminate this Agreement prior to the delivery by Purchaser to the Company of written notice of such breach, delivered at least 30 days prior to such termination or such shorter period of time as remains prior to the Termination Date (the shorter of such periods, the “Company Breach Notice Period”) stating Purchaser’s intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination, it being understood that Purchaser shall not be entitled to terminate this Agreement if (i) such breach has been cured within the Company Breach Notice Period (to the extent capable of being cured) or (ii) Purchaser is then in breach of any representation, warranty, agreement or covenant contained in this Agreement which breach would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b);

(f) by the Purchaser, if at any time the Company Board (or a committee thereof) has effected a Company Board Recommendation Change;

(g) by the Company, if Purchaser has breached or failed to perform in any material respect any of its respective representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform would result in a failure of a condition set forth in Section 7.3(a) or Section 7.3(b); provided, that if such breach is capable of being cured by the Termination Date, the Company shall not be entitled to terminate this Agreement pursuant to this Section 8.1(g) prior to the delivery by the Company to Purchaser of written notice of such breach, delivered at least 30 days prior to such termination or such shorter period of time as remains prior to the Termination Date (the shorter of such periods, the “Purchaser Breach Notice Period”) stating the Company’s intention to terminate this Agreement pursuant to this Section 8.1(g) and the basis for such termination, it being understood that the Company shall not be entitled to terminate this Agreement if (i) such breach has been cured within the Purchaser Breach Notice Period (to the extent capable of being cured) or (ii) the Company is then in breach of any representation, warranty, agreement or covenant contained in this Agreement which breach would result in a failure of a condition set forth in Section 7.2(a) or Section 7.2(b); and

(h) by Purchaser or the Company, if the Casdin Purchase Agreement has been terminated in accordance with its terms.

8.2 Manner and Notice of Termination; Effect of Termination.

(a) Manner of Termination. The Party terminating this Agreement pursuant to Section 8.1 (other than pursuant to Section 8.1(a)) shall deliver prompt written notice thereof to the other Party specifying the provision of Section 8.1 pursuant to which this Agreement is being terminated and setting forth in reasonable detail the facts and circumstances forming the basis for such termination pursuant to such provision.

(b) Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 8.1 shall be effective immediately on the delivery of written notice by the terminating Party to the other Party. In the event of the termination of this Agreement pursuant to Section 8.1, this Agreement shall be of no further force or effect without liability of either Party (or any partner, member, stockholder, director, officer, employee, Affiliate or Representative of such Party) to the other Party, as applicable, except that this Section 8.2, Section 8.3 and Article IX shall each survive the termination of this Agreement. Notwithstanding the foregoing, nothing in this Agreement or the termination hereof shall relieve either Party from any liability for intentional fraud in respect of the statements made in this Agreement or any Willful Breach prior to its termination. The rights and obligations under the Confidentiality Agreement shall survive in accordance with the terms of the Confidentiality Agreement.

8.3 Fees and Expenses.

(a) General. Except as set forth in this Section 8.3 and in Section 9.2(b), all fees and expenses incurred in connection with this Agreement and the Viking Transaction will be paid by the Party incurring such fees and expenses whether or not the Viking Transaction is consummated.

(b) Company Payments.

(i) The Company shall, at or prior to the earlier to occur of (A) the date that is three Business Days following the termination of this Agreement pursuant to Section 8.1 (other than any termination pursuant to Section 8.1(g)) and (B) the Closing, reimburse Purchaser (or cause Purchaser to be reimbursed) for an amount not to exceed $1,250,000 in cash, by wire transfer of immediately available funds, for Purchaser’s documented expenses incurred in connection with this Agreement and the transactions contemplated hereby (collectively, the “Expense Reimbursement”).

(ii) If this Agreement is terminated by Purchaser or the Company pursuant to Section 8.1(d), then the Company shall promptly (and in any event within two Business Days) after such termination pay, or cause to be paid, to Purchaser an amount equal to $1,250,000 in cash, less any amount previously paid to Purchaser pursuant to Section 8.3(b)(i) (the “Company Termination Fee”), by wire transfer of immediately available funds (and, following such payment, no additional amounts shall be payable under Section 8.3(b)(i)).

(iii) If this Agreement is terminated by Purchaser pursuant to Section 8.1(f), then the Company shall promptly (and in any event within three Business Days) after such termination pay, or cause to be paid, to Purchaser an amount equal to $5,000,000 in cash (the “Change of Recommendation Termination Fee”), by wire transfer of immediately available funds.

(iv) If, within 12 months following termination of this Agreement by Purchaser or the Company pursuant to Section 8.1(d) or by Purchaser pursuant to Section 8.1(e), either (A) an Acquisition Transaction is consummated (other than in connection with the conversion of the Company’s Convertible Notes) or (B) the Company enters into a definitive agreement providing for an Acquisition Transaction, then the Company shall promptly (and in any event within three Business Days) after the earlier to occur of the events described in clauses (A) and (B), pay, or cause to be paid, to Purchaser an amount equal to $2,500,000 in cash (the “Acquisition Termination Fee”), by wire transfer of immediately available funds. For purposes of this Section 8.3(b)(ii), all references to “10%” in the definition of “Acquisition Transaction” shall be deemed to be references to “20%.”

(c) Payments; Default. The Parties acknowledge that the agreements contained in this Section 8.3 are an integral part of the Viking Transaction, and that the damages resulting from the termination of this Agreement under circumstances where the Company Termination Fee, Change of Recommendation Termination Fee, Acquisition Termination Fee or Expense Reimbursement is payable are uncertain and incapable of accurate calculation and that, without these agreements, the Parties would not enter into this Agreement, and, therefore, the Company Termination Fee, Change of Recommendation Termination Fee, Acquisition Termination Fee or Expense Reimbursement, if, as and when required to be paid pursuant to this Section 8.3, shall not constitute a penalty, but rather liquidated damages, and in a reasonable amount that will compensate the Party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Viking Transaction. Accordingly, if the Company fails to timely pay any amount due pursuant to Section 8.3(b) and, in order to obtain such payment, Purchaser commences a Legal Proceeding that results in a judgment against the Company for the amount set forth in Section 8.3(b) or any portion thereof, the Company shall pay to Purchaser its costs and expenses (including reasonable attorneys’ fees) in connection with such Legal Proceeding, together with interest on such amount or portion thereof at the annual rate of 5% plus the prime rate as published in The Wall Street Journal in effect on the date that such payment or portion thereof was required to be made through the date that such payment or portion thereof was actually received, or a lesser rate that is the maximum permitted by applicable Law.

(d) Exclusivity of Remedies.

(i) Notwithstanding anything in this Agreement to the contrary, but subject to the last sentence of Section 8.3(c) and to this Section 8.3(d), in the event of any valid termination of this Agreement pursuant to Section 8.1 where the Company Termination Fee, the Change of Recommendation Termination Fee or the Acquisition Termination Fee is payable pursuant to Section 8.3(b) and such fee is actually paid to Purchaser or its designee, such fee (together with any Expense Reimbursement previously paid to Purchaser and any other fee that may be payable pursuant to Section 8.3(b)) shall constitute the sole and exclusive remedy of Purchaser against the Company Related Parties for any loss suffered as a result of the failure of the transactions contemplated by this Agreement and the Transaction Documents to be consummated, and on payment of the Company Termination Fee, the Change of Recommendation Termination Fee or Acquisition Termination Fee, as applicable (together with any Expense Reimbursement payable hereunder and any other fee that may be payable pursuant to Section 8.3(b)), none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement and the Transaction Documents (except that Purchaser may be entitled to remedies with respect to the Confidentiality Agreement, Section 8.3(a) and the last sentence of Section 8.3(c), as applicable); provided, that this Section 8.3(d)(i) shall not apply in the case of intentional fraud in respect of the statements made in this Agreement or any Willful Breach prior to its termination. The Parties acknowledge and agree that, subject to the last sentence of Section 8.3(c), in no event shall the Company be required to pay the Expense Reimbursement on more than one occasion, the Company Termination Fee on more than one occasion, the Change of Recommendation Termination Fee on more than one occasion or the Acquisition Termination Fee on more than one occasion.

(ii) Subject to Section 8.1 and Section 8.3(d)(iii), if Purchaser breaches this Agreement, the Company’s right to (A) seek an injunction, specific performance or other equitable relief in accordance with the terms and limitations of Section 9.8(b) or (B) terminate this Agreement and seek money damages from Purchaser in the event of intentional fraud in respect of the statements made in this Agreement or Willful Breach by Purchaser prior to termination shall be the sole and exclusive remedies (whether such remedies are sought in equity or at law, in contract, in tort or otherwise) of any of the Company Related Parties against any of the Purchaser Related Parties for any losses, damages, costs, expenses, obligations or liabilities arising out of or related to this Agreement (or any breach of any representation, warranty, covenant, agreement or obligation contained herein), the transactions contemplated by this Agreement (or any failure of such transactions to be consummated) or in respect of any oral representations made or alleged to be made in connection with this Agreement, the transactions contemplated herein or therein or otherwise (except that the Parties (or their Affiliates) shall remain obligated with respect to, and the Company and its Subsidiaries may be entitled to remedies with respect to, the Confidentiality Agreement and Section 8.3(a)).

(iii) While each of the Company and Purchaser may pursue a grant of specific performance in accordance with Section 9.8(b), under no circumstances shall the Company or Purchaser be permitted or entitled to receive both (A) a grant of specific performance that results in the Closing occurring and (B) any money damages (including the Company Termination Fee, the Change of Recommendation Termination Fee and the Acquisition Termination Fee but, for the avoidance of doubt, excluding the Expense Reimbursement).

8.4 Amendment. Subject to applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of Purchaser and the Company (pursuant to authorized action by the Company Board (or a committee thereof)); provided, that in the event that the Company has received the Requisite Stockholder Approval, no amendment may be made to this Agreement that requires the approval of the Company Stockholders pursuant to the NASDAQ rules without such approval. Notwithstanding the foregoing, (a) no Transaction Document shall be amended or waived in any manner that would impair, impede or materially delay the consummation of the Casdin Transaction (or terminated (other than a termination (excluding a termination due to mutual agreement) in accordance with its terms)) without the prior written consent of the Casdin Purchaser and (b) any amendment or waiver that expands the rights or limits the obligations or liabilities of Purchaser hereunder shall, at the Casdin Purchaser’s option, be deemed to be made with respect to the Casdin Purchase Agreement and apply to the Casdin Purchaser. In furtherance of the preceding sentence, the Company shall provide prompt written notice to the Casdin Purchaser of any amendment or waiver of this Agreement. The Casdin Purchaser is an express third-party beneficiary of the prior two sentences of this Section 8.4.

8.5 Extension; Waiver. At any time and from time to time prior to the Closing, either Party may, to the extent legally allowed and except as otherwise set forth herein (a) extend the time for the performance of any of the obligations or other acts of the other Party, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (c) subject to the requirements of applicable Law, waive compliance with any of the agreements or conditions for the benefit of such Party contained herein. Any agreement on the part of either Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed by such Party. Any delay in exercising any right pursuant to this Agreement shall not constitute a waiver of such right.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. All notices and other communications hereunder shall be in writing and will be deemed to have been duly delivered and received hereunder: (a) four Business Days after being sent by registered or certified mail, return receipt requested, postage prepaid; (b) one Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable nationwide overnight courier service; or (c) immediately on delivery by electronic mail (provided that no bounceback or similar “undeliverable” message is received by such sender) or by hand (with a written or electronic confirmation of delivery), in each case to the intended recipient as set forth below (provided, that any notice sent pursuant to clauses (a) or (b) shall be accompanied by notice sent by email within one Business Day after dispatch by such method):

(i)	if to Purchaser to:

Viking Global Opportunities Illiquid Investments Sub-Master LP / Viking

Global Opportunities Drawdown (Aggregator) LP

c/o Viking Global Investors LP

55 Railroad Avenue

Greenwich, CT 06830

Attention:         Legal and Compliance Department

Email:               legalnotices@vikingglobal.com

with a copy (which will not constitute notice) to:

Kirkland & Ellis LLP

601 Lexington Avenue

New York, NY 10022

Attention:         Michael Movsovich, P.C.

Email:               mmovsovich@kirkland.com

(ii)	if to the Company (prior to the Closing) to:

Fluidigm Corporation

2 Towers Place, Suite 2000

South San Francisco, CA 94080

Attention: Nicholas S. Khadder

Email: nick.khadder@fluidigm.com

with a copy (which will not constitute notice) to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation 650 Page Mill Road

Palo Alto, CA 94304

Attention:     Robert F. Kornegay

                     Zachary Myers

                     Douglas K. Schnell

E-mail:         rkornegay@wsgr.com

                     zmyers@wsgr.com

                      dschnell@wsgr.com

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, either Party may provide notice to the other Party of a change in its address or e-mail address through a notice given in accordance with this Section 9.1, except that that notice of any change to the address or any of the other details specified in or pursuant to this Section 9.1, shall not be deemed to have been received until, and shall be deemed to have been received on, the later of the date (A) specified in such notice or (B) that is five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 9.1.

9.2 Tax Matters.

(a) Withholding. The Company and its paying agent shall be entitled to deduct or withhold on all applicable payments made to Purchaser whether in the form of cash or otherwise such Tax amounts as the Company reasonably determines are required to be deducted or withheld therefrom under any provision of applicable Law (and, to the extent such amounts are paid to the relevant taxing authority in accordance with applicable Law, such amounts will be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made); provided, for the avoidance of doubt, that if the Company determines that an amount is required to be deducted or withheld on any payment with respect to Purchaser, the Company shall provide reasonable prior notice to Purchaser in writing of its intent to deduct or withhold Taxes on such payment and shall reasonably cooperate with Purchaser in obtaining any available exemption or reduction of such withholding.

(b) Transfer Taxes. The Company shall pay any and all Transfer Taxes due on (i) the issue of the Acquired Shares and (ii) the issue of shares of Company Common Stock on conversion of the Acquired Shares. However, the Company shall not be required to pay any Transfer Tax that may be payable in respect of the issue or delivery (or any transfer involved in the issue or delivery) of Acquired Shares or shares of Company Common Stock issued on conversion of the Acquired Shares to a beneficial owner other than the initial beneficial owner of the Acquired Shares, and no such issue or delivery shall be made unless and until the person requesting such issue or delivery has paid to the Company the amount of any such Transfer Tax or has established to the reasonable satisfaction of the Company that such Transfer Tax has been paid or is not payable.

(c) Intended Tax Treatment. Purchaser and the Company agree not to treat the Series B-2 Preferred Stock (based on the terms set forth in the Certificate of Designations) as “preferred stock” for purposes of Section 305 of the Code and the Treasury Regulations promulgated thereunder, and, as a consequence, no difference between the purchase price paid for the Series B-2 Preferred Stock and the Liquidation Preference (as defined in the Certificate of Designations) thereof shall, by reason of Section 305(b)(4) of the Code or Treasury Regulations Section 1.305-5, be treated as a distribution of property until paid in cash. The Company and Purchaser (and their respective Affiliates) shall file all Tax Returns in a manner consistent with the foregoing intended Tax treatment and shall not take any Tax position that is inconsistent with such intended Tax treatment except in connection with, or as required by, any of the following: (i) a change in relevant Law or official guidance from a taxing authority occurring after the Closing Date, (ii) after the Closing Date, the promulgation of relevant final U.S. Treasury Regulations addressing instruments similar to the Series B-2 Preferred Stock (from and after the effective date of such regulations), (iii) an amendment to the terms of the Certificate of Designations or (iv) a “determination” within the meaning of section 1313(a) of the Code.

9.3 Assignment. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder, by operation of Law or otherwise, without the prior written approval of the other Party; provided, that Purchaser or any Purchaser Party may assign its rights, interests and obligations under this Agreement, in whole or in part, to one or more Permitted Transferees that agree in writing to be bound by the provisions of this Agreement, including the rights, interests and obligations so assigned, so long as such assignment does not impede or delay the consummation of the Closing; provided, further, that no such assignment will relieve any Purchaser Party of its obligations hereunder prior to the Closing.

9.4 Entire Agreement. This Agreement and the documents and instruments and other agreements between the Parties as contemplated by or referred to herein, including the Confidentiality Agreement and the Company Disclosure Letter, constitute the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof. Notwithstanding anything to the contrary in this Agreement, the Confidentiality Agreement shall: (a) not be superseded; (b) survive any termination of this Agreement in accordance with its terms; and (c) continue in full force and effect until the earlier to occur of the Closing and the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the parties thereto. Purchaser and its Representatives shall hold and treat all documents and information concerning the Company and its Subsidiaries furnished or made available to Purchaser or its Representatives pursuant to Section 6.7 in accordance with the Confidentiality Agreement.

9.5 Survival. All of the covenants or other agreements of the Parties contained in this Agreement shall survive until fully performed or fulfilled, unless and to the extent that non-compliance with such covenants or agreements is waived in writing by the party entitled to such performance. Except for the Company Fundamental Representations and the Purchaser Fundamental Representations, which shall survive until the sixth anniversary of the Closing Date, the representations and warranties made herein shall survive for 12 months following the Closing Date and shall then expire; provided, that nothing herein shall relieve any party of liability for any inaccuracy or breach of such representation or warranty to the extent that any good faith allegation of such inaccuracy or breach is made in writing prior to such expiration by a Person entitled to make such claim pursuant to the terms and conditions of this Agreement. For the avoidance of doubt, claims may be made with respect to the breach of any representation, warranty or covenant until the applicable survival period therefor as described above expires. Notwithstanding anything to the contrary in this Agreement, in no event shall Purchaser be entitled to any recourse against the Company in excess of the sum of the VGO Drawdown Purchase Price and the VGO Illiquid Investments Purchase Price for any breach of any representation or warranty in this Agreement.

9.6 Third Party Beneficiaries. Unless expressly set forth herein, this Agreement is not intended to and shall not confer any rights or remedies on any person other than the Parties, their respective successors and permitted assigns.

9.7 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties. On such a determination, the Parties agree to negotiate in good faith to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision. If any provision of this Agreement is so broad as to be unenforceable, such provision will be interpreted to be only so broad as it is enforceable.

9.8 Remedies.

(a) Remedies Cumulative. Except as otherwise provided herein, any and all remedies herein expressly conferred on a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity on such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. Except as set forth in Section 8.3(d)(iii), the Parties agree that (i) by seeking the remedies provided for in this Section 9.8, a Party shall not in any respect waive its right to seek any other form of relief that may be available to a Party under this Agreement and (ii) nothing set forth in this Section 9.8 shall require any Party to institute any Legal Proceeding for (or limit any Party’s right to institute any Legal Proceeding for) injunctive relief or specific performance under this Section 9.8 prior or as a condition to exercising any termination right under Article VIII (and pursuing damages after such termination), nor shall the commencement of any Legal Proceeding pursuant to this Section 9.8 or anything set forth in this Section 9.8 restrict or limit any Party’s right to terminate this Agreement in accordance with the terms of Article VIII or pursue any other remedies under this Agreement or applicable Law that may be available then or thereafter.

(b) Specific Performance.

(i) The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy would occur in the event that the Parties do not perform the provisions of this Agreement (including any Party failing to take such actions as are required of it hereunder in order to consummate this Agreement) in accordance with its specified terms or otherwise breach such provisions. The Parties acknowledge and agree that: (A) the Parties shall be entitled, in addition to any other remedy to which they are entitled at Law or in equity, to an injunction, specific performance and other equitable relief to prevent breaches (or threatened breaches) of this Agreement in accordance with its specified terms and to enforce specifically the terms and provisions hereof; (B) the provisions of Section 8.3 are not intended to and do not adequately compensate the Company, on the one hand, or Purchaser, on the other hand, for the harm that would result from a breach of this Agreement, and will not be construed to diminish or otherwise impair in any respect any Party’s right to an injunction, specific performance and other equitable relief; and (C) the right of specific enforcement (including specific performance of the Parties’ obligations to effect the Closing) is an integral part of the Viking Transaction and without that right, neither the Company nor Purchaser would have entered into this Agreement.

(ii) The Parties agree not to raise any objections based on the adequacy of legal remedies or the enforceability of this Section 9.8 to: (A) the granting of an injunction, specific performance or other equitable relief to prevent or restrain breaches or threatened breaches of this Agreement by the Company, on the one hand, or Purchaser, on the other hand; and (B) the specific performance of the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants, obligations and agreements of Purchaser pursuant to this Agreement. Any Party seeking an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement will not be required to provide any bond or other security in connection with such injunction or enforcement, and each Party irrevocably waives any right that it may have to require the obtaining, furnishing or posting of any such bond or other security. Each Party agrees that it shall use reasonable best efforts to cooperate with the other Party in seeking and agreeing to an expedited schedule in any litigation seeking an injunction or order of specific performance to attempt to fully resolve any dispute between the Parties prior to the Termination Date.

9.9 Governing Law. This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement, any transaction contemplated hereby or the actions of Purchaser or the Company in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the Laws of the State of Delaware, including its statute of limitations, without giving effect to any choice or conflict of Laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

9.10 Consent to Jurisdiction. Each of the Parties: (a) irrevocably consents to the service of the summons and complaint and any other process (whether inside or outside the territorial jurisdiction of the Chosen Courts) in any Legal Proceeding relating to the Viking Transaction, for and on behalf of itself or any of its properties or assets, in accordance with Section 9.1 or in such other manner as may be permitted by applicable Law, and nothing in this Section 9.10 shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law; (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any Legal Proceeding to the exclusive general jurisdiction of the Court of Chancery of the State of Delaware and any state appellate court therefrom within the State of Delaware (or, solely if the Court of Chancery of the State of Delaware declines to accept jurisdiction over a particular matter, any other state or federal court within the State of Delaware) (the “Chosen Courts”) in the event of any dispute or controversy relating to or arising out of this Agreement or the transactions contemplated hereby or thereby; (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (d) agrees that any Legal Proceeding relating to or arising out of this Agreement or the transactions contemplated hereby or thereby will be brought, tried and determined only in the Chosen Courts; (e) waives any objection that it may now or hereafter have to the venue of any such Legal Proceeding in the Chosen Courts or that such Legal Proceeding was brought in an inconvenient court and agrees not to plead or claim the same; and (f) agrees that it will not bring any Legal Proceeding relating to or arising out of this Agreement or the transactions contemplated hereby or thereby in any court other than the Chosen Courts unless the Chosen Courts issue a final judgment determining that such court lacks jurisdiction. Purchaser and the Company agree that a final judgment and any interim relief (whether equitable or otherwise) in any Legal Proceeding in the Chosen Courts will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law.

9.11 WAIVER OF JURY TRIAL. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE PURSUANT TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT THAT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL PROCEEDING (WHETHER FOR BREACH OF CONTRACT, TORTIOUS CONDUCT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTION. EACH PARTY ACKNOWLEDGES AND AGREES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (ii) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (iii) IT MAKES THIS WAIVER VOLUNTARILY; AND (iv) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

9.12 No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in law or in equity, or granted by statute) that may be based on, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties in the preamble to this Agreement (the “Contracting Parties”). No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, Affiliate, agent, attorney, Representative or assignee of, and any financial advisor or lender to, any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in law or in equity, or granted by statute) for any claims, causes of action, obligations, or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or based on, in respect of, or by reason of this Agreement or its negotiation, execution, performance, or breach, and, to the maximum extent permitted by applicable Law, each

Contracting Party hereby waives and releases all such liabilities, claims, causes of action, and obligations against any such Nonparty Affiliates. Without limiting the foregoing, to the maximum extent permitted by applicable Law: (a) each Contracting Party hereby waives and releases any and all rights, claims, demands, or causes of action that may otherwise be available at law or in equity, or granted by statute, to avoid or disregard the entity form of a Contracting Party or otherwise impose liability of a Contracting Party on any Nonparty Affiliate, whether granted by statute or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization, or otherwise; and (b) each Contracting Party disclaims any reliance on any Nonparty Affiliates with respect to the performance of this Agreement or any representation or warranty made in, in connection with, or as an inducement to this Agreement. Notwithstanding anything to the contrary in this Section 9.12, nothing in this Section 9.12 shall be deemed to limit any liabilities or obligations of, or claims against, (x) any party to any other Transaction Document or serve as a waiver of any right on the part of any party to such other Transaction Document to initiate any Legal Proceedings permitted by, pursuant to, and in accordance with the specific terms of such other Transaction Document or (y) any Person in respect of intentional fraud in respect of the statements made in this Agreement.

9.13 Company Disclosure Letter References. The Parties agree that the disclosure set forth in any particular Section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of): (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding Section or subsection of this Agreement; and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure.

9.14 Counterparts. This Agreement and any amendments hereto may be executed in one or more counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart. Any such counterpart, to the extent delivered by fax or .pdf, .tif, .gif, .jpg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”), will be treated in all manner and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party may raise the use of an Electronic Delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an Electronic Delivery, as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

[Signature pages follow.]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their respective duly authorized officers as of the date first written above.

FLUIDIGM CORPORATION

By:	/s/ S. Christopher Linthwaite
	Name:	S. Christopher Linthwaite
	Title:	Chief Executive Officer

VIKING GLOBAL OPPORTUNITIES ILLIQUID INVESTMENTS SUB-MASTER LP

By:	/s/ Katerina Novak
	Name:	Katerina Novak
	Title:	Authorized Signatory

VIKING GLOBAL OPPORTUNITIES DRAWDOWN (AGGREGATOR) LP

By:	/s/ Katerina Novak
	Name:	Katerina Novak
	Title:	Authorized Signatory

[Signature Page to Series B-2 Convertible Preferred Stock Purchase Agreement]

Exhibit A

FORM OF

CERTIFICATE OF DESIGNATIONS OF RIGHTS, PREFERENCES AND PRIVILEGES

OF SERIES B-2 CONVERTIBLE PREFERRED STOCK, PAR VALUE $0.001

OF

STANDARD BIOTOOLS INC.

Pursuant to Section 151(g) of the General Corporation Law of the State of Delaware (as amended, supplemented or restated from time to time, the “DGCL”), STANDARD BIOTOOLS INC., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 103 of the DGCL, DOES HEREBY CERTIFY:

That, the Eighth Amended and Restated Certificate of Incorporation of the Company, as filed with the Secretary of State of the State of Delaware on February 15, 2011 (as amended from time to time prior to the filing of this Certificate of Designations, the “Certificate of Incorporation”), authorizes the issuance of 410,000,000 shares of capital stock, consisting of 400,000,000 shares of Common Stock, par value $0.001 per share (“Common Stock”), and 10,000,000 shares of Preferred Stock, par value $0.001 per share (“Preferred Stock”).

That, subject to the provisions of the Certificate of Incorporation, the board of directors of the Company (the “Board”) is authorized to fix by resolution the designations, powers, preferences and rights, and the qualifications, limitations or restrictions, of any wholly unissued series of Preferred Stock, including to fix the number of shares constituting any such series.

That, pursuant to the authority conferred on the Board by the Certificate of Incorporation, the Board, on January 23, 2022, adopted the following resolution designating a new series of Preferred Stock as “Series B-2 Convertible Preferred Stock”:

RESOLVED, that, pursuant to the authority vested in the Board in accordance with the provisions of Article IV of the Certificate of Incorporation and the provisions of Section 151 of the DGCL, a series of Preferred Stock of the Company is hereby created and authorized, and the number of shares to be included in such series out of the authorized and unissued shares of Preferred Stock, and the designations, powers, preferences and rights, and the qualifications, limitations or restrictions of the shares of Preferred Stock included in such series, shall be as follows:

1. Designation and Number of Shares. The shares of such series of Preferred Stock shall be designated as “Series B-2 Convertible Preferred Stock” (the “Series B-2 Preferred Stock”). The number of authorized shares constituting the Series B-2 Preferred Stock shall be 128,267. That number from time to time may be increased (but not above the total number of authorized shares of the class of Preferred Stock of the Company) or decreased (but not below the number of shares of Series B-2 Preferred Stock then outstanding) by further resolution duly adopted by the Board, or any duly authorized committee thereof, and by the filing of a certificate pursuant to the provisions of the DGCL stating that such increase or decrease, as applicable, has been so authorized. The Company shall not have the authority to issue fractional shares of Series B-2 Preferred Stock.

2. Ranking. Except as otherwise provided herein, the Series B-2 Preferred Stock shall rank, with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company:

(a) on a parity basis with the Series B-1 Preferred Stock and, subject to 1(b), each other class or series of Capital Stock of the Company hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks on a parity basis with the Series B-2 Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Parity Stock”);

(b) subject to 1(b), junior to each other class or series of Capital Stock of the Company hereafter authorized, classified or reclassified, the terms of which expressly provide that such class or series ranks senior to the Series B Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Senior Stock”); and

(c) senior to the Common Stock, each other currently existing class or series of Capital Stock of the Company (other than the Series B-1 Preferred Stock) and each class or series of Capital Stock of the Company hereafter authorized, classified or reclassified, the terms of which do not expressly provide that such class or series ranks on a parity basis with or senior to the Series B-2 Preferred Stock as to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company (such Capital Stock, “Junior Stock”).

3. Definitions.

(a) As used in this Agreement, the following terms shall have the meanings ascribed to them below:

“Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; provided, that (i) the Company and its Subsidiaries shall not be deemed to be Affiliates of any Investor Party or any of its Affiliates, (ii) “portfolio companies” (as such term is customarily used among institutional investors) in which any Investor Party or any of its Affiliates has an investment (whether as debt or equity) shall not be deemed an Affiliate of such Investor Party and (iii) no Investor Party shall be deemed to be an Affiliate of any other Investor Party solely as a result of the Transactions. For purposes of this definition, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of that Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

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“Beneficially Own” means, with respect to any securities, having “beneficial ownership” of such securities (as determined pursuant to Rule 13d-3 under the Exchange Act), and the terms “Beneficial Ownership” and “Beneficial Owner” shall have correlative meanings.

“Business Day” means any weekday that is not a day on which banking institutions in New York, New York are authorized or required by law, regulation or executive order to be closed.

“Bylaws” means the Amended and Restated Bylaws of the Company, as may be amended from time to time.

“Capital Stock” means, with respect to any Person, any and all shares of, interests in, rights to purchase, warrants to purchase, options for, participations in or other equivalents of or interests in (however designated) stock issued by such Person.

“Casdin” means, collectively, Casdin Private Growth Equity Fund II, L.P., a Delaware limited partnership and Casdin Partners Master Fund, L.P., a Cayman Islands exempted limited partnership.

“Casdin Parties” means Casdin and each Permitted Transferee of Casdin to whom shares of Series B-1 Preferred Stock or Common Stock are Transferred pursuant to Section 6.15(b) of the Casdin Purchase Agreement.

“Casdin Purchase Agreement” means the Series B-1 Convertible Preferred Stock Purchase Agreement by and between the Company and Casdin, dated as of January 23, 2022, as it may be amended, modified or supplemented from time to time.

“Certificate of Designations” means this Certificate of Designations relating to the Series B-2 Preferred Stock, as it may be amended from time to time.

“Change of Control” means the occurrence of one of the following, whether in a single transaction or a series of transactions, directly or indirectly:

(i) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the Beneficial Owner, directly or indirectly, of a majority of the total voting power of the Voting Stock of the Company, other than as a result of a transaction, or a series of related transactions, in which (A) the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction are the same as the holders of securities that represent at least a majority of the Voting Stock of the surviving Person or its Parent Entity immediately following such transaction and (B) the holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction own directly or indirectly Voting Stock of the surviving Person or its Parent Entity in substantially the same proportion to each other as immediately prior to such transaction;

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(ii) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company, or the sale, transfer, license or lease of all or substantially all of the assets of the Company (determined on a consolidated basis), whether in a single transaction or a series of related transactions, to another Person, or any recapitalization, reclassification or other transaction in which all or substantially all of the Common Stock is exchanged for or converted into cash, securities or other property, other than (A) in the case of a merger or consolidation, a transaction, or a series of related transactions, following which holders of securities that represented 100% of the Voting Stock of the Company immediately prior to such transaction own directly or indirectly (in substantially the same proportion to each other as immediately prior to such transaction, other than changes in proportionality as a result of any cash/stock election provided under the terms of the definitive agreement regarding such transaction) at least a majority of the voting power of the Voting Stock of the surviving Person or Parent Entity in such merger or consolidation transaction immediately after such transaction or (B) in the case of a sale, transfer, license or lease of all or substantially all of the assets of the Company, to a Subsidiary or a Person that becomes a Subsidiary of the Company; or

(iii) shares of Common Stock or shares of any other Capital Stock into which the Series B-2 Preferred Stock is convertible are not listed for trading on any U.S. national securities exchange or cease to be traded in contemplation of a delisting.

For the avoidance of doubt, the Transactions shall not constitute a Change of Control.

“Change of Control Purchase Date” means, with respect to a share of Series B-2 Preferred Stock, (i) in the case of a conversion pursuant to 1(a)(i), the date on which the Company issues the shares of Common Stock on conversion of such share and (ii) in the case of a Change of Control Put, the date on which the Company makes the payment in full of the Change of Control Put Price for such share to the Holder thereof or to the Transfer Agent, irrevocably, for the benefit of such Holder.

“close of business” means 5:00 p.m. (New York City time) on any Business Day.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Conversion Agent” means the Transfer Agent, acting in its capacity as conversion agent for the Series B-2 Preferred Stock, and its successors and assigns.

“Conversion Price” means, for each share of Series B-2 Preferred Stock at any time, a dollar amount equal to the Liquidation Preference divided by the Conversion Rate as of such time.

“Conversion Rate” means 294.1176, subject to adjustment in accordance with 11.

“Effective Date” means the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, reflecting the relevant share split or share combination, as applicable.

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“Ex-Dividend Date” means the first date on which shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from the Company or, if applicable, from the seller of Common Stock on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market. For the avoidance of doubt, any alternative trading convention on the applicable exchange or market in respect of shares of Common Stock under a separate ticker symbol or CUSIP number shall not be considered “regular way” for the purposes of this definition and the “Effective Date” definition.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Governmental Authority” means any government, political subdivision, governmental, administrative or regulatory entity or body, department, commission, board, agency or instrumentality, or other legislative, executive or judicial governmental entity, and any court, tribunal, judicial or arbitral body, in each case whether federal, national, state, county, municipal, provincial, local, foreign or multinational.

“Holder” means a Person in whose name shares of the Series B-2 Preferred Stock are registered, which Person shall be treated by the Company, Transfer Agent, Registrar, paying agent and Conversion Agent as the absolute owner of the shares of Series B-2 Preferred Stock for the purpose of making payment and settling conversions and for all other purposes; provided, that, to the fullest extent permitted by law, (a) no Person that has received shares of Series B-2 Preferred Stock in violation of the Viking Purchase Agreement shall be a Holder, (b) the Transfer Agent, Registrar, paying agent and Conversion Agent, as applicable, shall not, unless directed otherwise by the Company, recognize any such Person as a Holder and (c) the Person in whose name the shares of the Series B-2 Preferred Stock were registered immediately prior to such transfer shall remain the Holder of such shares.

“Investor Parties” means, collectively, the Casdin Parties and the Viking Parties.

“Issuance Date” means, with respect to any share of Series B-2 Preferred Stock, the date of issuance of such share.

“Last Reported Sale Price” of the Common Stock (or other security for which a closing sale price must be determined) on any date means the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock (or such other security) is traded. If the Common Stock (or such other security) is not listed for trading on a U.S. national or regional securities exchange on the relevant date, the “Last Reported Sale Price” shall be the last quoted bid price for the Common Stock (or such other security) in the over-the-counter market on the relevant date as reported by OTC Markets Group Inc. or a similar organization. If the Common Stock (or such other security) is not so quoted, the “Last Reported Sale Price” shall be the average of the mid-point of the last bid and ask prices per share of the Common Stock (or such other security) on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose. The “Last Reported Sale Price” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session hours.

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“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational law, act, statute, constitution, common law, ordinance, code, decree, writ, order, judgment, injunction, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Liquidation Preference” means, with respect to any share of Series B-2 Preferred Stock, as of any date, $1,000 per share.

“Mandatory Conversion Price” means, at any time, 250% of the Conversion Price as of such time.

“Market Disruption Event” means any of the following events:

(i) any suspension of, or limitation imposed on, trading of the Common Stock or options contracts relating to the Common Stock by any exchange or quotation system on which the Last Reported Sale Price is determined pursuant to the definition of “Last Reported Sale Price” (the “Relevant Exchange”) during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) whether by reason of movements in price exceeding limits permitted by the Relevant Exchange or otherwise; or

(ii) any event that disrupts or impairs (as determined by the Company in its reasonable discretion) the ability of market participants during the one-hour period prior to the close of trading for the regular trading session on the Relevant Exchange (or for purposes of determining the VWAP per share of Common Stock, any period or periods aggregating one half-hour or longer during the regular trading session on the relevant day) to effect transactions in, or obtain market values for, the Common Stock on the Relevant Exchange or to effect transactions in, or obtain market values for, options contracts relating to the Common Stock on the Relevant Exchange.

“NASDAQ” means the Nasdaq Stock Market and any successor stock exchange or inter-dealer quotation system operated by the Nasdaq Stock Market or any successor thereto.

“Neutral Manner” means in the same proportion as the outstanding Common Stock (excluding any and all Common Stock Beneficially Owned, directly or indirectly, by the Investor Parties) voted on the relevant matters.

“Officers’ Certificate” means a certificate signed by the Chief Executive Officer, the Chief Financial Officer or the Secretary of the Company.

“Original Issuance Date” means the Closing Date, as defined in the Viking Purchase Agreement.

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“Parent Entity” means, with respect to any Person, any other Person of which such first Person is a direct or indirect wholly owned Subsidiary.

“Permitted Transferee” has the meaning set forth in the Casdin Purchase Agreement or the Viking Purchase Agreement, as applicable.

“Person” means any individual, corporation, estate, partnership, joint venture, association, joint-stock company, limited liability company, trust, series, unincorporated organization or any other entity.

“Record Date” means, with respect to any dividend, distribution or other transaction or event in which holders of Common Stock have the right to receive any cash, securities or other property or in which Common Stock is exchanged for or converted into any combination of cash, securities or other property, the date fixed for determination of holders of Common Stock entitled to receive such cash, securities or other property (whether such date is fixed by the Board or a duly authorized committee thereof or by statute, contract or otherwise).

“Registrar” means the Transfer Agent, acting in its capacity as registrar for the Series B-2 Preferred Stock, and its successors and assigns.

“Registration Rights Agreement” means the Registration Rights Agreement by and among the Company and the purchasers party thereto dated as of January 23, 2022 as it may be amended, supplemented or otherwise modified from time to time.

“Related Person” means (a) any executive officer of the Company, (b) any director of the Company or any Affiliate of such director and (c) any Person that, together with its Affiliates, holds 5% of more of the outstanding shares of Common Stock (measured on an as-converted basis).

“Securities Act” means the Securities Act of 1933, as amended, or any similar successor federal statute and the rules and regulations thereunder, all as the same shall be in effect from time to time.

“Series B Preferred Stock” means, collectively, the Series B-1 Preferred Stock and the Series B-2 Preferred Stock.

“Series B-1 Certificate of Designations” means the Certificate of Designations relating to the Series B-1 Preferred Stock, as it may be amended from time to time.

“Series B-1 Preferred Stock” means the Series B-1 Convertible Preferred Stock of the Company.

“Subsidiary” means, with respect to any Person, any corporation of which a majority of the total voting power of shares of stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of such Person or a combination thereof or any partnership, limited liability company, trust, association or other business entity of which a majority of the partnership, limited liability company, trust, association or other similar ownership interest is at the time owned or controlled, directly or

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indirectly, by such Person or one or more Subsidiaries of such Person or a combination thereof. For purposes of this definition, a Person is deemed to have a majority ownership interest in a partnership, limited liability company, trust, association or other business entity if such Person is allocated a majority of the gains or losses of such partnership, limited liability company, trust, association or other business entity or is or controls the managing director, managing member or general (or equivalent) partner of such partnership, limited liability company, trust, association or other business entity.

“Tax” or “Taxes” means any taxes and similar assessments, fees, and other governmental charges imposed by any Governmental Authority, including income, profits, gross receipts, net proceeds, ad valorem, value added, turnover, sales, use, property, personal property (tangible and intangible), stamp, excise, duty, franchise, capital stock, transfer, payroll, employment, severance, and estimated tax, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority, whether disputed or not.

“Tax Return” means any return, estimates, report, statement, information return or other document (including any related or supporting information such as a schedule or attachment thereto) filed or required to be filed with any Governmental Authority in connection with the determination, assessment, collection or administration of any Taxes, including any amendment thereof.

“Trading Day” means a Business Day on which the Relevant Exchange is scheduled to be open for business and on which there has not occurred a Market Disruption Event.

“Transactions” has the meaning set forth in the Viking Purchase Agreement.

“Transfer” has the meaning set forth in the Casdin Purchase Agreement or the Viking Purchase Agreement, as applicable.

“Transfer Agent” means the Person acting as transfer agent, Registrar and paying agent and Conversion Agent for the Series B-2 Preferred Stock and its successors and assigns. The initial Transfer Agent shall be Computershare Trust Company, N.A.

“Viking” means, collectively, Viking Global Opportunities Illiquid Investments Sub-Master LP, a Cayman Islands exempted limited partnership and Viking Global Opportunities Drawdown (Aggregator) LP, a Cayman Islands exempted limited partnership.

“Viking Parties” means Viking and each Permitted Transferee of Viking to whom shares of Series B-2 Preferred Stock or Common Stock are Transferred pursuant to Section 6.15(b) of the Viking Purchase Agreement.

“Viking Preferred Percentage” means, as of any time, (a) the number of shares of Common Stock into which the shares of Series B-2 Preferred Stock beneficially owned by the Viking Parties are convertible (without regard to any limitations on conversion) divided by (b) the total number of shares of Common Stock issued and outstanding, in each case as of such time and assuming that all shares of Series B Preferred Stock outstanding are converted into shares of Common Stock (without regard to any limitations on conversion).

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“Viking Purchase Agreement” means the Series B-2 Convertible Preferred Stock Purchase Agreement by and between the Company and Viking, dated as of January 23, 2022, as it may be amended, modified or supplemented from time to time.

“Voting Stock” means (i) with respect to the Company, the Common Stock, the Series B Preferred Stock (subject to the limitations set forth herein) and any other Capital Stock of the Company having the right to vote generally in any election of directors of the Board and (ii) with respect to any other Person, all Capital Stock of such Person having the right to vote generally in any election of directors of the board of directors of such Person or other similar governing body.

“VWAP” means, for any Trading Days, the per share volume-weighted average price of the Common Stock as displayed under the heading “Bloomberg VWAP” on Bloomberg page “FLDM <equity> AQR” (or its equivalent successor if such page is not available) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such Trading Day (or if such volume-weighted average price is unavailable, the market value of one share of the Common Stock on such Trading Day reasonably determined, using a volume-weighted average method, by a nationally recognized independent investment banking firm retained for this purpose by the Company). The “VWAP” shall be determined without regard to after-hours trading or any other trading outside of the regular trading session trading hours.

(b) The following terms have the meanings set forth in the Sections referenced below:

Term	Section
1% Exception	1	(j)
Board	Preamble
Cap	Section 6	(a)
Certificate of Incorporation	Preamble
Change of Control Call	1	(e)
Change of Control Effective Date	1	(c)
Change of Control Election Notice	1	(b)
Change of Control Put	1	(a)
Change of Control Put Price	1	(a)

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Clause A Distribution	11	(1)
Clause B Distribution	11	(2)
Clause C Distribution	11	(2)
Common Stock	Preamble
Company	Preamble
Constituent Person	12	(iii)
Conversion Date	1	(a)
Conversion Notice	8	(i)
DGCL	Preamble
Distributed Property	1	(c)
Exchange Property	12	(iii)
Final Change of Control Notice	1	(c)
Junior Stock	2	(b)
Mandatory Conversion	1	(a)
Mandatory Conversion Date	1	(a)
Notice of Mandatory Conversion	1	(b)
Notice of Redemption	1	(b)
Parity Stock	2	(a)
Preferred Stock	Preamble
Redemption	1	(a)
Redemption Date	1	(b)
Redemption Price	1	(a)
Reorganization Event	12	(iii)
Senior Stock	2	(b)
Series B-2 Preferred Director	14	(a)

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Spin-Off	1	(c)
Third Party Transfer Taxes	19	(b)
Trigger Event	1	(c)
Valuation Period	1	(c)
Voting Threshold	1	(a)

4. Dividends. Subject to the provisions of this Certificate of Designations (including 1(b)), dividends may be declared by the Board or any duly authorized committee thereof on any Junior Stock from time to time. The Holders shall fully participate, on an as-converted basis (without regard to any limitations on conversion), in any dividends declared and paid or distributions on the Common Stock as if the Series B-2 Preferred Stock were, though the Series B-2 Preferred Stock shall not be, converted, at the Conversion Rate in effect on the Record Date for such dividend or distribution, pursuant to 1(a) into shares of Common Stock (without regard to any limitations on conversion) immediately prior to such Record Date, as and when paid with respect to the Common Stock and using the same Record Date as is used for the Common Stock. No dividend shall be declared or paid on the Series B-1 Preferred Stock unless a dividend in an equal amount per share is also declared or paid (as applicable) on the Series B-2 Preferred Stock.

5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the Holders shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Company may be made to or set aside for the holders of any Junior Stock, and subject to the rights of the holders of any Senior Stock or Parity Stock and the rights of the Company’s existing and future creditors, to receive in full a liquidating distribution in cash in the amount per share of Series B-2 Preferred Stock equal to the greater of (i) the Liquidation Preference with respect to such share of Series B-2 Preferred Stock as of the date of such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company and (ii) the amount per share of Series B-2 Preferred Stock that such Holders would have received had all holders of Series B Preferred Stock, immediately prior to such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, converted all shares of Series B Preferred Stock into Common Stock (pursuant to 1(a) or 1(a) of the Series B-1 Certificate of Designations, as applicable (without regard to any of the limitations on convertibility contained therein)). Holders shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company other than what is expressly provided for in this 5 and shall have no right or claim to any of the Company’s remaining assets.

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(b) Partial Payment. If in connection with any distribution described in 1(a) the assets of the Company or proceeds therefrom are not sufficient to pay in full the aggregate liquidating distributions required to be paid pursuant to (i) 1(a) to all Holders, (ii) Section 5(a) of the Series B-1 Certificate of Designations to all holders of the Series B-1 Preferred Stock, and (iii) the liquidating distributions payable to all holders of any other Parity Stock, the amounts distributed to the Holders, the holders of the Series B-1 Preferred Stock and to the holders of all other Parity Stock shall be paid pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled if all amounts payable thereon were paid in full.

(c) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this 5, the sale, conveyance, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Company shall not be deemed a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, nor shall the merger, consolidation, statutory exchange or any other business combination transaction of the Company into or with any other Person or the merger, consolidation, statutory exchange or any other business combination transaction of any other Person into or with the Company or a Subsidiary of the Company be deemed to be a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, and the holders of Series B Preferred Stock shall not be entitled to any payments pursuant to 1(a) herein or Section 5(a) of the Series B-1 Certificate of Designations on account of such sale, conveyance, lease, exchange or transfer.

6. Right of the Holders to Convert.

(a) Each Holder shall have the right, at such Holder’s option, subject to the conversion procedures set forth in 8, to convert each share of such Holder’s Series B-2 Preferred Stock at any time into a number of shares of Common Stock equal to the Conversion Rate; provided, that each Holder shall receive cash in lieu of any fractional shares or as otherwise set out in 8(f). The right of conversion may be exercised as to all or any portion of such Holder’s Series B-2 Preferred Stock from time to time; provided, that in each case, no right of conversion may be exercised by a Holder and its Affiliates in respect of fewer than 10,000 shares of Series B-2 Preferred Stock (unless (i) such conversion relates to all shares of Series B-2 Preferred Stock held by such Holder or (ii) with respect to Viking and its Affiliates, such lesser number of shares of Series B-2 Preferred Stock as Viking and its Affiliates represent is required so that, immediately following such conversion, Viking and its Affiliates would not beneficially own shares of Common Stock in excess of the Cap); provided, further, that neither Viking nor its Affiliates shall be entitled to convert shares of its Series B-2 Preferred Stock unless such conversion would not result in Viking, together with its Affiliates, beneficially owning more than 9.5% of the outstanding shares of the Company’s Common Stock (the “Cap”) (it being understood that this Cap shall only apply with respect to a voluntary conversion pursuant to this Section 6(a) and not pursuant to any other section in this Certificate of Designations, even if such section references this Section 6(a)). For so long Viking holds any shares of Series B-2 Preferred Stock, any amendment or waiver of this Cap shall require the approval of (i) Viking and (ii) the Company. In addition to any requirements contained in this Certificate of Designations, in connection with a voluntary conversion pursuant to this Section 6(a) by Viking or its Affiliates, the Holder requesting conversion shall represent (which may be included

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in the Conversion Notice), and the Company shall be entitled to rely upon such representation without independent investigation, that the issuance of such shares of Common Stock to such Holder pursuant to this Section 6(a) will not result in Viking, together with its Affiliates, beneficially owning outstanding shares of the Company’s Common Stock in excess of the Cap. Any shares of Common Stock issued to Viking and its Affiliates pursuant to this Section 6(a) in reliance on the representation described herein shall be validly issued, fully paid and non-assessable. This Cap shall only apply for so long as Viking represents to the Company that Viking or any of its Affiliates holds shares of Series B-2 Preferred Stock.

(b) The Company shall at all times reserve and keep available out of its authorized and unissued Common Stock, solely for issuance on the conversion of the Series B-2 Preferred Stock, such number of shares of Common Stock as shall from time to time be issuable on the conversion to Common Stock of all the shares of Series B-2 Preferred Stock then outstanding (without regard to any limitations on conversion). The Company shall use its reasonable best efforts to maintain the listing on the NASDAQ of such number of shares of Common Stock as shall from time to time be issuable on the conversion of all the shares of Series B-2 Preferred Stock then outstanding (without regard to any limitations on conversion). Any shares of Common Stock issued on conversion of Series B-2 Preferred Stock shall be duly authorized, validly issued, fully paid and nonassessable and shall not be subject to preemptive rights or subscription rights of any other stockholder of the Company.

7. Mandatory Conversion by the Company.

(a) At any time after the five year anniversary of the Original Issuance Date, if the Last Reported Sale Price of the Common Stock was greater than the Mandatory Conversion Price for at least twenty consecutive Trading Days immediately preceding the date of the Notice of Mandatory Conversion, the Company may elect to convert (a “Mandatory Conversion”) all, but not less than all, of the outstanding shares of Series B Preferred Stock into shares of Common Stock without regard to any limitations on conversion (the date selected by the Company for any Mandatory Conversion pursuant to this 1(a) and in accordance with 1(b), the “Mandatory Conversion Date”). In the case of a Mandatory Conversion, each share of Series B-2 Preferred Stock then outstanding shall be converted into (A) a whole number of shares of Common Stock at the Conversion Rate plus (B) cash in lieu of fractional shares or as otherwise set forth in 8(f).

(b) Notice of Mandatory Conversion. If the Company elects to effect a Mandatory Conversion, the Company shall, within five Business Days following the completion of the applicable period of 20 Trading Days referred to in 1(a), provide notice of such Mandatory Conversion to each Holder (such notice, a “Notice of Mandatory Conversion”). For the avoidance of doubt, a Notice of Mandatory Conversion shall not limit a Holder’s right to convert its shares of Series B-2 Preferred Stock on any Conversion Date prior to the Mandatory Conversion Date. The Mandatory Conversion Date selected by the Company shall be no less than ten Business Days and no more than 20 Business Days after the date on which the Company provides the Notice of Mandatory Conversion to the Holders. The Notice of Mandatory Conversion shall specify:

(i) the Mandatory Conversion Date selected by the Company;

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(ii) the applicable procedures a Holder must follow for issuance of the shares of Common Stock pursuant to 1(a); and

(iii) the Conversion Rate as anticipated to be in effect on the Mandatory Conversion Date and the number of shares of Common Stock to be issued to the Holder on conversion of each share of Series B-2 Preferred Stock held by such Holder.

8. Conversion Procedures and Effect of Conversion.

(a) Conversion Procedure. A Holder must do each of the following in order to convert shares of Series B-2 Preferred Stock pursuant to this 1(a) (the first Business Day on which such Holder has complied with all such procedures (including the satisfaction of any conditions to conversion set forth in the Conversion Notice), the “Conversion Date”):

(i) in the case of a conversion pursuant to 1(a), complete and manually sign the conversion notice provided by the Conversion Agent, a form of which is attached hereto as Exhibit A together with such additional information as the Conversion Agent may reasonably require (the “Conversion Notice”), and deliver such notice to the Conversion Agent; provided, that a Conversion Notice may be conditional on the completion of a Change of Control or other condition, transaction or event as such Holder may specify;

(ii) deliver to the Conversion Agent the certificate or certificates (if any) representing the shares of Series B-2 Preferred Stock to be converted;

(iii) if required, furnish appropriate endorsements and transfer documents; and

(iv) if required, pay the amount of any Third Party Transfer Taxes.

Notwithstanding the forgoing, with respect to a Mandatory Conversion pursuant to 7, the Conversion Date shall mean the Mandatory Conversion Date, regardless of whether the foregoing has occurred or been complied with.

(b) Effect of Conversion. Effective immediately prior to the close of business on the Conversion Date applicable to any shares of Series B-2 Preferred Stock, such shares of Series B-2 Preferred Stock shall cease to be outstanding and the corresponding shares of Common Stock pursuant to the conversion shall be issued and outstanding.

(c) Record Holder of Underlying Securities as of Conversion Date. The Person or Persons entitled to receive the Common Stock and, to the extent applicable, cash, securities or other property issuable on conversion of Series B-2 Preferred Stock on a Conversion Date shall be treated for all purposes as the record holder(s) of such shares of Common Stock and/or cash, securities or other property as of the close of business on such Conversion Date. As promptly as practicable on or after the Conversion Date and, if applicable, compliance by the applicable Holder with the relevant procedures contained in 1(a) (and in any event no later than three Trading Days thereafter; provided, that if a

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written notice from the Holder in accordance with 8(i) specifies a date of delivery for any shares of Common Stock, such shares shall be delivered on the date so specified, which shall be no earlier than the second Business Day and no later than the seventh Business Day following the date of such notice), the Company shall issue the number of whole shares of Common Stock issuable on conversion (and deliver payment of cash in lieu of fractional shares or as otherwise set out in 8(f)) and, to the extent applicable, any cash, securities or other property issuable thereon. Such delivery of shares of Common Stock, securities or other property shall be made by book-entry or, at the request of the Holder, by delivering a notice to the Conversion Agent, through the facilities of The Depositary Trust Company or in certificated form. Any such certificate or certificates shall be delivered by the Company to the appropriate Holder on a book-entry basis, through the facilities of The Depositary Trust Company, or by mailing certificates evidencing the shares to the Holders, in each case at their respective addresses as set forth in the Conversion Notice (in the case of a conversion pursuant to 1(a)) or as set forth in the records of the Company or in a notice from the Holder to the Conversion Agent, as applicable (in the case of Mandatory Conversion). In the event that a Holder shall not by written notice designate the name in which shares of Common Stock (and payments of cash in lieu of fractional shares) and, to the extent applicable, cash, securities or other property to be delivered on conversion of shares of Series B-2 Preferred Stock should be registered or paid, or the manner in which such shares, cash, securities or other property should be delivered, the Company shall be entitled to register and deliver such shares, securities or other property, and make such payment, in the name of the Holder and in the manner shown on the records of the Company.

(d) Status of Converted or Reacquired Shares. Shares of Series B-2 Preferred Stock converted in accordance with this Certificate of Designations, or otherwise acquired by the Company or any of its Subsidiaries in any manner whatsoever, shall not be reissued as shares of Series B-2 Preferred Stock and shall be retired promptly after the conversion or acquisition thereof. All such shares shall, on their retirement and any filing required by the DGCL, become authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board pursuant to the provisions of the Certificate of Incorporation.

(e) Partial Conversion. In case any certificate for shares of Series B-2 Preferred Stock shall be surrendered for partial conversion, the Company shall, at its expense, execute and deliver to or on the written order of the Holder of the certificate so surrendered a new certificate for the shares of Series B-2 Preferred Stock not converted.

(f) No Fractional Shares. No fractional shares of Common Stock shall be delivered to the Holders on conversion of shares of Series B-2 Preferred Stock. In lieu of fractional shares otherwise issuable, each Holder shall be entitled to receive, at the Company’s sole discretion, either (i) cash in lieu of delivering any fractional share of Common Stock issuable on conversion based on the VWAP of the Common Stock for the relevant Conversion Date (or, if such Conversion Date is not a Trading Day, the next following Trading Day) or (ii) one additional whole share of fully paid and nonassessable Common Stock. In order to determine whether the number of shares of Common Stock to be delivered to a Holder on the conversion of such Holder’s shares of Series B-2 Preferred Stock would include a fractional share, such determination shall be based on the aggregate number of shares of Series B-2 Preferred Stock of such Holder that are being converted and/or issued on any single Conversion Date or Change of Control Purchase Date.

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9. Change of Control.

(a) Change of Control Put. In the event of a Change of Control, each Holder of outstanding shares of Series B-2 Preferred Stock may, at such Holder’s election, (i) effective as of immediately prior to the Change of Control Effective Date, convert all or a portion of its shares of Series B-2 Preferred Stock pursuant to 1(a) (without regard to any limitations on conversion) or (ii) require the Company to purchase all of such Holder’s shares of Series B-2 Preferred Stock that have not been so converted at a purchase price per share of Series B-2 Preferred Stock (a “Change of Control Put”) for an amount in cash (in the case of clause (A)) or the applicable consideration (in the case of clause (B)) for each such share of Series B-2 Preferred Stock (the “Change of Control Put Price”) equal to, at the Holder’s election (or if the Holder does not so elect, the greater of, as determined by the Board acting in good faith) (A) the Liquidation Preference of such share of Series B-2 Preferred Stock or (B) the amount of cash and/or other assets such Holder would have received in the transaction constituting a Change of Control had such Holder, immediately prior to such Change of Control, converted such share of Series B-2 Preferred Stock into Common Stock pursuant to 1(a) but without regard to any of the limitations on convertibility contained therein (provided, that if the kind or amount of securities, cash and other property receivable in such transaction is not the same for each share of Common Stock held immediately prior to such transaction by a Person, then the kind and amount of securities, cash and other property receivable on Change of Control Put following such transaction shall be deemed to be the weighted average of the types and amounts of consideration received by all holders of Common Stock). The Company shall not take any action that would be reasonably expected to impair the Company’s ability to pay the Change of Control Put Price when due, including by investing available funds in illiquid assets. For clarity, but subject to 1(e), any shares of Series B-2 Preferred Stock that a Holder does not convert as set forth in clause (i) above or subject to the Change of Control Put as set forth in clause (ii) above shall remain outstanding as provided herein.

(b) Initial Change of Control Notice. On or before the 20th Business Day prior to the date on which the Company anticipates consummating a Change of Control (or, if later, promptly after the Company discovers that a Change of Control may occur), a written notice (the “Initial Change of Control Notice”) shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company, which notice shall contain (i) the date on which the Change of Control is anticipated to be effected (or, if applicable, the date on which a Schedule TO or other schedule, form or report disclosing a Change of Control was filed), (ii) a description of the material terms and conditions of the Change of Control and (iii) the then-applicable Conversion Rate. No later than the later of (x) ten Business Days prior to the Change of Control Effective Date as set forth in the Initial Change of Control Notice and (y) the 20th Business Day following receipt of the applicable Initial Change of Control Notice, any Holder that desires to exercise its rights pursuant to 1(a) shall notify the Company in writing thereof (a “Change of Control Election Notice”) and shall specify (A) whether such Holder is electing to exercise its rights pursuant to 1(a)(i), (ii) or both, and (B) the number of shares of Series B-2 Preferred Stock subject thereto.

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(c) Final Change of Control Notice. Within ten days prior to the effective date of the Change of Control (the “Change of Control Effective Date”), a final written notice (the “Final Change of Control Notice”) shall be sent by or on behalf of the Company to the Holders as they appear in the records of the Company on the Business Day immediately prior to the date such notice is sent, which notice shall contain:

(i) a statement setting forth in reasonable detail the calculation of the Change of Control Put Price with respect to such Holder;

(ii) the Change of Control Purchase Date, which shall be no later than ten Business Days after such notice is sent; provided, that a reasonable amount of time shall be provided between delivery of such notice and the Change of Control Purchase Date to allow such Holder to comply with the instructions delivered pursuant to 9(iii); and

(iii) the instructions that a Holder must follow to receive the Change of Control Put Price in connection with such Change of Control.

(d) Change of Control Put Procedure. To receive the Change of Control Put Price, a Holder must surrender to the Transfer Agent in accordance with the instructions delivered pursuant to 9(iii), the certificates representing the shares of Series B-2 Preferred Stock to be repurchased by the Company or lost stock affidavits therefor, to the extent applicable.

(e) Change of Control Call. In the event of a Change of Control following which the Company merges with another person and is not the surviving corporation or the Common Stock is no longer listed on a U.S. national securities exchange, if a Holder has not delivered a Change of Control Election Notice in accordance with 1(a) within the time specified therein or has delivered a Change of Control Election Notice for less than all of its shares of Series B-2 Preferred Stock, the Company may elect to redeem (a “Change of Control Call”), subject to the right of such Holders to convert the Series B-2 Preferred Stock pursuant to 1(a) at any time prior to any such redemption, all of such Holders’ shares of Series B-2 Preferred Stock that are not subject to the Change of Control Election Notice (if any) at a redemption price per share, payable in cash, equal to the Change of Control Put Price. In order to elect a Change of Control Call, the Company must send an irrevocable notice of such election at the same time as the Initial Change of Control Notice, which notice shall contain the anticipated redemption date (which shall be contingent upon the closing of the Change of Control transaction or if the Change of Control transaction has already occurred, such date as elected by the Company no less than 30 nor more than 60 calendar days following the date of such notice), instructions for Holders to receive the Change of Control Put Price, the amount of the Change of Control Put Price, and the last date for a Holder to convert its shares of Series B-2 Preferred Stock in advance of the Change of Control Call (which shall be the Business Day immediately preceding the redemption date). The Company shall not have the right to elect a Change of Control Call unless, as of the date of delivery of notice of a Change of Control Call, it has set aside sufficient funds legally available for the payment of the full Change of Control Put Price for all outstanding shares of Series B-2 Preferred Stock.

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(f) Delivery on Change of Control Put/Call. On a Change of Control Put or a Change of Control Call, the Company (or its successor) shall deliver or cause to be delivered to the Holder by wire transfer of immediately available funds, the Change of Control Put Price for such Holder’s shares of Series B-2 Preferred Stock.

(g) Treatment of Shares. Until a share of Series B-2 Preferred Stock is purchased by the payment in full of the applicable Change of Control Put Price, such share of Series B-2 Preferred Stock shall remain outstanding and shall be entitled to all of the powers, designations, preferences and other rights provided herein.

(h) Change of Control Agreements. The Company shall not enter into any agreement for, or otherwise willingly engage in, a transaction constituting a Change of Control unless (i) such agreement provides for or does not interfere with or prevent (as applicable) the exercise by the Holders of their Change of Control Put and payment in full of the Change of Control Put Price after payments required pursuant to any credit agreement, indenture or similar agreement evidencing indebtedness for borrowed money specified in Section 9(l) below pursuant to this 9 and (ii) the acquiring or surviving Person in such Change of Control represents or covenants, in form and substance reasonably satisfactory to the Board acting in good faith, that at the closing of such Change of Control such Person shall have sufficient funds (which may include, without limitation, cash and cash equivalents on the Company’s balance sheet, the proceeds of any debt or equity financing, available lines of credit or uncalled capital commitments) to consummate such Change of Control and the payment of the Change of Control Put Price in respect of shares of Series B-2 Preferred Stock that have not been converted into Common Stock prior to the Change of Control Effective Date pursuant to 1(a) and 7 after all payments required to be made by the Company pursuant to any credit agreement, indenture or similar agreement evidencing indebtedness for borrowed money have been made.

(i) Effect of Change of Control Put/Call. On full payment of the Change of Control Put Price for any shares of Series B-2 Preferred Stock subject to a Change of Control Put or Change of Control Call, such shares of Series B-2 Preferred Stock shall no longer be deemed to be outstanding for any purpose and all rights (except the right to receive the Change of Control Put Price) of the Holder of such shares of Series B-2 Preferred Stock shall cease and terminate with respect to such shares.

(j) Withdrawal of Election for Change of Control Put. Notwithstanding anything to the contrary herein, any Holder’s Change of Control Election Notice may be withdrawn (in whole or in part) by means of a written notice of withdrawal delivered to the Company at any time prior to the close of business on the fourth Business Day immediately succeeding the date of delivery of a Final Change of Control Notice (or, if earlier, the close of business on the second Business Day immediately preceding the relevant Change of Control Purchase Date), specifying the number of shares of Series B-2 Preferred Stock with respect to which such notice of withdrawal is being submitted.

(k) The above provisions of this 9 shall similarly apply to successive Changes of Control (or anticipated Changes of Control).

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(l) For the avoidance of doubt, and not in limitation of the rights in this section, in the event of a Change of Control Put, the Company shall be permitted to pay the Change of Control Put Price required above in cash following the prior payment in full in cash all obligations of the Company and its Subsidiaries under any credit agreement, indenture or similar agreement evidencing indebtedness for borrowed money (including the termination of all commitments to lend, to the extent required by such credit agreement, indenture or similar agreement), which requires prior payment of the obligations thereunder (and termination of commitments thereunder, if applicable) as a condition to the payment of such Change of Control Put Price in cash. Nothing contained in this Section (9)(l) shall limit a Holder’s right to pursue any remedies available to it hereunder.

10. Redemption at the Option of the Company.

(a) At any time after the seventh anniversary of the Original Issuance Date, the Company shall have the right (but not the obligation) to redeem all (but not less than all) of the then-outstanding shares of Series B Preferred Stock, at a redemption price per share of Series B Preferred Stock (payable by the Company in cash) equal to the Liquidation Preference (a “Redemption” and such amount, the “Redemption Price”).

(b) In connection with any Redemption, a written notice (a “Notice of Redemption”) shall be sent by or on behalf of the Company to each Holder as they appear in the records of the Company at least ten days and not more than 60 days before the date fixed for such redemption (the “Redemption Date”). The Notice of Redemption shall specify (i) the Redemption Date, (ii) the total number of shares of Series B-2 Preferred Stock to be redeemed from the applicable Holder, (iii) the amount per share payable to such Holder and (iv) the procedures that such Holders of shares of Series B-2 Preferred Stock must follow in order to receive the Redemption Price for their shares of Series B-2 Preferred Stock to be redeemed. The Company shall deliver or cause to be delivered to each Holder that has complied with the instructions set forth in such Notice of Redemption, cash by wire transfer in an amount equal to the Redemption Price for each share of Series B-2 Preferred Stock held by such Holder.

(c) Prior to any Redemption, each Holder of outstanding shares of Series B-2 Preferred Stock may, at such Holder’s election, effective prior to such Redemption on a date designated by the Holder, convert all or a portion of its shares of Series B-2 Preferred Stock pursuant to 1(a) (following a Notice of Redemption, without regard to any limitations on conversion).

(d) On full payment of the Redemption Price for all shares of Series B-2 Preferred Stock subject to a Redemption, such shares of Series B-2 Preferred Stock shall no longer be deemed to be outstanding for any purpose and all rights (except the right to receive the Redemption Price) of the Holder of such shares of Series B-2 Preferred Stock shall cease and terminate with respect to such shares.

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11. Adjustment of Conversion Rate. The Conversion Rate shall be adjusted from time to time by the Company if any of the following events occurs, except that the Company shall not make any adjustments to the Conversion Rate if Holders of the Series B-2 Preferred Stock participate (other than in the case of a share split or share combination or a tender or exchange offer), at the same time and on the same terms as holders of the Common Stock and solely as a result of holding the Series B-2 Preferred Stock, in any of the transactions described in this 11, without having to convert their shares of Series B-2 Preferred Stock, as if they held a number of shares of Common Stock equal to the Conversion Rate multiplied by the number of shares of Series B-2 Preferred Stock held by such Holder.

(a) If the Company exclusively issues shares of Common Stock as a dividend or distribution on shares of the Common Stock, or if the Company effects a share split or share combination, the Conversion Rate shall be adjusted based on the following formula:

where,

CR0 =

the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date of such dividend or distribution, or immediately prior to the open of business on the Effective Date of such share split or share combination, as applicable;

CR1 =	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date or Effective Date;

OS0 =

the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date (before giving effect to any such dividend, distribution, split or combination); and

OS1 =	the number of shares of Common Stock outstanding immediately after giving effect to such dividend, distribution, share split or share combination.

Any adjustment made under this 1(a) shall become effective immediately after the open of business on the Ex-Dividend Date for such dividend or distribution, or immediately after the open of business on the Effective Date for such share split or share combination, as applicable. If any dividend or distribution of the type described in this 1(a) is declared but not so paid or made, the Conversion Rate shall be immediately readjusted, effective as of the date the Board determines not to pay such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared.

(b) If the Company issues to all or substantially all holders of the Common Stock and/or the Series B-1 Preferred Stock any rights, options or warrants (other than in connection with a stockholder rights plan) entitling them, for a period of not more than 45 calendar days after the announcement date of such issuance, to subscribe for or purchase shares of the Common Stock at a price per share that is less than the average of the Last Reported Sale Prices of the Common Stock for the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of such issuance, the Conversion Rate shall be increased based on the following formula:

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where,

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such issuance;

CR1	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;

OS0	=	the number of shares of Common Stock outstanding immediately prior to the open of business on such Ex-Dividend Date;

X	=	the total number of shares of Common Stock issuable pursuant to such rights, options or warrants; and

Y	=	the number of shares of Common Stock equal to the aggregate price payable to exercise such rights, options or warrants, divided by the average of the Last Reported Sale Prices of the Common Stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement of the issuance of such rights, options or warrants.

Any increase made under this 1(b) shall be made successively whenever any such rights, options or warrants are issued and shall become effective immediately after the open of business on the Ex-Dividend Date for such issuance. To the extent that shares of the Common Stock are not delivered after the expiration of such rights, options or warrants, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of shares of Common Stock actually delivered. If such rights, options or warrants are not so issued, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such Ex-Dividend Date for such issuance had not occurred.

For purposes of this 1(b), in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase shares of the Common Stock at less than such average of the Last Reported Sale Prices of the Common Stock for the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the date of announcement for such issuance, and in determining the aggregate offering price of such shares of Common Stock, there shall be taken into account any consideration received by the Company for such rights, options or warrants and any amount payable on exercise or conversion thereof, the value of such consideration, if other than cash, to be determined by the Company in good faith and in a commercially reasonable manner.

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(c) If the Company distributes shares of its Capital Stock, evidences of its indebtedness, other assets or property of the Company or rights, options or warrants to acquire its Capital Stock or other securities, to all or substantially all holders of the Common Stock, excluding (i) dividends, distributions or issuances (including share splits) as to which an adjustment was effected (or would be required to be effected, notwithstanding the 1% Exception in 1(j)) pursuant to 1(a) or 1(b), (ii) dividends or distributions paid exclusively in cash that are also paid to the Holders of the Series B-2 Preferred Stock pursuant to 4, (iii) except as otherwise described below, rights issued pursuant to a stockholder rights plan of the Company, (iv) distributions of Exchange Property in a Reorganization Event and (v) Spin-Offs, as to which the provisions set forth below in this 1(c) shall apply (any of such shares of Capital Stock, evidences of indebtedness, other assets or property or rights, options or warrants to acquire Capital Stock or other securities, the “Distributed Property”), then the Conversion Rate shall be increased based on the following formula:

where:

CR0	=	the Conversion Rate in effect immediately prior to the open of business on the Ex-Dividend Date for such distribution;

CR1	=	the Conversion Rate in effect immediately after the open of business on such Ex-Dividend Date;

SP0	=	the average of the Last Reported Sale Prices of the Common Stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution; and

FMV	=	the fair market value (as determined by the Company in good faith and in a commercially reasonable manner) of the Distributed Property with respect to each outstanding share of the Common Stock on the Ex-Dividend Date for such distribution.

Any increase made under the portion of this 1(c) above shall become effective immediately after the open of business on the Ex-Dividend Date for such distribution. If such distribution is not so paid or made, the Conversion Rate shall be decreased to the Conversion Rate that would then be in effect if such distribution had not been declared. If the Company issues rights, options or warrants that are only exercisable on the occurrence of certain triggering events, then the Company shall not adjust the Conversion Rate pursuant to the clauses above until the earliest of these triggering events occurs, and the Company shall readjust the Conversion Rate to the extent that any of these rights, options or warrants are not exercised before they expire. In the case of any distribution of rights, options or warrants, to the extent any such rights, options or warrants expire unexercised, the Conversion Rate shall be immediately readjusted to the Conversion Rate that would then be in effect had the increase made for the distribution of such rights, options or warrants been made on the basis of delivery of only

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the number of shares of the Common Stock actually delivered on exercise of such rights, options or warrants. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each Holder of shares of Series B-2 Preferred Stock shall receive, in respect of each such share, at the same time and on the same terms as holders of the Common Stock, the amount and kind of Distributed Property such Holder would have received if such Holder owned a number of shares of Common Stock equal to the Conversion Rate in effect on the Ex-Dividend Date for the distribution. If the Company determines the “FMV” (as defined above) of any distribution for purposes of this 1(c) by reference to the actual or when-issued trading market for any securities, it shall in doing so consider the prices in such market over the same period used in computing the Last Reported Sale Prices of the Common Stock over the ten consecutive Trading Day period ending on, and including, the Trading Day immediately preceding the Ex-Dividend Date for such distribution.

With respect to an adjustment pursuant to this 1(c) where there has been a payment of a dividend or other distribution on the Common Stock of shares of Capital Stock of any class or series, or similar equity interest, of or relating to a Subsidiary or other business unit of the Company, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange (a “Spin-Off”), the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the end of the Valuation Period;

CR1	=	the Conversion Rate in effect immediately after the end of the Valuation Period;

FMV0	=	the average of the Last Reported Sale Prices of the Capital Stock or similar equity interest distributed to holders of the Common Stock applicable to one share of the Common Stock (determined by reference to the definition of Last Reported Sale Price as set forth in 1(a) as if references therein to Common Stock were to such Capital Stock or similar equity interest) over the first ten consecutive Trading Day period after, and including, the Ex-Dividend Date of the Spin-Off (the “Valuation Period”); provided, that if there is no Last Reported Sale Price of the Capital Stock or similar equity interest distributed to the holders of the Common Stock on such Ex-Dividend Date, the “Valuation Period” shall be the first ten consecutive Trading Day period after, and including, the first Trading Day such Last Reported Sale Price is available; and

MP0	=	the average of the Last Reported Sale Prices of the Common Stock over the Valuation Period.

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The adjustment to the Conversion Rate under the preceding paragraph shall occur at the close of business on the last Trading Day of the Valuation Period; provided, that if the relevant Conversion Date occurs during the Valuation Period, references to “ten” in the preceding paragraph shall be deemed to be replaced with such lesser number of Trading Days as have elapsed from, and including, the Ex-Dividend Date of such Spin-Off to, and including, the Conversion Date in determining the Conversion Rate. If any dividend or distribution that constitutes a Spin-Off is declared but not so paid or made, the Conversion Rate shall be immediately decreased, effective as of the date the Board of Directors determines not to pay or make such dividend or distribution, to the Conversion Rate that would then be in effect if such dividend or distribution had not been declared or announced.

For purposes of this 1(c) (and subject in all respect to 1(h)), rights, options or warrants distributed by the Company to all holders of the Common Stock entitling them to subscribe for or purchase shares of the Company’s Capital Stock, including Common Stock (either initially or under certain circumstances), which rights, options or warrants, until the occurrence of a specified event or events (a “Trigger Event”) (i) are deemed to be transferred with such shares of the Common Stock, (ii) are not exercisable and (iii) are also issued in respect of future issuances of the Common Stock, shall be deemed not to have been distributed for purposes of this 1(c) (and no adjustment to the Conversion Rate under this 1(c) shall be required) until the occurrence of the earliest Trigger Event, whereupon such rights, options or warrants shall be deemed to have been distributed and an appropriate adjustment (if any is required) to the Conversion Rate shall be made under this 1(c). If any such right, option or warrant, including any such existing rights, options or warrants distributed prior to the Original Issuance Date, are subject to events, on the occurrence of which such rights, options or warrants become exercisable to purchase different securities, evidences of indebtedness or other assets, then the date of the occurrence of any and each such event shall be deemed to be the date of distribution and Ex-Dividend Date with respect to new rights, options or warrants with such rights (in which case the existing rights, options or warrants shall be deemed to terminate and expire on such date without exercise by any of the holders thereof). In addition, in the event of any distribution (or deemed distribution) of rights, options or warrants, or any Trigger Event or other event (of the type described in the immediately preceding sentence) with respect thereto that was counted for purposes of calculating a distribution amount for which an adjustment to the Conversion Rate under this 1(c) was made, (A) in the case of any such rights, options or warrants that shall all have been purchased without exercise by any holders thereof, on such final redemption or purchase (1) the Conversion Rate shall be readjusted as if such rights, options or warrants had not been issued and (2) the Conversion Rate shall then again be readjusted to give effect to such distribution, deemed distribution or Trigger Event, as the case may be, as though it were a cash distribution, equal to the per share redemption or purchase price received by a holder or holders of Common Stock with respect to such rights, options or warrants (assuming such holder had retained such rights, options or warrants), made to all holders of Common Stock as of the date of such redemption or purchase and (B) in the case of such rights, options or warrants that shall have expired or been terminated without exercise by any holders thereof, the Conversion Rate shall be readjusted as if such rights, options and warrants had not been issued.

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For purposes of 1(a), 1(b) and 1(c), if any dividend or distribution to which this 1(c) is applicable also includes one or both of:

(1)	a dividend or distribution of shares of Common Stock to which 1(a) is applicable (a “Clause A Distribution”); or

(2)	a dividend or distribution of rights, options or warrants to which 1(b) is applicable (a “Clause B Distribution”),

then, in either case, (1) such dividend or distribution, other than the Clause A Distribution and/or Clause B Distribution, shall be deemed to be a dividend or distribution to which this 1(c) is applicable (a “Clause C Distribution”) and any Conversion Rate adjustment required by this 1(c) with respect to such Clause C Distribution shall then be made and (2) the Clause A Distribution and/or Clause B Distribution shall be deemed to immediately follow such Clause C Distribution and any Conversion Rate adjustment required by 1(a) and/or 1(b) with respect thereto shall then be made, except that, if determined by the Company (I) the “Ex-Dividend Date” of the Clause A Distribution and/or Clause B Distribution shall be deemed to be the Ex-Dividend Date of the Clause C Distribution and (II) any shares of Common Stock included in the Clause A Distribution and/or Clause B Distribution shall be deemed not to be “outstanding immediately prior to the open of business on such Ex-Dividend Date or Effective Date” within the meaning of 1(a) or “outstanding immediately prior to the open of business on such Ex-Dividend Date” within the meaning of 1(b).

(d) If the Company or any of its Subsidiaries make a payment in respect of a tender or exchange offer for the Common Stock that is subject to the then-applicable tender offer rules under the Exchange Act, other than an odd-lot tender offer, to the extent that the cash and value of any other consideration included in the payment per share of the Common Stock exceeds the average of the Last Reported Sale Prices of the Common Stock over the ten consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer, the Conversion Rate shall be increased based on the following formula:

where,

CR0	=	the Conversion Rate in effect immediately prior to the close of business on the tenth Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

CR1	=	the Conversion Rate in effect immediately after the close of business on the tenth Trading Day immediately following, and including, the Trading Day next succeeding the date such tender or exchange offer expires;

AC	=	the aggregate value of all cash and any other consideration (as determined by the Company in good faith and in a commercially reasonable manner) paid or payable for shares of Common Stock purchased in such tender or exchange offer;

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OS0	=	the number of shares of Common Stock outstanding immediately prior to the date such tender or exchange offer expires (prior to giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer);

OS1	=	the number of shares of Common Stock outstanding immediately after the date such tender or exchange offer expires (after giving effect to the purchase of all shares of Common Stock accepted for purchase or exchange in such tender or exchange offer); and

SP1	=	the average of the Last Reported Sale Prices of the Common Stock over the ten consecutive Trading Day period commencing on, and including, the Trading Day next succeeding the date such tender or exchange offer expires.

The adjustment to the Conversion Rate under this 1(d) shall occur at the close of business on the tenth Trading Day immediately following, and including, the Trading Day immediately following the expiration date of such tender or exchange offer expires; provided that if the relevant Conversion Date occurs during the ten Trading Days immediately following, and including, the Trading Day next succeeding the expiration date of any tender or exchange offer, references to “ten” or “tenth” in the preceding paragraph shall be deemed replaced with such lesser number of Trading Days as have elapsed from, and including, the Trading Day next succeeding the date that such tender or exchange offer expires to, and including, the Conversion Date in determining the Conversion Rate. For the avoidance of doubt, no adjustment under this 1(d) shall be made if such adjustment would result in a decrease in the Conversion Rate (other than, for the avoidance of doubt, any readjustment described in the immediately succeeding paragraph).

If the Company or one of its Subsidiaries is obligated to purchase the Common Stock pursuant to any such tender or exchange offer described in this 1(d) but the Company or such Subsidiary is permanently prevented by applicable law from effecting any such purchase or all such purchases are rescinded, the Conversion Rate shall be decreased to be the Conversion Rate that would then be in effect if such tender or exchange offer had not been made or had been made only in respect of the purchases that have been effected.

(e) Notwithstanding this 11 or any other provision of this Certificate of Designations, if (i) a Conversion Rate adjustment becomes effective on any Ex-Dividend Date, (ii) a Holder has converted its shares of Series B-2 Preferred Stock and the Conversion Date for such conversion occurs on or after such Ex-Dividend Date and on or prior to the related Record Date, (iii) the consideration due on such conversion includes any whole shares of Common Stock based on a Conversion Rate that is adjusted for such Ex-Dividend Date and (iv) such shares of Common Stock would be entitled to participate in such dividend, distribution, or other event giving rise to such adjustment, then the Conversion Rate adjustment relating to such Ex-Dividend Date shall not be made for such conversion, and, instead, the shares of Common Stock issuable on conversion on an unadjusted basis shall be entitled to participate in the related dividend, distribution or other event giving rise to such adjustment.

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(f) Except as stated herein, the Company shall not adjust the Conversion Rate for the issuance of shares of the Common Stock or any securities convertible into or exchangeable for shares of the Common Stock or the right to purchase shares of the Common Stock or such convertible or exchangeable securities.

(g) In addition to those adjustments required by Sections 1(a), (b), (c) and (d), and to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Company’s securities are then listed, the Company from time to time may increase the Conversion Rate by any amount for a period of at least 20 Business Days if the Board determines that such increase would be in the Company’s best interest. In addition, to the extent permitted by applicable law and subject to the applicable rules of any exchange on which any of the Company’s securities are then listed, the Company may (but is not required to) increase the Conversion Rate to avoid or diminish income Tax to holders of Common Stock or rights to purchase Common Stock in connection with a dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or similar event. Whenever the Conversion Rate is increased pursuant to either of the preceding two sentences, the Company shall deliver to the Holder of each share of Series B-2 Preferred Stock and the Conversion Agent a notice of the increase at least 15 days prior to the date the increased Conversion Rate takes effect, and such notice shall state the increased Conversion Rate and the period during which it will be in effect.

(h) If the Company has a stockholder rights plan in effect on conversion of any shares of Series B-2 Preferred Stock, each share of Common Stock, if any, issued on such conversion shall be entitled to receive the appropriate number of rights, if any, and the certificates representing the Common Stock issued on such conversion shall bear such legends, if any, in each case as may be provided by the terms of any such stockholder rights plan, as the same may be amended from time to time. However, if, prior to any conversion of shares of Series B-2 Preferred Stock, the rights have separated from the shares of Common Stock in accordance with the provisions of the applicable stockholder rights plan, the Conversion Rate shall be adjusted at the time of separation as if the Company distributed to all or substantially all holders of the Common Stock Distributed Property as provided in 1(c), subject to readjustment in the event of the expiration, termination or redemption of such rights.

(i) Notwithstanding anything to the contrary in this 11, the Conversion Rate shall not be adjusted:

(i) on the issuance of shares of Common Stock at a price below the Conversion Price or otherwise, other than any such issuance described in 1(a), (b) or (c);

(ii) on the issuance of any shares of Common Stock pursuant to any present or future plan providing for the reinvestment of dividends or interest payable on the Company’s securities and the investment of additional optional amounts in shares of Common Stock under any plan;

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(iii) on the issuance of any shares of Common Stock or options or rights to purchase those shares pursuant to any present or future employee, director or consultant benefit or incentive plan (including pursuant to any evergreen plan) or program of or assumed by the Company or any of the Company’s Subsidiaries or in connection with any such shares withheld by the Company for Tax withholding purposes;

(iv) on the issuance of any shares of Common Stock pursuant to any option, warrant, right or exercisable, exchangeable or convertible security not described in clause (ii) of this subsection and outstanding as of the Original Issuance Date;

(v) for a tender offer by any party other than a tender offer by the Company or one or more of the Company’s Subsidiaries as described in 1(d);

(vi) on the repurchase of any shares of the Common Stock pursuant to an open-market share repurchase program or other buy-back transaction (including, without limitation, through any structured or derivative transactions such as accelerated share repurchase transactions or similar forward derivatives), or other buy-back transaction, that is not a tender offer or exchange offer of the nature described under 1(d); or

(vii) solely for a change in the par value (or lack of par value) of the Common Stock.

(j) The Company shall not adjust the Conversion Rate pursuant to the clauses above unless the adjustment would result in a change of at least 1% in the then effective Conversion Rate; provided, that the Company shall carry forward any adjustment to the Conversion Rate that the Company would otherwise have to make and take that adjustment into account in any subsequent adjustment. Notwithstanding the foregoing, all such carried-forward adjustments shall be made with respect to the Series B-2 Preferred Stock (i) in connection with any subsequent adjustment to the Conversion Rate of at least 1% of the Conversion Rate and (ii) regardless of whether the aggregate adjustment is less than 1% of the Conversion Rate, on the Conversion Date, in each case, unless the adjustment has already been made. The provisions described above in this 1(j) are referred to as the “1% Exception”. All calculations and other determinations under this 11 shall be made by the Company and shall be made to the nearest 1/10,000th of a share.

(k) Whenever the Conversion Rate is adjusted as herein provided, the Company shall promptly file with the Conversion Agent an Officers’ Certificate setting forth the Conversion Rate after such adjustment and setting forth a brief statement of the facts requiring such adjustment. Unless and until the Conversion Agent shall have received such Officers’ Certificate, the Conversion Agent shall not be deemed to have knowledge of any adjustment of the Conversion Rate and may assume without inquiry that the last Conversion Rate of which it has knowledge is still in effect. Promptly after delivery of such certificate, the Company shall prepare a notice of such adjustment of the Conversion Rate setting forth the adjusted Conversion Rate and the date on which each adjustment becomes effective and shall deliver such notice of such adjustment of the Conversion Rate to each Holder. Failure to deliver such notice shall not affect the legality or validity of any such adjustment.

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(l) For purposes of this 11 the number of shares of Common Stock at any time outstanding shall not include shares of Common Stock held in the treasury of the Company so long as the Company does not pay any dividend or make any distribution on shares of Common Stock held in the treasury of the Company, but shall include shares of Common Stock issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

12. Reorganization Events.

(a) Reorganization Events. In the event of:

(i) any reclassification, statutory exchange, merger, consolidation or other similar business combination of the Company with or into another Person, in each case, pursuant to which at least a majority of the Common Stock is changed or converted into, or exchanged for, cash, securities or other property of the Company or another Person;

(ii) any sale, transfer, lease or conveyance to another Person of all or a majority of the property and assets of the Company, in each case pursuant to which the Common Stock is converted into cash, securities or other property; or

(iii) any statutory exchange of securities of the Company with another Person (other than in connection with a merger or acquisition) or reclassification, recapitalization or reorganization of the Common Stock into other securities;

(each, a “Reorganization Event”), each share of Series B-2 Preferred Stock outstanding immediately prior to such Reorganization Event shall, without the consent of the Holders and subject to 12(d) and 1(b), remain outstanding but shall become convertible into the number, kind and amount of securities, cash and other property (the “Exchange Property”) (without any interest on such Exchange Property and without any right to dividends or distributions on such Exchange Property that have a record date that is prior to the applicable Conversion Date) that the Holder of such share of Series B-2 Preferred Stock would have received in such Reorganization Event had such Holder converted its shares of Series B-2 Preferred Stock into the applicable number of shares of Common Stock immediately prior to the effective date of the Reorganization Event using the Conversion Rate applicable immediately prior to the effective date of the Reorganization Event; provided, that the foregoing shall not apply if such Holder is a Person with which the Company consolidated or into which the Company merged or which merged into the Company or to which such sale or transfer was made, as the case may be (any such Person, a “Constituent Person”), or an Affiliate of a Constituent Person, to the extent such Reorganization Event provides for different treatment of Common Stock held by such Constituent Persons or such Affiliate thereof. If the kind or amount of securities, cash and other property receivable on such Reorganization Event is not the same for each share of Common Stock held immediately prior to such Reorganization Event by a Person (other than a Constituent Person or an Affiliate thereof), then for the purpose of this 1(a), the kind and amount of securities, cash and other property receivable on conversion following such Reorganization Event shall be deemed to be the weighted average of the types and amounts of consideration received by the holders of Common Stock. For the avoidance of doubt, if any Reorganization Event constitutes a Change of Control, the provisions of 9 shall also apply.

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(b) Successive Reorganization Events. The above provisions of this 12 shall similarly apply to successive Reorganization Events and the provisions of 11 shall apply to any shares of Capital Stock (as though such Capital Stock were Common Stock) received by all the holders of the Common Stock in any such Reorganization Event.

(c) Reorganization Event Notice. The Company (or any successor) shall, no less than 30 days prior to the anticipated effective date of any Reorganization Event, provide written notice to the Holders of such occurrence of such event and of the kind and amount of the cash, securities or other property that constitutes the Exchange Property. Failure to deliver such notice shall not affect the operation of this 12.

(d) Reorganization Event Agreements. The Company shall not enter into any agreement for a transaction constituting a Reorganization Event unless (i) such agreement provides for or does not interfere with or prevent (as applicable) conversion of the Series B-2 Preferred Stock into the Exchange Property in a manner that is consistent with and gives effect to this 12 and (ii) to the extent that the Company is not the surviving corporation in such Reorganization Event or shall be dissolved in connection with such Reorganization Event, proper provision shall be made in the agreements governing such Reorganization Event for the conversion of the Series B-2 Preferred Stock into Capital Stock of the Person surviving such Reorganization Event or such other continuing entity in such Reorganization Event.

13. Voting Rights.

(a) General. Holders of shares of Series B-2 Preferred Stock shall be entitled to vote as a single class with the holders of the Common Stock and the holders of any other class or series of Capital Stock of the Company then entitled to vote with the Common Stock on all matters submitted to a vote of the holders of Common Stock (and, if applicable, holders of any other class or series of Capital Stock of the Company). The Holders shall be entitled to notice of any meeting of holders of Common Stock in accordance with the Certificate of Incorporation and Bylaws. Each Holder shall be entitled to the number of votes with respect to the shares of Series B-2 Preferred Stock held by such Holder equal to (i) the largest number of whole shares of Common Stock into which all shares of Series B-2 Preferred Stock could be converted pursuant to (a) (for the avoidance of doubt, without regard to any limitations on conversion) multiplied by (ii) (A) the number of shares of Series B-2 Preferred Stock held by such Holder divided by (B) the aggregate number of issued and outstanding shares of Series B-2 Preferred Stock, in each case at and calculated as of the record date for the determination of stockholders entitled to vote or consent on such matters; provided, that to the extent the Series B-2 Preferred Stock held by the Viking Parties would, in the aggregate, represent voting rights with respect to more than 19.9% of the Company’s outstanding Common Stock (including the Series B-2 Preferred Stock on an as-converted basis) (the “Voting Threshold”), the Viking Parties shall not be permitted to exercise the voting rights with respect to any shares of Series B-2 Preferred Stock held by them in excess of the Voting Threshold and the Chief Financial Officer or the General Counsel of the Company in office from time to time, each of them individually, with full power of substitution and resubstitution, shall exercise the voting rights with respect to such shares of Series B-2 Preferred Stock in excess of the Voting Threshold in a Neutral Manner.

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(b) Investor Consent Rights. In addition to, and not in limitation of, 1(a), the vote or written approval or election of the Holders of at least 60% of the shares of Series B Preferred Stock outstanding at such time, voting or providing such approval or election together as a single class, and for the avoidance of doubt, without giving effect to limitations associated with the Cap or the Voting Threshold, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for, directly or indirectly, taking any of the following actions, whether or not such approval is required pursuant to the DGCL:

(i) any amendment or alteration (whether by merger, consolidation or otherwise) of, or any supplement (whether by a certificate of designations or otherwise) to, the Certificate of Incorporation or any provision thereof, or any other action, to authorize or create, or increase the number of authorized or issued shares of, or any securities convertible into shares of, or reclassify any security into, or issue, any Parity Stock (other than Series B-1 Preferred Stock in connection with the Transactions) or Senior Stock or any other class or series of Capital Stock of the Company ranking senior to, or on a parity basis with, the Series B-1 Preferred Stock or Series B-2 Preferred Stock as to dividend rights or rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company;

(ii) the declaration or payment of any dividend or distribution on any Capital Stock of the Company;

(iii) the purchase, redemption or other acquisition for consideration by the Company, directly or indirectly, of any Common Stock or other Junior Stock, except for (A) the “net” or “cashless” exercise of stock options or warrants, (B) the withholding or repurchase of Capital Stock to satisfy applicable tax withholding obligations arising in connection with exercised stock options or the vesting or settlement of restricted stock units or other stock awards or (C) settlement in cash of restricted stock units or other stock-based awards, in each case of (A) through (C), in the ordinary course of business pursuant to an existing equity plan of the Company or any equity plan approved by the Board;

(iv) any amendment or alteration (whether by merger, consolidation, operation of law or otherwise) to the rights, preferences, privileges or voting powers of the Series B-1 Preferred Stock or Series B-2 Preferred Stock; or

(v) any amendment, alteration or repeal (whether by merger, consolidation, operation of law or otherwise) of any provision of the Certificate of Incorporation (including this Certificate of Designations) or Bylaws that would have an adverse effect on the rights, preferences, privileges or voting power of the Series B-2 Preferred Stock.

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(c) Director Consent Rights. For so long as the Viking Preferred Percentage is equal to or greater than 7.5%, the vote or consent of at least a majority of the whole Board, including the Series B-2 Preferred Director, if such Series B-2 Director is then in office, either in writing without a meeting or by vote at any meeting, shall be necessary for, directly or indirectly, taking any of the following actions, whether or not such approval is required pursuant to the DGCL:

(i) (A) any amendment, alteration, modification or repeal (whether by merger, consolidation, operation of law or otherwise) of any provision of the Certificate of Incorporation (including this Certificate of Designations) or Bylaws that increases the size of the Board above seven directors after the Original Issuance Date or (B) the authorization or adoption of any resolution that would have the effect of increasing the number of directors constituting the Board above seven directors;

(ii) the hiring, promotion, demotion or termination of the Chief Executive Officer (whether on an interim basis or otherwise) of the Company;

(iii) entering into or modifying (including by waiver) any transaction, agreement or arrangement with, or for the benefit of, any Related Person unless such transaction, agreement or arrangement has been approved by a majority of the disinterested directors of the Company; other than (A) employment or indemnification arrangements with directors (except in a manner that treats the Series B-2 Preferred Director materially differently from the other directors), officers or employees of the Company or any of its Subsidiaries and any benefit plans or employment benefits in the ordinary course of business, (B) routine non-compensatory employment matters such as invention assignment agreements in the ordinary course of business consistent with past practice, (C) transactions, agreements or arrangements involving less than $120,000 per year, (D) transactions, agreements or arrangements contemplated by the Casdin Purchase Agreement or the Viking Purchase Agreement, (E) transactions, agreements or arrangements approved by the Compensation Committee or the Nominating and Corporate Governance Committee of the Board in accordance with their charters as in effect as of the Original Issuance Date (or as may be amended from time to time by the Board (including the Series B-2 Preferred Director if such Series B-2 Director is then in office)), (F) transactions pursuant to agreements already in effect (but excluding any modifications to such agreements) or (G) transactions, agreements or arrangements under the Company’s and its Subsidiaries’ benefit plans (including any assumed plans), including, without limitation, option exercises, vesting of restricted stock units, or otherwise, (1) the “net” or “cashless” exercise of stock options or warrants, (2) the withholding or repurchase of Capital Stock to satisfy applicable tax withholding obligations arising in connection with exercised stock options or the vesting or settlement of restricted stock units or other stock awards or (3) settlement in cash of restricted stock units or other stock-based awards, in each case of (1) through (3), in the ordinary course of business pursuant to the Company’s and its Subsidiaries’ equity plans (including any assumed plans);

(iv) any voluntary petition under any applicable federal or state bankruptcy or insolvency law effected by the Company or any Subsidiary of the Company;

(v) any change in the principal business of the Company or entry by the Company into any material new line of business; or

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(vi) for a period of three years after the Original Issuance Date (or such shorter period ending immediately when the Viking Preferred Percentage is less than 7.5%), (A) any acquisition (including by merger, consolidation or acquisition of stock or assets) of any assets, securities or property of any other Person or (B) any sale, lease, license, transfer or other disposition of any assets of the Company or any of its Subsidiaries (in each case other than acquisitions or dispositions of inventory or equipment in the ordinary course of business and consistent with past practice) for consideration in excess of $50,000,000 in the aggregate in any six month period.

(d) Each Holder of Series B-2 Preferred Stock shall have one vote per share on any matter on which Holders of Series B-2 Preferred Stock are entitled to vote either (i) separately as a single class or (ii) together with Holders of the Series B-1 Preferred Stock as a single class, in each case whether at a meeting or by written approval or election, without giving effect to limitations associated with the Cap or the Voting Threshold.

(e) The vote or written approval of the Holders of 75% of the shares of Series B-2 Preferred Stock outstanding at such time, voting together as a single class and, for the avoidance of doubt, without giving effect to limitations associated with the Cap or the Voting Threshold, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be sufficient to waive or amend the provisions of 1(h) of this Certificate of Designations, and any amendment or waiver of any of the provisions of 1(h) approved by such percentage of the Holders shall be binding on all of the Holders.

(f) For the avoidance of doubt and notwithstanding anything to the contrary in the Certificate of Incorporation or Bylaws, to the fullest extent permitted by applicable law, the holders of Series B Preferred Stock shall have the exclusive approval, election and voting rights set forth in 1(b) and may effectuate such rights by delivering an approval, election or consent in writing or by electronic transmission of the requisite holders of the Series B Preferred Stock.

(g) On the acquisition of shares of Series B-2 Preferred Stock, the Holder of such shares shall be deemed to irrevocably appoint as its proxy and attorney-in-fact, the Chief Financial Officer and the General Counsel of the Company in office from time to time, each of them individually, with full power of substitution and resubstitution, to consent, approve or vote any shares of Series B-2 Preferred Stock held by them in excess of the Voting Threshold as indicated in 1(a) with respect to any matters that must be voted in a Neutral Manner.

14. Series B-2 Preferred Director.

(a) For so long as the Viking Preferred Percentage is equal to or greater than 7.5%, the Holders of a majority of the outstanding shares of Series B-2 Preferred Stock, voting separately as a single class, and for the avoidance of doubt, without giving effect to limitations associated with the Cap or the Voting Threshold, shall be entitled, at each annual meeting of the stockholders of the Company or at any special meeting called for the purpose of electing directors, to nominate and elect one member of the Board (a “Series B-2 Preferred Director”). The Series B-2 Preferred Director shall not be subject to the classified board of directors provisions of Article V, Section 2 of the Certificate of Incorporation nor

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classified into Class I, Class II or Class III. The initial Series B-2 Preferred Director, designated by Viking pursuant to 14(b), shall take office effective as of the Original Issuance Date. Each Series B-2 Preferred Director appointed or elected to the Board of Directors shall continue to hold office until the next annual meeting of the stockholders of the Company and until his or her successor is elected and qualified in accordance with this 14(a) and the Bylaws or until such individual’s earlier resignation, death or removal. A majority of the outstanding shares of the Series B-2 Preferred Stock, voting separately as a single class, at a meeting called for such purpose shall have the sole right to remove the Series B-2 Preferred Director. Any vacancy created by the removal, resignation or death of the Series B-2 Preferred Director may be filled by a majority of the directors in office from time to time, but shall solely be filled with the approval of the holders of a majority of the outstanding shares of the Series B-2 Preferred Stock, voting as a single class and, for the avoidance of doubt, without giving effect to limitations associated with the Cap or the Voting Threshold.

(b) The initial Series B-2 Preferred Director shall be Dr, Martin Madaus, who shall serve until the 2022 annual meeting of the Company’s stockholders or such individual’s earlier resignation, death or removal.

(c) In accordance with the provisions of this 14, at each meeting of the Company’s stockholders at which the election of the Series B-2 Director is to be considered, the Board of Directors shall duly nominate the Series B-2 Preferred Director designated by the holders of a majority of the Series B-2 Preferred Stock for election to the Board of Directors by the holders of the Series B-2 Preferred Stock, subject to the terms and conditions of the Viking Purchase Agreement.

(d) Without prejudice to the rights of Viking pursuant to the Viking Purchase Agreement, after the Original Issuance Date, and subject to applicable Law and the listing standards of Relevant Exchange, the Series B-2 Preferred Director shall be offered the opportunity, with respect to each standing committee of the Board, at Viking’s option, to sit on such committee. If the Series B-2 Preferred Director fails to satisfy the applicable qualifications under Law or stock exchange listing standard to sit on any committee of the Board, then the Board shall offer such Series B-2 Preferred Director the opportunity to attend (but not vote at) the meetings of such committee as an observer.

(e) The Series B-2 Preferred Director shall be entitled to receive similar compensation, benefits, reimbursement (including of reasonable travel expenses), indemnification and insurance coverage for his or her service as director as the other non-employee directors of the Company. For so long as the Company maintains directors and officers liability insurance, the Company shall include the Series B-2 Preferred Director as an “insured” for all purposes under such insurance policy for so long as the Series B-2 Preferred Director is a director of the Company and for the same period as for other former directors of the Company when the Series B-2 Preferred Director ceases to be a director of the Company.

15. Term. Except as expressly provided in this Certificate of Designations, the shares of Series B-2 Preferred Stock shall not be redeemable or otherwise mature and the term of the Series B-2 Preferred Stock shall be perpetual.

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16. No Sinking Fund. Shares of Series B-2 Preferred Stock shall not be subject to or entitled to the operation of a retirement or sinking fund.

17. Transfer Agent, Conversion Agent, Registrar and Paying Agent. The duly appointed Transfer Agent, Conversion Agent, Registrar and paying agent for the Series B-2 Preferred Stock shall be Computershare Trust Company, N.A. The Company may appoint any other Person reasonably satisfactory to the Holders to serve as Transfer Agent, Conversion Agent, Registrar or paying agent for the Series B-2 Preferred Stock and thereafter may remove or replace such other Person at any time, subject to the appointment of a replacement reasonably satisfactory to the Holders. On any such appointment or removal, the Company shall send notice thereof to the Holders.

18. Replacement Certificates.

(a) Mutilated, Destroyed, Stolen and Lost Certificates. If physical certificates evidencing the Series B-2 Preferred Stock are issued, the Company shall replace any mutilated certificate at the Holder’s expense on surrender of that certificate to the Transfer Agent. The Company shall replace certificates that become destroyed, stolen or lost at the Holder’s expense on delivery to the Company and the Transfer Agent of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any reasonable indemnity that may be required by the Transfer Agent and the Company.

(b) Certificates Following Conversion. If physical certificates representing the Series B-2 Preferred Stock are issued, the Company shall not be required to issue replacement certificates representing shares of Series B-2 Preferred Stock on or after the Conversion Date applicable to such shares (except if any certificate for shares of Series B-2 Preferred Stock shall be surrendered for partial conversion, the Company shall, at its expense, execute and deliver to or on the written order of the Holder of the certificate so surrendered a new certificate for the shares of Series B-2 Preferred Stock not converted). In place of the delivery of a replacement certificate following the applicable Conversion Date, the Transfer Agent, on receipt of the satisfactory evidence and indemnity described in clause (a) above, shall deliver certificates representing the shares of Common Stock issuable on conversion of such shares of Series B-2 Preferred Stock formerly evidenced by the physical certificate.

19. Taxes.

(a) Withholding. The Company and its paying agent shall be entitled to deduct or withhold on all applicable payments made to the relevant Holder whether in the form of cash or otherwise such Tax amounts as the Company reasonably determines are required to be deducted or withheld therefrom under any provision of applicable law (and, to the extent such amounts are paid to the relevant taxing authority in accordance with applicable law, such amounts shall be treated for all purposes of this Certificate of Designations as having been paid to the Person in respect of which such withholding was made); provided, for the avoidance of doubt, that if the Company determines that an amount is required to be deducted or withheld on any payment with respect to any Holder, the Company shall provide reasonable prior notice to such Holder in writing of its intent to deduct or withhold Taxes on such payment and shall reasonably cooperate with such Holder in obtaining any available exemption or reduction of such withholding.

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(b) Transfer Taxes. The Company shall pay any and all stock transfer, documentary, stamp and similar Taxes due on the issuance of shares of Series B-2 Preferred Stock or the issuance of shares of Common Stock on conversion of Series B-2 Preferred Stock pursuant hereto. However, in the case of conversion of Series B-2 Preferred Stock, the Company shall not be required to pay any such Tax that may be payable in respect of any transfer involved in the issuance or delivery of shares of Series B-2 Preferred Stock or Common Stock to a Beneficial Owner other than the initial Beneficial Owner of Series B-2 Preferred Stock (“Third Party Transfer Taxes”), and shall not be required to make any such issuance, delivery or payment unless and until the Person requesting such issuance, delivery or payment has paid to the Company the amount of any such Tax or has established, to the reasonable satisfaction of the Company, that such Tax has been paid or is not payable.

(c) Tax Treatment. It is intended that (i) the Series B-2 Preferred Stock shall not be treated as “preferred stock” for purposes of Section 305 of the Code and the Treasury Regulations promulgated thereunder, and (ii) as a consequence, no difference between the purchase price paid for the Series B-2 Preferred Stock and the Liquidation Preference thereof shall, by reason of Section 305(b)(4) of the Code or Treasury Regulations Section 1.305-5, be treated as a distribution of property until paid in cash. The Company and Holders (and their respective affiliates) shall file all Tax Returns in a manner consistent with the foregoing intended Tax treatment and shall not take any Tax position that is inconsistent with such intended Tax treatment except in connection with, or as required by, any of the following: (A) a change in relevant law or official guidance from a Taxing authority occurring after the Original Issuance Date, (B) after the Original Issuance Date, the promulgation of relevant final U.S. Treasury Regulations addressing instruments similar to the Series B-2 Preferred Stock (from and after the effective date of such regulations), (C) an amendment to the terms of this Certificate of Designations or (D) a “determination” within the meaning of section 1313(a) of the Code.

20. Notices. All notices referred to herein shall be in writing and, unless otherwise specified herein, all notices hereunder shall be deemed to have been given on the earlier of receipt thereof or three Business Days after the mailing thereof if sent by registered or certified mail with postage prepaid, or by private courier service, or the date of such delivery, if delivered by electronic mail (provided that no bounceback or similar “undeliverable” message is received by such sender), addressed: (a) if to the Company, to its office at Standard BioTools Inc., 2 Tower Place, Suite 2000, South San Francisco, California 94080 (Attention: General Counsel) (or such e-mail address as specified by the Company, in the case of delivery by electronic mail), (b) if to any Holder, to such Holder at the address (or email address, in the case of delivery by electronic mail) of such Holder as listed in the stock record books of the Company (which may include the records of the Transfer Agent) or (c) to such other address (or email address, in the case of delivery by electronic mail) as the Company or any such Holder, as the case may be, shall have designated by notice similarly given.

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21. Facts Ascertainable. When the terms of this Certificate of Designations refer to a specific agreement or other document to determine the meaning or operation of a provision hereof, the Secretary of the Company shall maintain a copy of such agreement or document at the principal executive offices of the Company and a copy thereof shall be provided free of charge to any Holder who makes a request therefor. The Secretary of the Company shall also maintain a written record of the Issuance Date and the number of shares of Series B-2 Preferred Stock issued to a Holder and the date of each such issuance, and shall furnish such written record free of charge to any Holder who makes a request therefor.

22. Waiver. Notwithstanding any provision in this Certificate of Designations to the contrary, any provision contained herein and any right of the Holders of shares of Series B-2 Preferred Stock granted hereunder may be waived as to all shares of Series B-2 Preferred Stock (and the Holders thereof) on the vote or written approval or election of the Holders of a majority of the shares of Series B-2 Preferred Stock then outstanding and, for the avoidance of doubt, without giving effect to limitations associated with the Cap or the Voting Threshold.

23. Severability. If any term of the Series B-2 Preferred Stock set forth herein is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other terms set forth herein which can be given effect without the invalid, unlawful or unenforceable term shall, nevertheless, remain in full force and effect, and no term herein set forth shall be deemed dependent on any other such term unless so expressed herein.

24. Business Opportunities. To the fullest extent permitted by Section 122(17) of the DGCL (or any successor provision) and except as may be otherwise expressly agreed in writing by the Company and the Viking Parties, the Company, on behalf of itself and its Subsidiaries, renounces any interest or expectancy of the Company and its Subsidiaries in, or in being offered an opportunity to participate in, business opportunities, that are from time to time presented to the Viking Parties or any of their respective officers, representatives, directors, agents, stockholders, members, partners, Affiliates, Subsidiaries (other than the Company and its Subsidiaries), or any of their respective designees on the Company’s Board and/or any of their respective representatives who, from time to time, may act as officers of the Company, even if the opportunity is one that the Company or its Subsidiaries might reasonably be deemed to have pursued or had the ability or desire to pursue if granted the opportunity to do so, and no such person shall be liable to the Company or any of its Subsidiaries for breach of any fiduciary or other duty, as a director or officer or otherwise, by reason of the fact that such person pursues or acquires such business opportunity, directs such business opportunity to another person or fails to present such business opportunity, or information regarding such business opportunity, to the Company or its Subsidiaries unless, in the case of any such person who is a director or officer of the Company, such business opportunity is expressly offered to such director or officer in his or her capacity as a director or officer of the Company. Any Person purchasing or otherwise acquiring any interest in any shares of Capital Stock of the Company shall be deemed to have notice of and consented to the provisions of this 24. Neither the alteration, amendment or repeal of this 24, nor the adoption of any provision of the Certificate of Incorporation or this Certificate of Designations inconsistent with this 24,

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nor, to the fullest extent permitted by Delaware law, any modification of law, shall eliminate or reduce the effect of this 24 in respect of any business opportunity first identified or any other matter occurring, or any cause of action, suit or claim that, but for this 24, would accrue or arise, prior to such alteration, amendment, repeal, adoption or modification. If any provision or provisions of this 24 shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (a) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this 24 (including, without limitation, each portion of any paragraph of this 24 containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (b) to the fullest extent possible, the provisions of this 24 (including, without limitation, each such portion of any paragraph of this 24 containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Company to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Company to the fullest extent permitted by law. This 24 shall not limit any protections or defenses available to, or indemnification or advancement rights of, any director, officer, employee or agent of the Company under the Certificate of Incorporation, the Bylaws, any other agreement between the Company and such director, officer, employee or agent or applicable law.

[Signature Page Follows]

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designations to be executed this [            ] day of [            ], 2022.

STANDARD BIOTOOLS INC.

By:
Name:
Title:

[Signature Page to Certificate of Designations]

EXHIBIT A

CONVERSION NOTICE

Reference is made to the Certificate of Designations of Series B-2 Convertible Preferred Stock, par value $0.001, of Standard BioTools Inc. (the “Certificate of Designations”). In accordance with and pursuant to the Certificate of Designations, the undersigned hereby elects to convert the number of shares of Series B-2 Convertible Preferred Stock, par value $0.001 per share (the “Series B-2 Preferred Stock”), of Standard BioTools Inc., a Delaware corporation (the “Company”), indicated below into shares of Common Stock, par value $0.001 per share (the “Common Stock”), of the Company, [as of the date specified below // on // immediately prior to[, and subject to the occurrence of,] [•]].

Date of Conversion (if applicable):

Number of shares of Series B-2 Preferred Stock to be converted:

Share certificate no(s). of Series B-2 Preferred Stock to be converted:

Tax ID Number (if applicable):

Please confirm the following information:

Conversion Rate:

Number of shares of Common Stock to be issued:

Please issue the shares of Common Stock into which the shares of Series B-2 Preferred Stock are being converted in the following name and to the following address:

Issue to:

Address:

Telephone Number:

Email:

Authorization:

By:

Title:

Dated:

Account Number (if electronic book entry transfer):

Transaction Code Number (if electronic book entry transfer):

Payment Instructions for cash payment in lieu of fractional shares: